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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-220495

          9,400,000 Shares

Class A Common Stock

          This is an initial public offering of shares of Class A common stock of CarGurus, Inc.

          We are offering 2,500,000 shares of Class A common stock. The selling stockholders identified in this prospectus are offering an additional 6,900,000 shares of Class A common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

          We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 78.5% of the voting power of our outstanding capital stock immediately following this offering.

          Following this offering, our founder, Chief Executive Officer, President, and Chairman, Langley Steinert, will hold or have the ability to control approximately 53% of the voting power of our outstanding capital stock. As a result, we will be a "controlled company" within the meaning of the corporate governance rules for the NASDAQ Stock Market. See the section titled "Management — Controlled Company."

          Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock is $16.00 per share. Our Class A common stock has been approved for listing on the NASDAQ Global Select Market under the symbol "CARG."

          We are an "emerging growth company" as defined under the federal securities laws, and as such, we may elect to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See "Prospectus Summary — Implications of Being an Emerging Growth Company."

          See "Risk Factors" on page 17 to read about factors you should consider before buying shares of our Class A common stock.

          Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$16.00	$150,400,000
Underwriting discount(1)	$1.12	$10,528,000
Proceeds, before expenses, to CarGurus	$14.88	$37,200,000
Proceeds, before expenses, to the selling stockholders	$14.88	$102,672,000

(1)
See the section titled "Underwriting (Conflicts of Interest)" for a description of the compensation payable to the underwriters.

          To the extent that the underwriters sell more than 9,400,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 1,410,000 shares of Class A common stock from us and certain of the selling stockholders at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on or about October 16, 2017.

Goldman Sachs & Co. LLC	Allen & Company LLC	RBC Capital Markets

JMP Securities	Raymond James	William Blair

Prospectus dated October 11, 2017

1:36 PM
CarGurus
2013 Acura MDX
New Search
Filter Results
Save Search
2013 Acura MDX Tech Pkg
$22,423
78,339 mi
Dealer
Good Deal
Auburn, MA (30 mi)

CarGurus

Deal Analysis
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
Price
25k
50k
75k
100k
125k
Mileage
Great Deal
$3,242 BELOW
Instant Market
Value of $28,142
Using **technology, search algorithms** and **data analytics** to help consumers find great deals from great dealers.
Proprietary Instant Market Value
Qualified Dealer Reviews
Transparent Vehicle Insights
Unbiased Deal Ratings

          Through and including November 5, 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

          Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We, the selling stockholders, and the underwriters take no responsibility for, and provide no assurance about the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.

          For investors outside the United States: Neither we, the selling stockholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

          This summary highlights information appearing elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus, before making any investment decision. Unless the context otherwise requires, we use the terms "CarGurus," the "company," "we," "us," and "our" in this prospectus to refer to CarGurus, Inc. and, where appropriate, our consolidated subsidiaries.

Our Business

          CarGurus is a global, online automotive marketplace connecting buyers and sellers of new and used cars. Using proprietary technology, search algorithms, and innovative data analytics, we believe we are building the world's most trusted and transparent automotive marketplace and creating a differentiated automotive search experience for consumers. Our trusted marketplace empowers users with unbiased third-party validation on pricing and dealer reputation as well as other information that aids them in finding "Great Deals from Great Dealers." As of June 30, 2017, we had an active dealer network of over 40,000 dealers, and our selection of over 5.4 million car listings is the largest number of car listings available on any of the major U.S. online automotive marketplaces. In addition to the United States, we operate online marketplaces in Canada, the United Kingdom, and Germany.

          A core principle of our marketplace is unbiased transparency. For consumers considering used vehicles, we aggregate vehicle inventory from dealers and apply our proprietary analysis to generate a Deal Rating as either: Great Deal, Good Deal, Fair Deal, High Priced, or Overpriced. Deal Rating illustrates how competitive a listing is compared to similar cars sold in the same region in recent history. We determine Deal Rating principally on the basis of both our proprietary Instant Market Value, or IMV, algorithm, which determines the market value of any given vehicle in a local market, and Dealer Rating, a measure of a dealer's reputation as determined by reviews of that dealer from our user community. By sorting organic search results based on a used car's Deal Rating, we enable consumers to find the most relevant car for their needs. We also provide our users information historically not widely available, such as Price History, Time on Site, and Vehicle History. We believe this approach brings greater transparency, trust, and efficiency to a consumer's car research and buying process, leading to higher engagement and a more informed consumer who is better prepared to purchase at the dealership.

          According to Google Analytics, in the second quarter of 2017, we had approximately 61 million average monthly sessions in the United States, up from approximately 45 million during the same period in 2016. According to comScore, we have become the most visited online automotive marketplace in the United States, and we have the largest mobile audience, with over 78% of our second quarter 2017 monthly unique visitors accessing our marketplace from mobile devices. Our focus on providing unbiased transparency for consumers has also created an engaged user community. According to comScore, during the second quarter of 2017, visitors returned to our site 2.4 times as often as any other major U.S. online automotive marketplace, up from 1.8 times as often in the second quarter of 2016.

          Our large, engaged, and predominantly mobile user base presents an attractive audience of in-market consumers for our dealers. By connecting dealers with more informed consumers, we believe we provide dealers with an efficient customer acquisition channel and attractive returns on their marketing spend with us. Dealers can list their inventory in our marketplace for free with our Basic Listing product or with a paid subscription to our Enhanced or Featured Listing products.

Dealers with free listings receive anonymized email connections and access to a subset of the tools on our Dealer Dashboard at no cost. Dealers with a paid subscription receive connections to consumers that are not anonymous and can be made through a wider variety of methods, including phone calls, email, managed text and chat, links to the dealer's website, and map directions to dealerships. In addition, dealers subscribed to our Enhanced and Featured Listing products gain full access to our Dealer Dashboard and are also able to display their dealership information to gain brand recognition, which promotes walk-in traffic to the dealer. Our success with dealers is evidenced by the 66% growth in the number of paying dealers in our U.S. marketplace from 2015 to 2016.

          Our scaled online marketplace model drives powerful network effects. The industry-leading inventory selection offered by our dealers attracts a large and engaged consumer audience. The value of robust connections to this audience incentivizes dealers to purchase our Enhanced or Featured Listing products. Having more paying dealers provides consumers with more dealer information and methods to contact them. More consumers and connections drives greater value to paying dealers on our platform. Driven by these network effects, we continue to amass more data, which we use to continuously improve our search algorithms, the accuracy of Deal Ratings, our user experience, and, ultimately, the quality of the connections between consumers and dealers.

          We generate marketplace subscription revenue from dealers through listing and display advertising subscriptions and advertising revenue from auto manufacturers and other auto-related brand advertisers. Our rapid revenue growth and financial performance over the last several years exemplifies the strength of our marketplace. In 2016, we generated revenue of $198.1 million, a 101% increase from $98.6 million of revenue in 2015. Our revenue for the six months ended June 30, 2017 was $143.3 million, a 70% increase from $84.2 million of revenue in the six months ended June 30, 2016. In 2016, we generated net income of $6.5 million and our Adjusted EBITDA was $11.0 million, compared to a net loss of $1.6 million and Adjusted EBITDA of $(0.4) million in 2015. For the six months ended June 30, 2017, we generated net income of $8.6 million and Adjusted EBITDA of $14.1 million, compared to net income of $0.5 million and Adjusted EBITDA of $1.7 million for the six months ended June 30, 2016. See "Selected Consolidated Financial and Other Data — Adjusted EBITDA" for more information regarding our use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss).

Industry Dynamics and Market Opportunity

          Significant Purchasing Decision for Consumers.    A car is often the second largest purchase a consumer will make, second only to his or her home. Traditionally, the process of finding the right car to buy, selecting the right dealer or seller to buy it from, and deciding how much to spend, has been complex and intimidating.

          Massive U.S. Automotive Market.    The automotive industry is one of the largest in the United States. Borrell Associates estimates that U.S. retail automotive sales reached $1.3 trillion in 2016, with dealers accounting for over 85% of all cars sold. According to these estimates, there are approximately 43,000 dealers in the United States, including over 16,000 franchise dealers affiliated with an automotive brand that often sell both new and used cars, and over 26,000 independent dealers that sell only used cars. These U.S. dealers sold approximately 17 million new cars and 44 million used cars in 2016, while peer-to-peer transactions by individuals accounted for approximately 11 million used cars sold. The same report estimates that the U.S. automotive industry spent over $37 billion on advertising in 2016, $23 billion of which was spent by dealers.

          Shift from Offline to Online.    Consumers are increasingly using the Internet to search for cars before entering a dealership. According to JD Power & Associates, the average car buyer spends 14 hours researching cars online prior to making a purchase. To respond to this trend, the

U.S. automotive industry has increasingly allocated more marketing spend to online channels. According to Borrell Associates estimates, 57% of the U.S. automotive marketing spend was on online channels in 2016, up from 32% in 2011, and it is expected to increase to 70% by 2021.

          Increasing Importance of Mobile Devices.    Consumers are increasingly using their mobile devices to search for vehicles. A 2017 Google study estimates that as much as 71% of a consumer's interactions with dealers, brands, and third-party sites during the car buying process occurred on mobile devices.

          Highly Fragmented, Local Market.    The market for new and used car sales is highly fragmented and local, making it competitive for dealers to find local buyers. A dealer's inventory may change daily and the speed at which a dealer turns its inventory is a key driver of its profitability. Additionally, unlike new cars, no two used cars are alike, making it challenging for dealers to find the right buyer for a specific vehicle in a cost-efficient manner.

          Large International Automotive Markets with Similar Dynamics as the United States.    Much like in the United States, dealers represent a critical part of international automotive markets. It is estimated that in 2016, there were approximately 5,800 dealers in Canada and 4.9 million new and used cars sold; 11,700 dealers in the United Kingdom and 10.9 million new and used cars sold; and 21,000 dealers in Germany and 10.8 million new and used cars sold.

Consumer and Dealer Challenges

          Consumer Challenges.    Historically, the lack of unbiased, transparent information has made it difficult for consumers to effectively compare vehicles and find the vehicle that best suits their needs. For consumers searching for used cars, every car is unique, and it is difficult to aggregate the relevant inventory of available used cars across dealers. Generally, dealers also have had more information about car prices than consumers do, as consumers have had limited resources to determine an appropriate price. Selecting the right dealer has also been challenging for consumers as dealer reputations have historically been based primarily on word-of-mouth.

          Dealer Challenges.    The economics of dealerships depend largely on sales volume, gross margin, and customer acquisition efficiency. To achieve a high return on their marketing investments, dealers must find in-market consumers. Traditional marketing channels, including television, radio, and newspaper, can effectively target locally but are inefficient in reaching the small percentage of consumers who are actively in the market to buy a car. In addition, dealers need to find ways to manage constantly changing inventory and adjust pricing strategies to adapt to frequently changing market conditions.

Our Approach

Why Consumers Choose Us

          We believe that our marketplace offers the best online automotive marketplace experience for consumers, distinguished by the following:

  •
  Largest Inventory Selection.  As of June 30, 2017, we had an active dealer network of over 40,000 dealers, and our selection of over 5.4 million car listings is the largest number of car listings available on any of the major U.S. online automotive marketplaces. We define our active dealer network as consisting of all dealers to which we connected a user about a listing during the ninety-day period ending on the applicable measurement date.

  •
  Trust and Unbiased Transparency.  Used cars identified through searches in our marketplace are sorted by, and shown with, a Deal Rating, which is determined principally by our proprietary IMV and Dealer Rating. These features, coupled with information historically not widely available, provide consumers with unbiased, transparent information with which to make their purchasing decision.

  •
  Intuitive Search Results.  For used car shoppers, our organic search function prioritizes results by a car's Deal Rating, which we believe is most relevant to a consumer's decision. In contrast, paid-inclusion automotive marketplaces award dealers preferential listing placement based on how much a dealer pays.

  •
  Robust, Mobile-Focused Experience.  We have designed our marketplace to appeal to mobile users by developing our products with a mobile-first mindset. This approach has resulted in over 78% of our monthly unique visitors accessing our marketplace from mobile devices in the second quarter of 2017, and a 43% growth in our average monthly mobile visits from 2015 to 2016, according to comScore.

Why Dealers Choose Us

          We believe that dealers choose us for the following reasons:

  •
  Attractive Return on Investment.  We believe we offer dealers an efficient customer acquisition channel driven by the volume of connections to our users, the quality of those connections, and the brand exposure to our engaged audience in relation to our subscription cost.

  •
  Large and Engaged Audience.  We are the most visited online automotive marketplace in the United States; according to comScore, in the second quarter of 2017 we had 2.3 times as many visits to our U.S. website as any other major U.S. online automotive marketplace, up from 1.8 times as many during the same period in 2016. In addition, we believe our audience is more engaged than users of other major U.S. online automotive marketplaces; in the second quarter of 2017, our visitors returned to our site more than 2.4 times as often as any other major U.S. online automotive marketplace.

  •
  Volume of Connections.  Our marketplace enables consumers to easily connect with dealers through a variety of channels. In 2016, we provided over 42 million connections to our dealers in the United States.

  •
  Broad Suite of Products and Tools.  We offer products that help dealers acquire customers and build their brands. Additionally, we provide tools to help dealers market and sell their cars more efficiently.

Why Auto Manufacturers Choose Us

          We believe that auto manufacturers choose to advertise in our marketplace for the following reasons:

  •
  Unique Non-Overlapping Audience of In-Market Consumers.  Based on comScore estimates, in the second quarter of 2017, 62% of our monthly unique visitors did not visit any of the other major U.S. online automotive marketplaces during the same period. This creates a compelling value proposition to auto manufacturers, as they would have difficulty reaching these users at scale elsewhere.

  •
  Clean, Uncluttered Pages.  We provide a clean and uncluttered user interface as part of our commitment to creating the best consumer experience. By limiting the number of advertisements on any given page, we help advertisers' messages better resonate when compared to other online automotive marketplaces that display significantly more ads.

Our Strengths

          We believe that our competitive advantages are based on the following key strengths:

  •
  Trusted Marketplace for Consumers.  We believe that providing an unbiased and transparent consumer experience has instilled greater trust in us among our users, helping us become the most visited major U.S. online automotive marketplace. In the second quarter of 2017, we experienced over 61 million average monthly sessions. We define average monthly sessions as the number of distinct visits to our website that take place each month within a given time frame, as measured and defined by Google Analytics.

  •
  Proprietary Search Algorithms and Data-Driven Approach.  We have built an extensive repository of data that is the result of over seven years of data aggregation and regression modeling. We calculate IMV using complex algorithms and data analytics that apply more than 20 ranking signals and more than 100 normalization rules to millions of data points. Our proprietary search algorithms and data analytics allow us to use this data to bring greater transparency to our platform through Deal Rating, as well as build new products and launch marketplaces in new countries.

  •
  Strong Value Proposition to Dealers.  We believe that our marketplace offers an efficient customer acquisition channel for dealers, helping them achieve attractive returns on their marketing spend with us. Our strong value proposition to the dealer community is evidenced by the 66% growth in the number of our paying U.S. dealers, and 18% growth in average annual revenue per subscribing dealer, or AARSD, in the United States from 2015 to 2016.

  •
  Network Effects Driven by Scale.  Having reached the majority of dealers and built one of the largest consumer audiences in the United States, we believe that our scale creates powerful network effects that reinforce the competitive strength of our business model. Our large consumer audience incentivizes more dealers to convert to paid usage of our listing products, which in turn provides consumers with more dealer information and methods to contact them. More consumers and connections drive greater value to our paying dealers.

  •
  Attractive Financial Model.  We have a strong track record of revenue growth, profitability, and capital efficiency. Our subscription model results in revenue that is recurring among a diversified customer base.

  •
  Founder-Led Management Team with Culture of Innovation.  Building upon our founder's previous experience in using technology to provide transparent information to consumers, we have fostered a culture of data-driven innovation that we expect will drive continued growth.

Our Growth Strategies

          We intend to continue to grow our business by pursuing the following strategies:

  •
  Grow Our Paying U.S. Dealer Base.  We plan to convert more dealers to paying dealers in the United States by demonstrating the value proposition of our marketplace and by introducing new features and services.

  •
  Increase Our Share of Dealer Marketing Spend From Existing Products.  We intend to continue to grow our AARSD by increasing the volume of connections we provide to dealers and demonstrating the value of our large, engaged, and predominantly mobile audience.

  •
  Offer Additional Dealer Products.  We plan to offer new products to help dealers acquire customers, build relationships with prospects, and better manage their inventories, websites, and dealerships.

  •
  Grow the Size and Engagement of Our Consumer Audience.  We intend to continue investing in, and improving the efficiency of, our algorithmic traffic acquisition. We also intend to add new features to assist consumers with more aspects of the car ownership lifecycle.

  •
  Invest in Our Brand.  We plan to further expand our marketing efforts to drive greater brand recognition, trust, and loyalty from consumers and dealers.

  •
  Expand into International Markets.  We plan to grow our marketplaces in Canada, the United Kingdom, and Germany and launch new marketplaces in other countries which have attractive industry dynamics.

Risks Affecting Our Business

          You should consider carefully the risks described under the "Risk Factors" section beginning on page 17 and elsewhere in this prospectus. These risks, which include the following, could materially and adversely affect our business, financial condition, operating results, cash flow, and prospects, which could cause the trading price of our Class A common stock to decline and could result in a partial or total loss of your investment:

  •
  Our business is substantially dependent on our relationships with dealers, and our subscription agreements with these dealers do not contain long-term contractual commitments. If a significant number of dealers terminate their subscription agreements with us, our business and financial results would be materially and adversely affected.

  •
  If we fail to maintain or increase the number of dealers that pay subscription fees to us, or fail to maintain or increase the fees paid to us for subscriptions, our business and financial results would be harmed.

  •
  If dealers or other advertisers reduce their advertising spend with us and we are unable to attract new advertisers, our business would be harmed.

  •
  If we are unable to provide a compelling vehicle search experience to consumers through both our web and mobile platforms, the number of connections between consumers and dealers using our marketplace may decline and our business and financial results would be materially and adversely affected.

  •
  We rely on Internet search engines to drive traffic to our website, and if we fail to appear prominently in the search results, our traffic would decline and our business would be adversely affected.

  •
  Any inability by us to develop new products, or achieve widespread consumer adoption of those products, could negatively impact our business and financial results.

  •
  We may be unable to maintain or grow relationships with data providers, or may experience interruptions in the data they provide, which may create a less valuable or less transparent shopping experience and negatively affect our business and operating results.

  •
  The failure to build and maintain our brand would harm our ability to grow our audience and to expand the use of our marketplace by consumers and dealers.

  •
  Our recent, rapid growth is not indicative of our future growth, and our revenue growth rate will decline in the future.

  •
  If we fail to expand effectively into new markets, both domestically and abroad, our revenue, business, and financial results will be harmed.

  •
  We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

  •
  Following this offering, our founder and Chief Executive Officer will control a majority of the voting power of our outstanding capital stock, and, therefore, will have control over key decision-making and could control our actions in a manner that conflicts with the interests of other stockholders.

Our Status as a Controlled Company

          Mr. Steinert, who after our initial public offering will control approximately 53% of the voting power of our outstanding capital stock, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our company. Because Mr. Steinert controls a majority of our outstanding voting power, we will be a "controlled company" under the corporate governance rules for NASDAQ-listed companies. Because we will qualify as a "controlled company," we will not be required to have a majority of our board of directors be independent, nor will we be required to have a compensation committee consisting entirely of independent directors or having an independent nominating function. Following this offering, we intend to initially avail ourselves of certain of these exemptions and, for so long as we qualify as a "controlled company," we will maintain the option to utilize from time to time some or all of these exemptions. For example, upon the closing of this offering, our compensation committee will not consist entirely of independent directors and we will not have a nominating and corporate governance committee.

          In the event of Mr. Steinert's death or voluntary termination of all employment and service on our board of directors, or if the sum of the number of shares of our capital stock held by Langley Steinert, by any Family Member of Langley Steinert, and by any Permitted Entity of Langley Steinert (as such terms are defined in our amended and restated certificate of incorporation), assuming the exercise and settlement in full of all outstanding options and convertible securities and calculated on an as-converted to Class A common stock basis, is less than 9,091,484, then each outstanding share of Class B common stock will convert into one share of Class A common stock. Upon any such conversion, we may no longer be a "controlled company."

Corporate Information

          We were originally organized on November 10, 2005 as a Massachusetts limited liability company under the name "Nimalex LLC." Effective July 15, 2006, we changed our name to "CarGurus LLC." On June 26, 2015, we converted into a Delaware corporation and changed our name to "CarGurus, Inc."

          Our principal executive offices are located at 2 Canal Park, 4th Floor, Cambridge, Massachusetts 02141, and our telephone number is (617) 354-0068. Our website is www.cargurus.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

          CarGurus, the CarGurus logo, and other trademarks or service marks of CarGurus appearing in this prospectus are the property of CarGurus. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

Implications of Being an Emerging Growth Company

          We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are therefore subject to reduced public company reporting requirements. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a "large accelerated filer," with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

          As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

  •
  reduced disclosure about our executive compensation arrangements;

  •
  exemption from the requirements to hold non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

  •
  exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

  •
  reduced disclosure of financial information in this prospectus, such as being permitted to include only two years of audited financial information and two years of selected financial information in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure.

          We may choose to take advantage of some, or all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. The JOBS Act also permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to avail ourselves of this extended transition period and, as a result, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

 THE OFFERING

Class A common stock offered by us	2,500,000 shares
Class A common stock offered by the selling stockholders	6,900,000 shares
Class A common stock to be outstanding after this offering	77,145,294 shares (or 77,850,294 shares if the underwriters option to purchase additional shares is exercised in full)
Class B common stock to be outstanding after this offering	28,161,232 shares
Total Class A common stock and Class B common stock to be outstanding after this offering	105,306,526 shares
Option to purchase additional shares of Class A common stock from us and certain of the selling stockholders

We and the selling stockholders have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 705,000 additional shares of Class A common stock from us and up to 705,000 shares of Class A common stock from the selling stockholders.

Use of proceeds

We estimate that our net proceeds from the sale of our Class A common stock that we are offering will be approximately $33.1 million (or approximately $43.6 million if the underwriters' option to purchase additional shares in this offering is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our financial flexibility, improve our visibility in the marketplace, create a public market for our Class A common stock, and facilitate our future access to the public capital markets. We currently intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in complementary technologies, solutions, products, services, businesses, or other assets, although we have no present commitments or agreements to enter into any acquisitions or investments. We will not receive any of the proceeds from the sale of Class A common stock in this offering by the selling stockholders, including any proceeds from the sale of up to 705,000 shares by the selling stockholders if the underwriters' option to purchase additional shares is exercised in full. See "Use of Proceeds" for additional information.

Voting rights

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by Delaware law or our amended and restated certificate of incorporation that will become effective upon the closing of this offering. Following this offering, our founder, Chief Executive Officer, President, and Chairman, Langley Steinert, will hold or have the ability to control approximately 53% of the voting power of our outstanding capital stock. As a result, we will be a "controlled company" within the meaning of the corporate governance rules for the NASDAQ Stock Market and Mr. Steinert will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled "Principal and Selling Stockholders" and "Description of Capital Stock" for additional information.

Concentration of ownership

Upon the closing of this offering, the outstanding Class B common stock will represent 26.7% of our outstanding shares and approximately 78.5% of the voting power of our outstanding shares, and our executive officers, directors, and stockholders holding more than 5% of our outstanding shares, together with their affiliates, will beneficially own, in the aggregate, approximately 73.0% of our outstanding shares and 75.3% of the voting power of our outstanding shares. Our founder, Chief Executive Officer, President, and Chairman, Langley Steinert, will hold or have the ability to control approximately 53% of the voting power of our outstanding capital stock following this offering.

Conflicts of Interest

Allen & Company LLC, an underwriter in this offering, and its associated persons, including Ian Smith, a member of our board of directors, beneficially own 71,685 shares of our outstanding Series A preferred stock, 1,128,994 shares of our outstanding Series B preferred stock, and 163,331 shares of our outstanding Series C preferred stock, collectively representing 13.5% of our outstanding preferred stock, which shares of preferred stock will automatically convert into 8,184,061 shares of Class A common stock upon the closing of this offering. Because Allen & Company LLC is an underwriter in this offering and because Allen & Company LLC and its associated persons beneficially own more than 10% of our outstanding preferred stock, Allen & Company LLC is deemed to have a "conflict of interest" under Rule 5121, which we refer to herein as Rule 5121, of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be conducted in accordance with the applicable provisions of Rule 5121, which requires, among other things, that a "qualified independent underwriter" as defined by Rule 5121 has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, the registration statement and this prospectus. Goldman Sachs & Co. LLC has agreed to act as qualified independent underwriter within the meaning of Rule 5121 for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, as amended, or the Securities Act, specifically including those inherent in Section 11 of the Securities Act. See "Underwriting (Conflicts of Interest)."

Risk factors

You should read the "Risk Factors" section beginning on page 17 and the other information included in this prospectus for a discussion of factors to consider before deciding to invest in shares of our Class A common stock.

NASDAQ Global Select Market trading symbol	"CARG"

          The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 74,645,294 shares of our Class A common stock outstanding and 28,161,232 shares of our Class B common stock outstanding, in each case, as of June 30, 2017 (assuming the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 60,564,678 shares of Class A common stock upon the closing of this offering), and excludes:

  •
  1,737,056 shares of Class A common stock issuable upon the exercise of options outstanding as of June 30, 2017 with a weighted-average exercise price of $1.65 per share and 3,474,112 shares of Class B common stock issuable upon the exercise of options outstanding as of June 30, 2017 with a weighted-average exercise price of $1.65 per share;

  •
  789,934 shares of Class A common stock and 1,579,868 shares of Class B common stock issuable upon the vesting and settlement of restricted stock units, or RSUs, outstanding as of June 30, 2017; and

  •
  8,457,912 shares of Class A common stock reserved for future issuance under our equity compensation plans, consisting of (i) 657,912 shares of Class A common stock reserved for future issuance under our Amended and Restated 2015 Equity Incentive Plan, as amended, or the 2015 Plan, as of June 30, 2017, plus (ii) 7,800,000 additional shares of Class A common stock reserved for future issuance under our Omnibus Incentive Compensation Plan, or our 2017 Plan, which will become effective upon the closing of this offering.

          Immediately prior to the closing of this offering, any remaining shares available for issuance under our 2015 Plan will be added to the shares of our Class A common stock reserved for issuance under our 2017 Plan, and we will cease granting awards under the 2015 Plan. In addition, shares of Class A common stock and shares of Class B common stock subject to outstanding grants under our 2015 Plan as of the effective date of our 2017 Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered on or after the effective date of our 2017 Plan without having been exercised, vested, or paid prior to the effective date of the 2017 Plan, including shares tendered or withheld to satisfy tax withholding obligations with respect to outstanding grants under the 2015 Plan, will be added to the shares of Class A common stock reserved for issuance under our 2017 Plan. See the section titled "Executive Compensation — Employee Benefits and Stock Plans" for additional information.

          In addition, unless otherwise noted, the information in this prospectus reflects and assumes the following:

  •
  the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which will occur upon the closing of this offering;

  •
  no exercise of outstanding options or settlement of outstanding RSUs after June 30, 2017;

  •
  the retroactive adjustment to all periods herein of all share and per share information to reflect the share recapitalization effected on June 21, 2017, pursuant to which (i) each share of common stock then issued and outstanding was recapitalized, reclassified, and reconstituted into two fully paid and non-assessable shares of outstanding Class A common stock and four fully paid and non-assessable shares of outstanding Class B common stock, (ii) each outstanding common stock option was adjusted such that (a) each share of common stock underlying such option became two shares of Class A common stock and four shares of Class B common stock and (b) the exercise price per share of common stock underlying such option was adjusted to be one-sixth of the exercise price per share in effect immediately prior to the recapitalization, and (iii) each outstanding RSU was adjusted such that (a) each share of common stock issuable upon settlement of such RSU became two shares of Class A common stock and four shares of Class B common stock and (b) the fair market value per share of common stock issuable upon settlement of such RSU was adjusted to be one-sixth of the fair market value per share in effect immediately prior to the recapitalization;

  •
  the automatic conversion of all shares of our convertible preferred stock outstanding as of June 30, 2017 into 20,188,226 shares of our Class A common stock and 40,376,452 shares of our Class B common stock, and the subsequent conversion of such shares of Class B common stock into 40,376,452 shares of our Class A common stock, which conversions will occur upon to the closing of this offering; and

  •
  no exercise by the underwriters of their option to purchase up to an additional 1,410,000 shares of Class A common stock from us and certain selling stockholders in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

          The following tables summarize our consolidated financial and other data. We derived the summary consolidated statements of operations data for the years ended December 31, 2015 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated statements of operations data for the six months ended June 30, 2016 and 2017 and our consolidated balance sheet data as of June 30, 2017 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements were prepared on a basis consistent with our annual financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period. You should read the summary consolidated financial data set forth below in conjunction with the sections titled "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, the accompanying notes, and other financial information included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Marketplace subscription	$75,142	$171,302	$71,638	$127,952
Advertising and other	23,446	26,839	12,603	15,323

Total revenue	98,588	198,141	84,241	143,275
Cost of revenue(1)	4,234	9,575	3,819	7,647

Gross profit	94,354	188,566	80,422	135,628

Operating expenses:
Sales and marketing	81,877	154,125	68,313	104,604
Product, technology, and development	8,235	11,453	5,150	8,357
General and administrative	5,801	12,783	5,618	9,092
Depreciation and amortization	969	1,634	633	1,196

Total operating expenses	96,882	179,995	79,714	123,249

(Loss) income from operations	(2,528)	8,571	708	12,379
Other (expense) income, net	(12)	374	153	217

(Loss) income before income taxes	(2,540)	8,945	861	12,596
(Benefit from) provision for income taxes	(904)	2,448	340	4,043

Net (loss) income	$(1,636)	$6,497	$521	$8,553

Net (loss) income per share attributable to common stockholders:(2)
Basic	$(0.41)	$(0.58)	$0.01	$0.08

Diluted	$(0.41)	$(0.58)	$—	$0.08

Weighted-average number of shares of common stock used in computing net (loss) income per share attributable to common stockholders:
Basic	43,141,236	44,138,922	44,651,235	42,122,339
Diluted	43,141,236	44,138,922	48,026,295	46,182,359
Pro forma net (loss) income per share attributable to common stockholders:(2)
Basic		$(0.24)		$0.08

Diluted		$(0.24)		$0.08

Pro forma weighted-average number of shares of common stock used in computing pro forma net (loss) income per share attributable to common stockholders:
Basic		104,703,600		102,687,017
Diluted		104,703,600		106,747,037

(1)
Includes depreciation and amortization expense for the years ended December 31, 2015 and 2016 and for the six months ended June 30, 2016 and 2017 of $153, $438, $203, and $391, respectively.

(2)
See Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net (loss) income per share attributable to common stockholders, and pro forma net (loss) income per share attributable to common stockholders.

Other Financial Information:

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

	(in thousands)
Adjusted EBITDA(1)	$(366)	$10,965	$1,692	$14,116

(1)
See "Selected Consolidated Financial and Other Data — Adjusted EBITDA" for more information and for a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.

	At June 30, 2017

	Actual	Pro forma(1)	Pro forma as adjusted(2)

	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and investments	$81,309	$81,309	$114,714
Property and equipment, net	15,897	15,897	15,897
Working capital	61,534	61,534	96,488
Total assets	115,606	115,606	147,157
Total liabilities	41,852	41,852	40,303
Convertible preferred stock	132,698	—	—
Total stockholders' (deficit) equity	(58,944)	73,754	106,854

(1)
Pro forma amounts reflect (i) the automatic conversion of all of our outstanding shares of preferred stock into shares of Class A common stock upon the closing of our initial public offering and (ii) the stock-based compensation expense of $1.9 million associated with the vesting of restricted stock units upon closing of this offering.

(2)
Pro forma as adjusted amounts reflect the pro forma conversion adjustments described in footnote (1) above, as well as the sale by us of 2,500,000 shares of our Class A common stock in this offering at the initial public offering price of $16.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Additionally, for purposes of the pro forma as adjusted amounts shown above, the net proceeds to be received by us from the sale of Class A common stock in this offering of $33.1 million have been increased by approximately $305,000 to reflect the estimated offering expenses that had been paid by us as of June 30, 2017.

RISK FACTORS

          Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, before deciding whether to purchase shares of our Class A common stock. Our business, financial condition, operating results, cash flow, and prospects could be materially and adversely affected by any of these risks or uncertainties. In that event, the trading price of our Class A common stock could decline and you could lose part or all of your investment. See "Special Note Regarding Forward-Looking Statements and Industry and Market Data."

Risks Related to Our Business and Industry

Our business is substantially dependent on our relationships with dealers, and our subscription agreements with these dealers do not contain long-term contractual commitments. If a significant number of dealers terminate their subscription agreements with us, our business and financial results would be materially and adversely affected.

          Our primary source of revenue consists of subscription fees paid to us by dealers for access to enhanced features on our automotive marketplace. Our subscription agreements with dealers generally may be terminated by us with 30 days' notice and by dealers with 30 days' notice after the initial term. While the majority of our contracts with dealers currently include one-month initial terms, we are in the process of transitioning many of these dealers to contracts with one-year initial terms. The contracts do not contain contractual obligations requiring a dealer to maintain its relationship with us beyond the initial term. Accordingly, these dealers may cancel their subscriptions with us in accordance with the terms of their subscription agreements. If a significant number of our paying dealers terminate their subscriptions with us, our revenue would be materially and adversely affected.

If we fail to maintain or increase the number of dealers that pay subscription fees to us, or fail to maintain or increase the fees paid to us for subscriptions, our business and financial results would be harmed.

          If paying dealers do not experience the volume of consumer connections that they expect during their monthly or annual subscription period, or do not experience the level of car sales they expect from those connections, they may terminate their subscriptions or may insist on renewing their subscriptions at a lower level of fees. Even if dealers do experience increased consumer connections or sales, they may not attribute such increases to our marketplace. If we fail to expand our base of paying dealers, or fail to maintain or increase the level of fees that we receive from them, our business and financial results would be materially and adversely affected.

          We allow dealers to list their inventory in our marketplace for free; however dealer identity and contact information is not permitted in such free listings and these dealers do not receive access to the paid features of our marketplace. Many dealers start with us on a non-paying basis and then become paid customers in order to take advantage of the features of our Enhanced or Featured Listing products. If dealers using our site do not convert to our paid offerings at the rates we expect, or if a greater than expected number of our paying dealers elect to terminate their subscriptions, our business and financial results would be harmed.

If dealers or other advertisers reduce their advertising spend with us and we are unable to attract new advertisers, our business would be harmed.

          A significant amount of our revenue is derived from advertising revenues generated primarily through advertising sales to dealers, auto manufacturers, and other auto-related brand advertisers. We compete for this advertising revenue with other online automotive marketplaces and with television, print media, and other traditional advertising channels. Our ability to attract and retain advertisers, and to generate advertising revenue, depends on a number of factors, including:

  •
  our ability to increase the number of consumers using our marketplace;

  •
  our ability to compete effectively for advertising spending with other online automobile marketplaces;

  •
  our ability to continue to develop our advertising products in our marketplace;

  •
  our ability to keep pace with changes in technology and the practices and offerings of our competitors; and

  •
  our ability to offer an attractive return on investment, or ROI, to our advertisers for their advertising spend with us.

          Our agreements with dealers for display advertising generally include initial terms ranging from one month to one year and may be terminated by us with 30 days' notice and by dealers with 30 days' notice after the initial term. The contracts do not contain contractual obligations requiring an advertiser to maintain its relationship with us beyond the initial term. Our other advertising contracts, including those with auto manufacturers, are typically for a defined period of time and do not have ongoing commitments to advertise on our site beyond the initial time period. We may not succeed in capturing a greater share of our advertisers' spending if we are unable to convince advertisers of the effectiveness or superiority of our marketplace as compared to alternative channels. If current advertisers reduce or end their advertising spending with us and we are unable to attract new advertisers, our advertising revenue and business and financial results would be harmed.

If we are unable to provide a compelling vehicle search experience to consumers through both our web and mobile platforms, the number of connections between consumers and dealers using our marketplace may decline and our business and financial results would be materially and adversely affected.

          If we fail to continue to provide a compelling vehicle search experience to consumers, the number of connections between consumers and dealers facilitated through our marketplace could decline, which in turn could lead dealers to stop listing their inventory in our marketplace, cancel their subscriptions, or reduce their advertising spend with us. If dealers stop listing their inventory in our marketplace, we may not be able to maintain and grow our consumer traffic, which may cause other dealers to stop using our marketplace. This reduction in the number of dealers using our marketplace would likely adversely affect our marketplace and our business and financial results. As consumers increasingly use their mobile devices to access the Internet and our marketplace, our success will depend, in part, on our ability to provide consumers with a robust and user-friendly experience through their mobile devices. We believe that our ability to provide a compelling vehicle search experience, both on the web and through mobile devices, is subject to a number of factors, including:

  •
  our ability to maintain an attractive marketplace for consumers and dealers, including on mobile platforms;

  •
  our ability to continue to innovate and introduce products for our marketplace on mobile platforms;

  •
  our ability to launch new products that are effective and have a high degree of consumer engagement;

  •
  our ability to maintain the compatibility of our mobile application with operating systems, such as iOS and Android, and with popular mobile devices running such operating systems; and

  •
  our ability to access a sufficient amount of data to enable us to provide relevant information to consumers, including pricing information and accurate vehicle details.

If use of our marketplace, particularly on mobile devices, does not continue to grow, our business and operating results would be harmed.

We rely on Internet search engines to drive traffic to our website, and if we fail to appear prominently in the search results, our traffic would decline and our business would be adversely affected.

          We depend, in part, on Internet search engines such as Google, Bing, and Yahoo! to drive traffic to our website. The number of consumers we attract to our marketplace from search engines is due in part to how and where our websites rank in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, when a consumer searches for a vehicle in an Internet search engine, we rely on a high organic search ranking of our webpages to refer the consumer to our website. Our competitors' Internet search engine optimization efforts may result in their websites receiving higher search result rankings than ours, or Internet search engines could change their methodologies in a way that would adversely affect our search result rankings. If Internet search engines modify their search algorithms in ways that are detrimental to us, or if our competitors' efforts are more successful than ours, overall growth in our traffic could slow or our traffic could decline. In addition, Internet search engine providers could provide dealer and pricing information directly in search results, align with our competitors, or choose to develop competing products. Search engines may also adopt a more aggressive auction-pricing system for keywords that would cause us to incur higher advertising costs or reduce our market visibility to prospective users. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of consumers directed to our website through Internet search engines could harm our business and operating results.

Any inability by us to develop new products, or achieve widespread consumer adoption of those products, could negatively impact our business and financial results.

          Our success depends on our continued innovation to provide products and services that make our marketplace, website, and mobile application useful for consumers. These new products must be widely adopted by consumers in order for us to continue to attract dealers to our subscription products and services. Accordingly, we must continually invest resources in product, technology, and development in order to improve the attractiveness and comprehensiveness of our marketplace and its related products and effectively incorporate new Internet and mobile technologies into them. These product, technology, and development expenses may include costs of hiring additional personnel and of engaging third-party service providers and other research and development costs. In addition, revenue relating to new products is typically unpredictable and our new products may have lower gross margins and higher marketing and sales costs than our existing products. We may also change our pricing models for both existing and new products so that our prices for our offerings reflect the value those offerings are providing to consumers and dealers. Our pricing models may not effectively reflect the value of products to consumers and dealers, and, if we are unable to provide a marketplace and products that consumers and dealers want to use, they may become dissatisfied and instead use our competitors' websites and mobile applications. Without an innovative marketplace and related products, we may be unable to attract additional, unique consumers or retain current consumers, which could affect the number of dealers that become paying dealers and the number of advertisers who want to advertise in our marketplace, which could, in turn, harm our business and financial results.

We may be unable to maintain or grow relationships with data providers, or may experience interruptions in the data they provide, which may create a less valuable or transparent shopping experience and negatively affect our business and operating results.

          We obtain data regarding available cars from many third-party data providers, including inventory management systems, automotive websites, customer relationship management systems, dealer management systems, and third-party data licensors. Our business relies on our ability to obtain data for the benefit of consumers and dealers using our marketplace. The large amount of inventory and vehicle information available in our marketplace is critical to the value we provide for consumers. The loss or interruption of such inventory data and other vehicle information, such as vehicle history, could decrease the number of consumers using our marketplace. We could experience interruptions in our data access for a number of reasons, including difficulties in renewing our agreements with data providers, changes to the software used by data providers, efforts by industry participants to restrict access to data, and increased fees we may be charged by data providers. While we believe we have identified other providers in the event any of our current providers terminate their relationships with us, or our service is interrupted, there may be a delay while we transition to new providers, which could disrupt our marketplace. If there is a material disruption in the data provided to us, the information that we provide to consumers and dealers using our marketplace may be limited. In addition, the quality, accuracy, and timeliness of this information may suffer, which may lead to a less valuable and less transparent shopping experience for consumers using our marketplace and could materially and adversely affect our business and financial results.

The failure to build and maintain our brand would harm our ability to grow our audience and to expand the use of our marketplace by consumers and dealers.

          While we are focused on building our brand recognition, maintaining and enhancing our brand will depend largely on the success of our efforts to maintain the trust of consumers and dealers and to deliver value to each consumer and dealer using our marketplace. If consumers were to believe that we are not focused on providing them with a better automobile shopping experience, our reputation and the strength of our brand may be adversely affected.

          Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, irrespective of their validity, could diminish consumers' and dealers' confidence and participation in our marketplace and could adversely affect our brand. There can be no assurance that we will be able to maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.

          The "Questions" section of our website enables consumers and dealers using our site to communicate with one another and other persons seeking information or advice on the Internet. Although all such information or feedback is generated by users and not by us, claims of defamation or other injury could be made against us for content posted on our website. In addition, negative publicity and user sentiment generated as a result of fraudulent or deceptive conduct by users of our marketplace could damage our reputation, reduce our ability to attract new users or retain our current users, and diminish the value of our brand.

While we have historically focused our marketing efforts on Internet and mobile channels, we are beginning brand-focused campaigns using television and radio and these efforts may not be successful.

          As a consumer brand, it is important for us to increase the visibility of our brand with potential users of our marketplace. While we have historically focused our marketing efforts on Internet and mobile channels, we are beginning to advertise through television, radio, and other channels we have not used previously, with the goal of driving greater brand recognition, trust, and loyalty from a broader consumer audience. If our brand-focused campaigns are not successful and we are unable to recover our marketing costs through increases in user traffic and increased subscription and advertising revenue, or if we discontinue our brand marketing campaigns, it could have a material adverse effect on our business and financial results.

Our recent, rapid growth is not indicative of our future growth, and our revenue growth rate will decline in the future.

          Our revenue grew from $98.6 million in 2015 to $198.1 million in 2016, representing a 101% increase between such periods, and grew from $84.2 million for the six months ended June 30, 2016 to $143.3 million for the six months ended June 30, 2017, representing a 70% increase between such periods. In the future, our revenue growth rates will inevitably decline as we achieve higher market penetration rates, as our revenue increases to higher levels, and as we experience increased competition. As our revenue growth rates decline, investors' perceptions of our business may be adversely affected and the market price of our Class A common stock could decline. In addition, we will not be able to grow as expected, or at all, if we do not accomplish the following:

  •
  increase the number of consumers using our marketplace;

  •
  maintain and expand the number of dealers that subscribe to our marketplace;

  •
  attract and retain advertisers placing advertisements in our marketplace;

  •
  further improve the quality of our marketplace, and introduce high quality new products; and

  •
  increase the number of connections between consumers and dealers using our marketplace.

If we fail to expand effectively into new markets, both domestically and abroad, our revenue, business, and financial results will be harmed.

          We intend to continue to expand our operations to target new markets, both domestically and abroad, and there can be no assurance our expansion into these new markets will be successful. Our expansion into new markets places us in unfamiliar competitive environments and involves various risks, including the need to invest significant resources and the likelihood that returns on such investments will not be achieved for several years, or possibly at all. In attempting to establish a presence in new markets, we expect, as we have in the past, to incur significant losses in those markets and face various other challenges, such as competition for consumers and dealers using our marketplace, monetizing dealers, new regulatory environments and laws, different consumer shopping habits than those we are familiar with in the United States, and our ability to expand our number of account managers to cover those new markets. Our current and any future expansion plans will require significant resources and management attention. Furthermore, expansion into international markets may not yield results similar to those we have achieved in the United States.

Our international operations involve risks that are different from, or in addition to, the risks we may experience as a result of our domestic operations, and our exposure to these risks will increase as we expand internationally.

          We have started to expand our operations internationally. We recently launched marketplaces in Canada, the United Kingdom, and Germany and plan to enter additional markets in the next twelve months. We expect to expand our international operations significantly by continuing to enter new markets abroad and expanding our offerings in new languages. In most international markets, we would not be the first entrant, and our competitors may be more established or otherwise better positioned than we are to succeed. Our competitors may offer services to dealers that make dealers dependent on them, such as hosting dealers' webpages and providing inventory feeds for dealers, which would make it difficult to attract dealers to our marketplace. Dealers may also be parties to agreements with other dealers and syndicates that prevent them from being able to access our marketplace. In addition, we may also face litigation from competitors in new markets. Any of these barriers could impede our expansion into international markets, which could affect our business and potential growth.

          Our platform is now available in English, French, German, and Spanish, and we will need to make our platform available in additional languages as we expand into new countries. We may have difficulty modifying our technology and content for use in non-English speaking markets or fostering new communities in non-English speaking markets. Our ability to manage our business and conduct our operations internationally requires considerable management attention and resources, and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute resolution systems, regulatory systems, and commercial infrastructures. Expanding internationally may subject us to new risks or increase our exposure in connection with current risks, including risks associated with:

  •
  recruiting and retaining qualified, multilingual employees, including sales personnel;

  •
  increased competition from local websites and guides and potential preferences by local populations for local providers;

  •
  compliance with applicable foreign laws and regulations, including different privacy, censorship, and liability standards and regulations, and different intellectual property laws;

  •
  providing solutions in different languages for different cultures, which may require that we modify our solutions and features so they are culturally relevant in different countries;

  •
  the enforceability of our intellectual property rights;

  •
  credit risk and higher levels of payment fraud;

  •
  compliance with anti-bribery laws, including compliance with the Foreign Corrupt Practices Act and the U.K. Bribery Act;

  •
  currency exchange rate fluctuations;

  •
  foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

  •
  political and economic instability in some countries;

  •
  double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and

  •
  higher costs of doing business internationally.

We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

          We face significant competition from companies that provide listings, information, lead generation, and car-buying services designed to help consumers shop for cars and to enable dealers to reach these consumers. Our competitors offer various marketplaces, products, and services that compete with us. Some of these competitors include:

  •
  major U.S. online automotive marketplaces: AutoTrader.com, Cars.com, and TrueCar.com;

  •
  U.S. online automotive content publishers, such as Edmunds.com and KBB.com;

  •
  Internet search engines;

  •
  peer to peer marketplaces; and

  •
  sites operated by individual automobile dealers.

          We compete with these and other companies for a share of dealers' overall marketing budget for online and offline media marketing spend. To the extent that dealers view alternative marketing and media strategies to be superior to our marketplace, we may not be able to maintain or grow the number of dealers subscribing to, and advertising on, our marketplace, and our business and financial results may be harmed.

          We also expect that new competitors will continue to enter the online automotive retail industry with competing marketplaces, products, and services, which could have an adverse effect on our business and financial results.

          Our competitors could significantly impede our ability to expand the number of dealers using our marketplace. Our competitors may also develop and market new technologies that render our existing or future marketplace and associated products less competitive, unmarketable, or obsolete. In addition, if our competitors develop marketplaces with similar or superior functionality to ours, and our web traffic declines, we may need to decrease our subscription and advertising fees. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue would likely be reduced and our financial results would be negatively affected.

          Our existing and potential competitors may have significantly more financial, technical, marketing, and other resources than we have, and the ability to devote greater resources to the development, promotion, and support of their marketplaces, products, and services. Additionally, they may have more extensive automotive industry relationships than we have, longer operating histories, and greater name recognition. As a result, these competitors may be able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns than we can. In addition, to the extent that any of our competitors have existing relationships with dealers or auto manufacturers for marketing or data analytics solutions, those dealers and auto manufacturers may be unwilling to partner with us. If we are unable to compete with these competitors, the demand for our marketplace and related products and services could substantially decline.

          In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our existing or future data providers, technology partners, or other parties with whom we have relationships, thereby limiting our ability to develop, improve, and promote our solutions. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business and financial results.

Our business could be adversely affected if dealer associations or auto manufacturers were to discourage or otherwise deter dealers from subscribing to our marketplace.

          Although the dealership industry is highly fragmented, a small number of interested parties have significant influence over the industry. These parties include state and national dealership associations, state regulators, car manufacturers, consumer groups, independent dealers, and consolidated dealer groups. If and to the extent these parties believe that dealerships should not enter into or maintain subscription agreements with us, this belief could become shared by dealerships and we may lose a number of our paying dealers.

          Furthermore, auto manufacturers may provide their franchise dealers with financial or other marketing support conditioned upon such dealers adhering to certain marketing guidelines. Auto manufacturers may determine that the manner in which certain of their franchise dealers use our marketplace is inconsistent with the terms of such marketing guidelines, which determination could result in potential or actual loss of the manufacturers' financial or other marketing support to the dealers whose use of our marketplace is deemed objectionable. The potential or actual loss of such marketing support may cause such dealers to cease paying for our paid features, which may adversely affect our ability to maintain or grow the number of our paying dealers.

Dealer closures or consolidations could reduce demand for our products, which may decrease our revenue.

          In the past, the number of U.S. dealers has declined due to dealership closures and consolidations as a result of factors such as global economic downturns. When dealers consolidate, the services they previously purchased separately are often purchased by the combined entity in a lesser quantity or for a lower aggregate price than before, leading to volume compression and loss of revenue. Further dealership consolidations or closures could reduce the aggregate demand for our products and services. If dealership closures and consolidations occur in the future, our business, financial position and results of operations could be materially and adversely affected.

We rely on third-party service providers for many aspects of our business, and any failure to maintain these relationships could harm our business.

          Our success will depend upon our relationships with third parties, including those with our payment processor and data center host, our security providers, our data providers for dealer inventory and vehicle information, our human resources information system provider, our billing subscription software provider, our customer relationship manager software provider, and our general ledger provider. If these third parties experience difficulty meeting our requirements or standards, or if the license agreements we have entered into with such third parties are terminated or not renewed, it could make it difficult for us to operate some aspects of our business, which could damage our business and reputation. In addition, if such third-party service providers were to cease operations, temporarily or permanently, face financial distress or other business disruptions, increase their fees, or if our relationships with these providers deteriorate, we could suffer increased costs and delays in our ability to provide consumers with content or provide similar services until an equivalent provider could be found or we could develop replacement technology or operations. In addition, if we are unsuccessful in identifying or finding high-quality partners, if we fail to negotiate cost-effective relationships with them, or if we ineffectively manage these relationships, it could have an adverse impact on our business and financial results.

If we continue to grow rapidly, we may not be able to manage our growth effectively.

          We have experienced rapid growth in our headcount and operations, which places substantial demand on management and our operational infrastructure. As we continue to grow, we must effectively integrate, develop, and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our services and efficiency of our operations could suffer, which could harm our brand, results of operations, and overall business.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

          We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our executive officers or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationships with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.

If we are unable to successfully respond to changes in the market, our business could be harmed.

          While our business has grown rapidly as consumers and dealers have increasingly accessed our marketplace, we expect that our business will evolve in ways which may be difficult to predict. For example, we anticipate that over time we may reach a point when investments in new user traffic are less productive and the continued growth of our revenue will require more focus on developing new products for consumers and dealers, expanding our marketplaces into new international markets to attract new consumers and dealers, and increasing our fees for our products. It is also possible that consumers and dealers could broadly determine that they no longer believe in the value of our marketplace. Our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business could be harmed and our results of operations and financial condition could be materially and adversely affected.

We may in the future be subject to disputes regarding the accuracy of Instant Market Value, Deal Rating, Dealer Rating, and other features of our marketplace.

          We provide consumers using our marketplace with our proprietary Instant Market Value, or IMV, Deal Rating, Dealer Rating, and other features to help them evaluate vehicle listings. Revisions to our automated valuation models, or the algorithms that underlie them, may cause the IMV, Deal Rating, or other features to vary from our expectations regarding the accuracy of these tools. In addition, from time to time, consumers and regulators question or disagree with our IMV, Deal Rating, or Dealer Ratings. Any such questions or disagreements could result in distraction from our business or potentially harm our reputation and could result in a decline in consumers' use of our marketplace or could result in legal disputes.

We are subject to a complex framework of federal, state, and foreign laws and regulations, many of which are unsettled, still developing and contradictory, which have in the past, and could in the future, subject us to claims, challenge our business model, or otherwise harm our business.

          Various aspects of our business are, may become, or may be viewed by regulators from time to time as subject, directly or indirectly, to United States federal and state laws and regulations, and to foreign laws and regulations. Failure to comply with such laws or regulations may result in the suspension or termination of our ability to do business in affected jurisdictions, the imposition of significant civil and criminal penalties, including fines or the award of significant damages against us and dealers in class action or other civil litigation, or orders requiring us to make adjustments to our marketplace and related products and services.

State Motor Vehicle Sales, Advertising and Brokering, and Consumer Protection Laws

          The advertising and sale of new or used motor vehicles is highly regulated by the states in which we do business. Although we do not sell motor vehicles, and although we believe that vehicle listings on our site are not themselves advertisements, state regulatory authorities or third parties could take the position that some of the laws or regulations applicable to dealers or to the manner in which motor vehicles are advertised and sold generally are directly applicable to our business. These state advertising laws and regulations are frequently subject to multiple interpretations and are not uniform from state to state, sometimes imposing inconsistent requirements with respect to new or used motor vehicles. If our marketplace and related products are determined to not comply with relevant regulatory requirements, we or dealers could be subject to significant civil and criminal penalties, including fines, or the award of significant damages in class actions or other civil litigation, as well as orders interfering with our ability to continue providing our marketplace and related products and services in certain states. In addition, even absent such a determination, to the extent dealers are uncertain about the applicability of such laws and regulations to our business, we may lose, or have difficulty increasing the number of paying dealers, which would affect our future growth. For example, in April 2015 the Texas Department of Motor Vehicles, or the TX DMV, notified us that it believed the Price History and IMV information on our website violated the prohibition on advertising savings clauses on used vehicles. The TX DMV gave us 30 days to rectify the issue before it would potentially subject dealers it considered to be advertising on our website to fines. After discussions with the TX DMV, we modified our website to remove the Price History and certain references and comparisons to IMV for used vehicles listed on our website that are for sale in Texas.

          If state regulators or other third parties take the position in the future that our marketplace or related products violate applicable brokering, bird-dog, consumer protection, or advertising laws or regulations, responding to such allegations could be costly, could require us to pay significant sums in settlements, could require us to pay civil and criminal penalties, including fines, could interfere with our ability to continue providing our marketplace and related products in certain states, or could require us to make adjustments to our marketplace and related products or the manner in which we derive revenue from dealers using our marketplace, any or all of which could result in substantial adverse publicity, termination of subscriptions by dealers, decreased revenues, distraction for our employees, increased expenses, and decreased profitability.

Federal Laws and Regulations

          The Federal Trade Commission, or the FTC, has the authority to take actions to remedy or prevent acts or practices that it considers to be unfair or deceptive and that affect commerce in the United States. If the FTC takes the position in the future that any aspect of our business, including our advertising and privacy practices, constitutes an unfair or deceptive act or practice, responding to such allegations could require us to defend our practices and pay significant damages, settlements, and civil penalties, or could require us to make adjustments to our marketplace and related products and services, any or all of which could result in substantial adverse publicity, distraction for our employees, loss of participating dealers, lost revenues, increased expenses, and decreased profitability.

          Our website and mobile application enable us, dealers, and users to send and receive text messages and other mobile phone communications in certain circumstances. The Telephone Consumer Protection Act, or the TCPA, as interpreted and implemented by the Federal Communications Commission, or the FCC, and federal and state courts, imposes significant restrictions on utilization of telephone calls and text messages to residential and mobile telephone numbers as a means of communication, particularly when the prior express consent of the person being contacted has not been obtained. Violations of the TCPA may be enforced by the FCC, by state attorneys general, or by others through litigation, including class actions. Statutory penalties for TCPA violations range from $500 to $1,500 per violation, which is often interpreted to mean per phone call or text message. Furthermore, several provisions of the TCPA, as well as applicable rules and orders, are open to multiple interpretations, and compliance involves fact-specific analyses.

          Any failure by us, or the third parties on which we rely, to adhere to, or successfully implement, appropriate processes and procedures in response to existing or future laws and regulations could result in legal and monetary liability, fines and penalties, or damage to our reputation in the marketplace, any of which could have a material adverse effect on our business, financial condition, and results of operations. Even if the claims are meritless, we may be required to expend resources and pay costs to defend against regulatory actions or third-party claims. Additionally, any changes to the TCPA or its interpretation that further restrict the way users and dealers interact through our website and mobile application, or any governmental or private enforcement actions related thereto, could adversely affect our ability to attract customers and could harm our business, financial condition, results of operations, and cash flows.

Federal Antitrust Laws

          The antitrust laws prohibit, among other things, any joint conduct among competitors that would lessen competition in the marketplace. We believe that we are in compliance with the legal requirements imposed by the antitrust laws. However, a governmental or private civil action alleging the improper exchange of information, or unlawful participation in price maintenance or other unlawful or anticompetitive activity, even if unfounded, could be costly to defend and could harm our business, results of operations, financial condition, or cash flows.

Other

          Claims could be made against us under both United States and foreign laws, including claims for defamation, libel, invasion of privacy, copyright or trademark infringement, or claims based on other theories related to the nature and content of the materials disseminated by users of our marketplace and the "Questions" section of our website. In addition, domestic and foreign legislation has been proposed that could prohibit or impose liability for the transmission over the Internet of certain types of information. Our defense against any of these actions could be costly and involve significant time and attention of our management and other resources. If we become liable for information provided by our users and transmitted in our marketplace in any jurisdiction in which we operate, we could be directly harmed and we may be forced to implement new measures to reduce our exposure to this liability.

          The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to continuous change. As we expand our operations internationally, we are and will continue to be exposed to legal and regulatory risks including with respect to privacy, tax, law enforcement, content, intellectual property, and other matters. The enactment of new laws and regulations or the interpretation of existing laws and regulations, both domestically and internationally, in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, loss of participating dealers, lost revenues, increased expenses, and decreased profitability. Further, investigations by governmental agencies, including the FTC, into allegedly anticompetitive, unfair, deceptive or other business practices by us or dealers using our marketplace, could cause us to incur additional expenses and, if adversely concluded, could result in substantial civil or criminal penalties and significant legal liability, or orders requiring us to make adjustments to our marketplace and related products and services.

Our business is subject to risks related to the larger automotive industry ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues.

          Decreases in consumer demand could adversely affect the market for automobile purchases and, as a result, reduce the number of consumers using our platform. Consumer purchases of new and used automobiles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of new and used automobiles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy, including the cost of energy and gasoline, the availability and cost of credit, reductions in business and consumer confidence, stock market volatility, and increased unemployment. Further, in recent years the market for motor vehicles has experienced rapid changes in technology and consumer demands. Self-driving technology, ride sharing, transportation networks, and other fundamental changes in transportation could impact consumer demand for the purchase of automobiles. A reduction in the number of automobiles purchased by consumers could adversely affect dealers and car manufacturers and lead to a reduction in other spending by these constituents, including targeted incentive programs. In addition, our business may be negatively affected by challenges to the larger automotive industry ecosystem, including global supply chain challenges and other macroeconomic issues. The foregoing could have a material adverse effect on our business, results of operations, and financial condition.

Our dedication to making decisions based primarily on the best interests of our marketplace may cause us to forgo short-term gains in pursuit of potential but uncertain long-term growth.

          Our guiding principle is to build our business by making decisions based primarily upon the best interests of our entire marketplace, including consumers, dealers, and other constituents, which we believe has been essential to our success in increasing our user growth rate and engagement and has served the long-term interests of our company and our stockholders. In the past, we have forgone, and we will in the future continue to forgo, certain expansion or short term revenue opportunities that we do not believe are in the best interests of our marketplace and its users, even if such decisions negatively impact our results of operations in the short term. For example, we have begun to manage the text-chat feature of our website where consumers can message paying dealers. Our management of this feature has helped improve dealer response times to consumers, which in turn improves the consumer experience. While our management of this feature provides value to both consumers and paying dealers and could be a potential source of short-term revenue for us, we are not charging for this feature and are instead focusing on the potential long-term value of this feature to our marketplace and its users. However, this strategy may not result in the long-term benefits that we expect, in which case our user traffic and engagement, business, and financial results could be harmed.

A significant disruption in service on our website or our mobile application could damage our reputation and result in a loss of consumers, which could harm our business, brand, operating results, and financial condition.

          Our brand, reputation, and ability to attract consumers, dealers, and advertisers depend on the reliable performance of our technology infrastructure and content delivery. We may experience significant interruptions with our systems in the future. Interruptions in these systems, whether due to system failures, computer viruses, ransomware, or physical or electronic break-ins, could affect the security or availability of our marketplace on our website and mobile application, and prevent or inhibit the ability of consumers to access our marketplace. For example, past disruptions have impacted our ability to activate customer accounts and manage our billing activities in a timely manner. Such interruptions could also result in third parties accessing our confidential and proprietary information, including our intellectual property. Problems with the reliability or security of our systems could harm our reputation, our ability to protect our confidential and proprietary information, result in a loss of consumers and dealers, and result in additional costs.

          Substantially all of the communications, network, and computer hardware used to operate our website and mobile application is located in the United States in Boston, Massachusetts and Dallas, Texas, and in Europe in London, United Kingdom. Although we have two locations in the United States and we believe our systems are fully redundant, there may be exceptions for certain hardware. In addition, we do not own or control the operation of these facilities. We also use Amazon Web Services and Google Cloud Storage to back up our data. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes, and similar events. The occurrence of any of these events could result in damage to our systems and hardware or could cause them to fail. In addition, we may not have sufficient protection or recovery plans in certain circumstances.

          Problems faced by our third-party web hosting providers could adversely affect the experience of consumers using our marketplace. Our third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third-party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

          Any errors, defects, disruptions, or other performance or reliability problems with our network operations could cause interruptions in access to our marketplace as well as delays and additional expense in arranging new facilities and services and could harm our reputation, business, operating results, and financial condition.

          Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.

We collect, process, store, share, disclose, and use consumer information and other data, and our actual or perceived failure to protect such information and data or respect users' privacy could damage our reputation and brand and harm our business and operating results.

          Use of some functions of our marketplace involves the storage and transmission of consumers' information, some of which may be private, and security breaches could expose us to a risk of loss or exposure of this information, which could result in potential liability, litigation, and remediation costs. For example, hackers could steal our users' profile passwords, names, email addresses, phone numbers, and zip codes. We also rely on encryption and authentication technology licensed from third parties to effect secure transmission of such information. Like all information systems and technology, our website, mobile application, and information systems may be subject to computer viruses, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware, and similar incidents or disruptions from unauthorized use of our computer systems, any of which could lead to interruptions, delays, or website shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration, or use of personal or other confidential information. If we experience compromises to our security that result in website or mobile application performance or availability problems, the complete shutdown of our website or mobile application, or the loss or unauthorized disclosure, access, acquisition, alteration, or use of confidential information, consumers and advertisers may lose trust and confidence in us, and consumers may decrease the use of our website or stop using our website entirely, and advertisers may decrease or stop advertising on our website. Further, outside parties may attempt to fraudulently induce employees, consumers, or advertisers to disclose sensitive information in order to gain access to our information or our consumers' or advertisers' information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures.

          Any or all of the issues above could negatively impact our ability to attract new consumers and increase engagement by existing consumers, cause existing consumers to curtail or stop use of our marketplace or close their accounts, cause existing advertisers to cancel their contracts, or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability, thereby harming our business, results of operations, and financial condition.

          There are numerous federal, state, and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer, and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, may result in regulatory fines or penalties, and may be inconsistent between countries and jurisdictions or conflict with other rules.

          We seek to comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us by consumer advocacy groups or others, and could cause consumers and dealers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties that we work with violate applicable laws or our policies, such violations may also put consumer or dealer information at risk and could in turn harm our reputation, business, and operating results.

We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

          We may from time to time face allegations that we have infringed the trademarks, copyrights, patents, and other intellectual property rights of third parties, including from our competitors or non-practicing entities, or may learn of possible infringement to our trademarks, copyrights, patents, and other intellectual property. We could also be subject to lawsuits where consumers and dealers posting content on the "Questions" section of our website disseminate materials that infringe the intellectual property rights of third parties. We have encountered lawsuits in the past containing allegations of intellectual property infringement. For example, in December 2015, Trader Corporation, or Trader, alleged that we infringed its copyright in 196,740 photos of cars that were uploaded onto our Canadian website. Trader sought statutory and punitive damages of approximately CAD$ 99 million along with a permanent injunction prohibiting us from reproducing any other photos in which Trader owns copyright without Trader's consent. On April 6, 2017, the Commercial List of the Ontario Superior Court, or the Commercial List, granted an order declaring that we infringed Trader's copyright in 152,532 photos and awarded Trader statutory damages of CAD$ 305,064 in the aggregate, but dismissed Trader's claim for punitive damages and a permanent injunction. Following release of the decision, the parties agreed that there would be no legal fees or interest payable. In addition, the parties agreed that neither would appeal the decision of the Commercial List.

          Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop offering some features, purchase licenses, or modify our marketplace and features while we develop non-infringing substitutes or may result in significant settlement costs.

          In addition, we use open source software in our marketplace platform and will use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software, or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional product, technology, and development resources to change our platform or services, any of which would have a negative effect on our business and operating results.

          Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results, and our reputation.

Failure to adequately protect our intellectual property could harm our business and operating results.

          Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret, and copyright law and contractual restrictions to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology, and confidential information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements as we deem appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software, and functionality or obtain and use information that we consider proprietary.

          Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly lead to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks, or trademarks that incorporate variations of the term "CarGurus." If we are restricted in any way in registering our CARGURUS mark in the United Kingdom or elsewhere in the European Union, it would impact our ability to establish and grow our business in Europe. For example, O2 Holdings Limited (now O2 Worldwide Limited, which we refer to as O2 Worldwide), based in the United Kingdom, previously opposed our UK application to register the mark CARGURUS based on its prior registered rights for the mark GURU in the United Kingdom. We have reached an agreement with O2 Worldwide that provides that we are permitted to continue to use our CARGURUS mark in the United Kingdom and the European Union for our services in the automotive field in the manner we have to date, and to register such mark in the United Kingdom and the European Union for such services.

          We currently hold the "CarGurus.com" Internet domain name and various other related domain names. The regulation of domain names is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name CarGurus.

We may acquire other companies or technologies, which could divert our management's attention, result in additional dilution to our stockholders, and otherwise disrupt our operations and harm our operating results.

          Our success will depend, in part, on our ability to grow our business in response to the demands of consumers, dealers, and other constituents within the automotive industry as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

  •
  diversion of management time and focus from operating our business to addressing acquisition integration challenges;

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  coordination of technology, research, and development, and sales and marketing functions;

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  transition of the acquired company's consumers and data to our marketplace and products;

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  retention of employees from the acquired company;

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  cultural challenges associated with integrating employees from the acquired company into our organization;

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  integration of the acquired company's accounting, management information, human resources, and other administrative systems;

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  the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked effective controls, procedures, and policies;

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  potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our operating results in a given period;

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  potential liabilities for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

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  litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders, or other third parties.

          Our failure to address these risks or other problems encountered in connection with future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expense, or impairment charges associated with acquired intangible assets or goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

          In order to protect our technologies and processes, we rely in part on confidentiality agreements with our employees, independent contractors, and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we may not be able to assert our trade secret rights against such parties. To the extent that our employees, contractors, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to related or resulting know-how and inventions. The loss of confidential information or intellectual property rights, including trade secret protection, could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, reputation, and competitive position.

We may be unable to halt the operations of websites that aggregate or misappropriate our data.

          From time to time, third parties may misappropriate our data through website scraping, robots, or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites may misappropriate data in our marketplace and attempt to imitate our brand or the functionality of our website. If we become aware of such websites, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may not be adequate to protect us against the impact of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations, or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

We have incurred operating losses in the past and we may generate losses in the future.

          We have incurred net operating losses in the past. Although we did not experience such losses in 2016 and have experienced significant growth in revenue, our revenue growth rate may decline in the future as a result of a variety of factors. Our international expansion may cause our costs to increase in future periods as we continue to expend substantial financial resources to enter into those markets. Our costs may also increase due to our continued new product development and general administrative expenses, such as legal and accounting expenses related to being a public company. If we fail to increase our revenue or manage these additional costs, we may incur losses in the future.

Complying with the laws and regulations affecting public companies has increased and will continue to increase our costs and the demands on management and could harm our operating results.

          Throughout the process of becoming a public company, and then operating as a public company, we expect to incur significant legal, accounting, and other expenses that we did not incur as a private company and these expenses will increase after we cease to be an "emerging growth company." In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the Securities and Exchange Commission, or the SEC, and NASDAQ impose various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel expect to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal, accounting, and financial compliance costs and have made and will continue to make some activities more time consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or to incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.

          In addition, the Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. In particular, beginning with the year ending December 31, 2018, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. As an "emerging growth company" we may elect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. However, we may no longer avail ourselves of this exemption when we cease to be an "emerging growth company" and, when our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements.

Any failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation.

          If we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, or other regulatory authorities, which would require additional financial and management resources. Furthermore, investor perceptions of our company may suffer if, in the future, material weaknesses are found, and this could cause a decline in the market price of our stock.

          Irrespective of compliance with Section 404, any failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting, or financial results and could result in an adverse opinion on internal control from our independent registered public accounting firm.

Seasonality may cause fluctuations in our operating results.

          Across the retail automotive industry, consumer purchases typically increase through the first three quarters of each year, due in part to the introduction of new vehicle models from manufacturers, and our consumer marketing spend grows accordingly. As consumer purchases slow in the fourth quarter, our marketing spend growth also slows. This seasonality has not been immediately apparent historically due to the overall growth of other operating expenses. As our growth rates begin to moderate, the impact of these seasonality trends on our results of operations could become more pronounced.

We expect our results of operations to fluctuate on a quarterly and annual basis.

          Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control. Our results may vary as a result of fluctuations in the number of dealers subscribing to our marketplace and the size and seasonal variability of our advertisers' marketing budgets. As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges, or unforeseen circumstances. If capital is not available to us, our business, operating results, and financial condition may be harmed.

          Although we have not needed to raise substantial equity in the past to support the growth of our business, we intend to continue to make investments to support our growth and may require additional capital to pursue our business objectives and respond to business opportunities, challenges, or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, develop new products, or further improve our marketplace and existing products, enhance our operating infrastructure, and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing.

          If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Class A common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition, and prospects could be adversely affected.

Risks Related to this Offering and Our Class A Common Stock

Following this offering, our founder will control a majority of the voting power of our outstanding capital stock, and, therefore, will have control over key decision-making and could control our actions in a manner that conflicts with the interests of other stockholders.

          Langley Steinert, our founder, Chief Executive Officer, President, and Chairman, is able to exercise voting rights with respect to a majority of the voting power of our outstanding capital stock and therefore has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that our other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring our Class A common stock, which has limited voting power relative to the Class B common stock, and might harm the trading price of our Class A common stock. In addition, Mr. Steinert has the ability to control the management and major strategic investments of our company as a result of his positions as our Chief Executive Officer, President, and Chairman, and his ability to control the election or replacement of our directors. As a board member and officer, Mr. Steinert owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. If Langley Steinert's status as an officer and director is terminated, his fiduciary duties to our stockholders will also terminate, but his voting power as a stockholder will not be reduced as a result of such termination unless such termination is either made voluntarily by Mr. Steinert or due to Mr. Steinert's death. As a stockholder, even a controlling stockholder, Mr. Steinert is entitled to vote his shares in his own interests, which may not always be aligned with the interests of our other stockholders. See the section titled "Description of Capital Stock — Conversion" for a description of the limited events that will result in the conversion of outstanding Class B common stock into Class A common stock.

          We believe that Mr. Steinert's continued control of a majority of the voting power of our outstanding capital stock is beneficial to us and is in the best interests of our stockholders. In the event that Mr. Steinert no longer controls a majority of the voting power, whether as a result of the disposition of some or all his shares of Class A or Class B common stock, the conversion of the Class B common stock into Class A common stock in accordance with its terms, or otherwise, our business or the trading price of our Class A common stock may be adversely affected.

The multiple class structure of our common stock has the effect of concentrating voting control with our founder and certain other holders of our Class B common stock, which will limit or preclude your ability to influence corporate matters.

          Our Class B common stock has ten votes per share and our Class A common stock has one vote per share. Stockholders who hold shares of Class B common stock, including certain of our executive officers, employees, and directors and their affiliates, together hold a substantial majority of the voting power of our outstanding capital stock. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively control a majority of the combined voting power of our common stock and therefore are able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent at least 9.1% of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

          Transfers by holders of Class B common stock will generally result in those shares converting into Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Class B common stock into Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. If, for example, Mr. Steinert retains a significant portion of his holdings of Class B common stock for an extended period of time, he could, in the future, continue to control a majority of the combined voting power of our outstanding capital stock.

An active trading market for our Class A common stock may not develop, and you may not be able to resell your shares at or above the initial public offering price.

          Prior to this offering, there has been no public market for shares of our Class A common stock. Although our Class A common stock has been approved for listing on the NASDAQ Global Select Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price of our Class A common stock was determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our Class A common stock after this offering. In the absence of an active trading market for our Class A common stock, investors may not be able to sell their Class A common stock at or above the initial public offering price or at the time that they would like to sell.

The price of our Class A common stock may be volatile and the value of your investment could decline.

          The trading price of our Class A common stock may be volatile and fluctuate substantially. The trading price of our Class A common stock depends on a number of factors, including those described in this "Risk Factors" section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our Class A common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our Class A common stock include the following:

  •
  price and volume fluctuations in the overall stock market from time to time;

  •
  changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

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  sales of shares of our Class A common stock by us or our stockholders;

  •
  failure of securities analysts to maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

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  announcements by us or our competitors of new products;

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  the public's reaction to our press releases, other public announcements, and filings with the SEC;

  •
  rumors and market speculation involving us or other companies in our industry;

  •
  actual or anticipated changes in our operating results or fluctuations in our operating results;

  •
  actual or anticipated developments in our business, our competitors' businesses, or the competitive landscape generally;

  •
  litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

  •
  developments or disputes concerning our intellectual property or other proprietary rights;

  •
  announced or completed acquisitions of businesses or technologies by us or our competitors;

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  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

  •
  changes in accounting standards, policies, guidelines, interpretations, or principles;

  •
  any significant change in our management;

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  conditions in the automobile industry; and

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  general economic conditions and slow or negative growth of our markets.

          The effect of such factors on the trading market for our Class A common stock may be enhanced by the lack of a large and established trading market for our Class A common stock. In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our Class A common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market prices of a particular company's securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Allen & Company LLC, one of the underwriters in this offering, has an interest in this offering beyond customary underwriting discounts and commissions due to its ownership interests, and the ownership interests of its associated persons, in our capital stock.

          Allen & Company LLC, one of the underwriters in this offering, and its associated persons, own, in the aggregate, in excess of 10% of our outstanding preferred stock. Allen & Company LLC therefore is deemed to have a "conflict of interest" under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA, which could expose us to certain risks in connection with this offering.

          Rule 5121 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder, and that a "qualified independent underwriter," as defined in Rule 5121, participate in the preparation of the registration statement and the prospectus for the offering and exercise the usual standard of due diligence with respect thereto, in addition to pricing this offering. Goldman Sachs & Co. LLC is serving as the qualified independent underwriter in this offering.

          Although Goldman Sachs & Co. LLC has, in its capacity as qualified independent underwriter, participated in due diligence and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part, and, although Allen & Company LLC will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior written approval of the account holder, we cannot assure you that these measures will adequately address any potential conflicts of interest. See "Underwriting (Conflicts of Interest)."

Because the initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding Class A and Class B common stock following this offering, new investors will experience immediate and substantial dilution.

          The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A and Class B common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Class A common stock in this offering, you will experience immediate dilution of $14.99 per share, the difference between the price per share you pay for our Class A common stock and its pro forma net tangible book value per share as of June 30, 2017, after giving effect to the issuance of shares of our Class A common stock in this offering. See "Dilution" for more information. Furthermore, investors purchasing shares of our Class A common stock in this offering will only own approximately 8.9% of our outstanding shares of Class A and Class B common stock (and have approximately 2.6% of the combined voting power of the outstanding shares of our Class A and Class B common stock), after giving effect to the issuance of shares of our Class A common stock in this offering and sale of 6,900,000 shares of our Class A common stock by certain selling stockholders. To the extent outstanding options to purchase our Class A common stock or Class B common stock are exercised or additional restricted stock units for our Class A common stock or Class B common stock are settled, investors purchasing our Class A common stock in this offering will experience further dilution.

Sales of substantial amounts of our Class A common stock in the public markets, or the perception that such sales might occur, could depress the market price of our Class A common stock.

          The market price for our Class A common stock could decline as a result of the sale of substantial amounts of our Class A common stock, particularly sales by our directors, executive officers, and significant stockholders, a large number of shares of our Class A common stock becoming available for sale, or the perception in the market that holders of a large number of shares intend to sell their shares. Based on shares outstanding at June 30, 2017, upon the closing of this offering we will have outstanding approximately 77,145,294 shares of Class A common stock, including the 9,400,000 shares of Class A common stock that we and the selling stockholders are selling in this offering that may be resold in the public market immediately. The remaining 67,745,294 shares of Class A common stock, or 87.8% of our outstanding shares of Class A common stock after this offering, are currently, and will be following the closing of this offering, restricted as a result of securities laws or lock-up agreements but will be able to be sold, subject to any applicable volume limitations, under federal securities laws with respect to affiliate sales. Our executive officers, directors, and the holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us or have entered into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell, directly or indirectly, any shares of common stock without the permission of Goldman Sachs & Co. LLC for a period of 180 days following the date of this prospectus. We refer to such period as the lock-up period. When the lock-up period expires, we and our security holders subject to a lock-up agreement or market stand-off agreement will be able to sell our shares in the public market. In addition, Goldman Sachs & Co. LLC may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements at any time and for any reason. See "Shares Eligible for Future Sale" for more information. Sales of a substantial number of such shares upon expiration of the lock-up and market stand-off agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

          One hundred eighty days after the effective date of the registration statement of which this prospectus forms a part, the holders of 54,998,789 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares of Class A common stock or to include their shares in registration statements that we may file for ourselves or our stockholders.

          In addition, the shares of Class A common stock subject to outstanding options and restricted stock units for Class A common stock under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. See "Shares Eligible for Future Sale" for a more detailed description of sales that may occur in the future.

          If a substantial number of shares are sold, or if it is perceived that they will be sold, in the public market, before or after the expiration of the contractual lock-up period, the trading price of our Class A common stock could decline substantially.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

          The provisions of our amended and restated certificate of incorporation and amended and restated bylaws to be effective on the closing of this offering, and provisions of Delaware law, may have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents to be effective on the closing of this offering will include provisions:

  •
  creating a classified board of directors whose members serve staggered three year terms;

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  authorizing "blank check" preferred stock, which may contain voting, liquidation, dividend, and other rights superior to our Class A common stock and which, from and after the date, referred to as the threshold date, on which the votes applicable to the Class A common stock and Class B common stock controlled by our founder, Chief Executive Officer, President, and Chairman, Langley Steinert, represent less than a majority of the aggregate votes applicable to all shares of the outstanding Class A common stock and Class B common stock, could be issued by our board of directors without stockholder approval;

  •
  limiting the liability of, and providing indemnification to, our directors and officers;

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  limiting the ability of our stockholders to call and bring business before special meetings;

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  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

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  limiting the ability, from and after the threshold date, of stockholders to amend our amended and restated certificate of incorporation;

  •
  limiting the ability, from and after the threshold date, of stockholders to fill vacant directorships and remove directors; and

  •
  prohibiting cumulative voting by stockholders.

          These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

          As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

          Any provision of our amended and restated certificate of incorporation, amended and restated bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Our amended and restated certificate of incorporation that will become effective upon the closing of this offering will include a forum selection clause, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

          Our amended and restated certificate of incorporation that will become effective upon the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or to our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us or any of our directors, officers, or other employees or agents governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This forum selection provision in our amended and restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in our certificate of incorporation, a court could rule that such a provision is inapplicable or unenforceable.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

          The net proceeds from the sale of our shares of Class A common stock by us in this offering may be used for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have any agreements or commitments for any acquisitions at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

          The trading market for our Class A common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not intend to pay cash dividends for the foreseeable future.

          We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any cash dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A common stock if the trading price of your shares increases.

Our status as a "controlled company" could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

          Upon the closing of this offering, more than 50% of our voting power will be held by Langley Steinert. As a result, we will be a "controlled company" under the corporate governance rules for NASDAQ-listed companies. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a "controlled company" and may elect not to comply with certain NASDAQ corporate governance requirements, including

  •
  the requirement that a majority of our board of directors consist of "independent directors" as defined under the rules of NASDAQ;

  •
  the requirement that we have a compensation committee that is composed entirely of directors meeting NASDAQ independence standards applicable to compensation committee members with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that our compensation committee be responsible for the hiring and overseeing of persons acting as compensation consultants and be required to consider certain independence factors when engaging such persons; and

  •
  the requirement that director nominees either be selected, or recommended for board of directors' selection, either by "independent directors" as defined under the rules of NASDAQ constituting a majority of the board of director's "independent directors" in a vote in which only "independent directors" participate, or by a nominations committee comprised solely of "independent directors."

          Following the closing of this offering, we may rely on certain of these exemptions. Accordingly, should the interests of our controlling stockholder differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for NASDAQ-listed companies. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

We are an "emerging growth company," and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.

          We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from some disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

  •
  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

  •
  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

  •
  reduced disclosure obligations regarding executive compensation; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

          We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A common stock less attractive if we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY AND MARKET DATA

          This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases you can identify forward-looking statements because they contain words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "might," "likely," "plans," "potential," "predicts," "projects," "seeks," "should," "target," "will," "would," or similar expressions and the negatives of those terms. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

  •
  our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit or gross margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability;

  •
  our ability to attract and retain consumers and dealers using our marketplace;

  •
  our ability to develop new and enhanced products and services to attract and retain consumers and dealers, and our ability to successfully monetize them;

  •
  our anticipated growth and growth strategies and our ability to effectively manage that growth;

  •
  our ability to maintain and build our brand;

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  our reliance on our third-party data providers;

  •
  our ability to expand internationally;

  •
  the impact of competition in our industry and innovation by our competitors;

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  our ability to hire and retain necessary qualified employees to expand our operations;

  •
  our ability to adequately protect our intellectual property;

  •
  our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business;

  •
  the increased expenses and administrative workload associated with being a public company;

  •
  failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; and

  •
  the future trading prices of our Class A common stock.

          We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

          You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, and growth prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled "Risk Factors" and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. Further, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

          The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law.

          This prospectus also contains estimates and other statistical data, including those relating to our industry and the market in which we operate, that we have obtained or derived from industry publications and reports, including reports from comScore, Borrell Associates, and publicly available information. We rely on Google Analytics for data relating to our own key business metrics and, for consistency, we rely on comScore for all data relating to comparisons with our competitors. Google Analytics and comScore use different methodologies to derive their data and therefore their data for similar statistics is not comparable. These industry publications and reports generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates, as there is no assurance that any of them will be reached. Based on our industry experience, we believe that the publications and reports are reliable and that the conclusions contained in the publications and reports are reasonable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors." These and other factors could cause our actual results to differ materially from those expressed in the industry publications and reports.

 USE OF PROCEEDS

          We estimate that the net proceeds from the sale of 2,500,000 shares of our Class A common stock in this offering will be approximately $33.1 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares of Class A common stock from us is exercised in full, we estimate that our net proceeds would be approximately $43.6 million, after deducting the underwriting discounts and commissions, and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholders, although we will bear the costs, other than underwriting discounts and commissions, associated with the sale of these shares.

          The principal purposes of this offering are to increase our financial flexibility, improve our visibility in the marketplace, create a public market for our Class A common stock, and facilitate our future access to the public capital markets. We currently intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in complementary technologies, solutions, products, services, businesses, or other assets, although we have no present commitments or agreements to enter into any acquisitions or investments.

          As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. The amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, sales and marketing efforts, competition, the pace of our expansion plans, our investments, and acquisitions. Accordingly, we will have broad discretion in using these proceeds. Pending these uses, we intend to invest the net proceeds from this offering in short-term and intermediate-term investment-grade interest-bearing securities and obligations, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government. We cannot predict whether the invested proceeds will yield a favorable return.

 DIVIDEND POLICY

          We have never declared or paid cash dividends on our Class A common stock. We currently intend to retain all available funds and any future earnings for use in the development, operation, and expansion of our business and do not anticipate declaring or paying any dividends on our Class A common stock in the foreseeable future. Any future determination to declare dividends on our Class A common stock will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, any restrictions on paying dividends, and other factors that our board of directors may deem relevant. As a result, we anticipate that only appreciation of the price of our Class A common stock, if any, will provide a return to investors in this offering for at least the foreseeable future.

CAPITALIZATION

          The following table sets forth our consolidated cash, cash equivalents, and investments and capitalization as of June 30, 2017 on:

  •
  an actual basis;

  •
  on a pro forma basis to reflect (i) the automatic conversion of all shares of our convertible preferred stock outstanding as of June 30, 2017 into 20,188,226 shares of our Class A common stock and 40,376,452 shares of our Class B common stock, which Class B common stock will subsequently convert into 40,376,452 shares of our Class A common stock, which conversions will occur upon the closing of this offering and (ii) the stock-based compensation expense of $1.9 million associated with vesting of restricted stock units upon the closing of this offering; and

  •
  on a pro forma as adjusted basis giving effect to the pro forma adjustments set forth above and to further reflect (i) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur in connection with the closing of this offering and (ii) our receipt of the net proceeds from the sale by us of 2,500,000 shares of Class A common stock in this offering at the initial public offering price of $16.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Additionally, for purposes of the pro forma as adjusted amounts shown above, the net proceeds to be received by us from the sale of Class A common stock in this offering of $33.1 million have been increased by approximately $305,000 to reflect the estimated offering expenses that had been paid by us as of June 30, 2017.

          You should read this table together with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	At June 30, 2017

	Actual	Pro forma	Pro forma as adjusted

	(in thousands, except share and per share data)
Cash, cash equivalents, and investments	$81,309	$81,309	$114,714

Convertible preferred stock, $0.001 par value per share; 11,091,782 shares authorized, 10,094,108 issued or outstanding, actual; 11,091,782 shares authorized, no shares issued or outstanding, pro forma; 10,000,000 shares authorized, no shares issued or outstanding, pro forma as adjusted	$132,698	$—	$—
Stockholders' (deficit) equity:
Class A common stock, $0.001 par value per share, 120,020,700 shares authorized, 14,080,616 shares issued and outstanding, actual; 120,020,700 shares authorized, 74,645,294 shares issued and outstanding pro forma; and 500,000,000 shares authorized, 77,145,294 shares issued and outstanding pro forma as adjusted	14	75	77
Class B common stock, $0.001 par value per share, 80,013,800 shares authorized, 28,161,232 shares issued and outstanding, actual; 80,013,800 shares authorized, 28,161,232 shares issued and outstanding pro forma; and 100,000,000 shares authorized, 28,161,232 shares issued and outstanding pro forma as adjusted	28	28	28
Additional paid-in capital	4,032	138,566	171,664
Accumulated deficit	(63,145)	(65,042)	(65,042)
Accumulated other comprehensive loss	127	127	127

Total stockholders' (deficit) equity	(58,944)	73,754	106,854

Total capitalization	$73,754	$73,754	$106,854

          If the underwriters' option to purchase additional shares of our Class A common stock from us were exercised in full, pro forma as adjusted cash, cash equivalents, and investments, total stockholders' (deficit) equity, total capitalization, and shares outstanding as of June 30, 2017 would be $125.2 million, $117.3 million, $117.3 million, and 106,011,526, respectively.

          The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 74,645,294 shares of our Class A common stock outstanding and 28,161,232 shares of our Class B common stock outstanding, in each case, as of June 30, 2017 (assuming the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 60,564,678 shares of Class A common stock upon the closing of this offering), and excludes:

  •
  1,737,056 shares of Class A common stock issuable upon the exercise of options outstanding as of June 30, 2017 with a weighted-average exercise price of $1.65 per share and 3,474,112 shares of Class B common stock issuable upon the exercise of options outstanding as of June 30, 2017 with a weighted-average exercise price of $1.65 per share;

  •
  789,934 shares of Class A common stock and 1,579,868 shares of Class B common stock issuable upon the vesting and settlement of restricted stock units, or RSUs, outstanding as of June 30, 2017; and

  •
  8,457,912 shares of Class A common stock reserved for future issuance under our equity compensation plans, consisting of (i) 657,912 shares of Class A common stock reserved for future issuance under our Amended and Restated 2015 Equity Incentive Plan, as amended, or the 2015 Plan, as of June 30, 2017, plus (ii) 7,800,000 additional shares of Class A common stock reserved for future issuance under our Omnibus Incentive Compensation Plan, or our 2017 Plan, which will become effective upon the closing of this offering.

          Upon the closing of this offering, any remaining shares available for issuance under our 2015 Plan will be added to the shares of our Class A common stock reserved for issuance under our 2017 Plan, and we will cease granting awards under the 2015 Plan. In addition, shares of Class A common stock and shares of Class B common stock subject to outstanding grants under our 2015 Plan as of the effective date of our 2017 Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered on or after the effective date of our 2017 Plan without having been exercised, vested, or paid prior to the effective date of the 2017 Plan, including shares tendered or withheld to satisfy tax withholding obligations with respect to outstanding grants under the 2015 Plan, will be added to the shares of Class A common stock reserved for issuance under our 2017 Plan. See the section titled "Executive Compensation — Employee Benefits and Stock Plans" for additional information.

 DILUTION

          If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of Class A common stock immediately after closing of this offering.

          Our historical net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding as of June 30, 2017. Our historical net tangible book value as of June 30, 2017 was $73.8 million, or $1.75 per share. Our pro forma net tangible book value was $73.8 million, or $0.72 per share, and is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding as of June 30, 2017, after giving effect to the automatic conversion of all shares of our convertible preferred stock outstanding as of June 30, 2017 into 20,188,226 shares of our Class A common stock and 40,376,452 shares of our Class B common stock, which Class B common stock will subsequently convert into 40,376,452 shares of our Class A common stock, which conversions will occur upon the closing of this offering.

          After giving effect to the sale by us of 2,500,000 shares of our Class A common stock in this offering at the initial public offering price of $16.00 per share, and the receipt of the net proceeds therefrom after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2017 would have been approximately $106.9 million, or $1.01 per share. This represents an immediate increase in pro forma net tangible book value of $0.29 per share to our existing stockholders and an immediate dilution of $14.99 per share to investors purchasing shares of Class A common stock in this offering at the initial public offering price.

          The following table illustrates this dilution:

Initial public offering price per share		$16.00
Pro forma net tangible book value per share as of June 30, 2017	$0.72
Increase in pro forma net tangible book value per share attributable to new investors in this offering	0.29

Pro forma as adjusted net tangible book value per share as of June 30, 2017		$1.01

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$14.99

          If the underwriters exercise their option to purchase additional shares of Class A common stock from us in full, the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering would be $1.11 per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering would be $14.89 per share.

          The following table summarizes, on a pro forma as adjusted basis at June 30, 2017, the total number of shares purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and by new investors purchasing shares of Class A common stock in this offering from us at the initial public offering price of $16.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price

	Number	Percent	Amount	Percent	Per Share

Existing stockholders	102,806,526	97.6%	$133,580,251	77.0%	$1.30
New investors	2,500,000	2.4	40,000,000	23.0	16.00

Total	105,306,526	100.0%	$173,580,251	100.0%	$1.65

          Sales of shares of Class A common stock by the selling stockholders in our initial public offering will reduce the number of shares of common stock held by existing stockholders to 95,906,526, or approximately 91.1% of the total shares of common stock outstanding after our initial public offering, and will increase the number of shares held by new investors to 9,400,000, or approximately 8.9% of the total shares of common stock outstanding after our initial public offering. In addition, to the extent that any outstanding options to purchase common stock are exercised or RSUs are settled, new investors will experience further dilution.

          After giving effect to the sale of shares in this offering by us and the selling stockholders, if the underwriters exercise their option to purchase additional shares of Class A common stock from us and the selling stockholders in full, our existing stockholders would own 89.8% and our new investors would own 10.2% of the total number of shares of our common stock outstanding upon the closing of this offering.

          The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 74,645,294 shares of our Class A common stock outstanding and 28,161,232 shares of our Class B common stock outstanding, in each case, as of June 30, 2017 (assuming the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 60,564,678 shares of Class A common stock upon the closing of this offering), and excludes:

  •
  1,737,056 shares of Class A common stock issuable upon the exercise of options outstanding as of June 30, 2017 with a weighted-average exercise price of $1.65 per share and 3,474,112 shares of Class B common stock issuable upon the exercise of options outstanding as of June 30, 2017 with a weighted-average exercise price of $1.65 per share;

  •
  789,934 shares of Class A common stock and 1,579,868 shares of Class B common stock issuable upon the vesting and settlement of RSUs outstanding as of June 30, 2017; and

  •
  8,457,912 shares of Class A common stock reserved for future issuance under our equity compensation plans, consisting of (i) 657,912 shares of Class A common stock reserved for future issuance under our Amended and Restated 2015 Equity Incentive Plan, as amended, or the 2015 Plan, as of June 30, 2017, plus (ii) 7,800,000 additional shares of Class A common stock reserved for future issuance under our Omnibus Incentive Compensation Plan, or our 2017 Plan, which will become effective upon the closing of this offering.

          Upon the closing of this offering, any remaining shares available for issuance under our 2015 Plan will be added to the shares of our Class A common stock reserved for issuance under our 2017 Plan, and we will cease granting awards under the 2015 Plan. In addition, shares of Class A common stock and shares of Class B common stock subject to outstanding grants under our 2015 Plan as of the effective date of our 2017 Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered on or after the effective date of our 2017 Plan without having been exercised, vested, or paid prior to the effective date of the 2017 Plan, including shares tendered or withheld to satisfy tax withholding obligations with respect to outstanding grants under the 2015 Plan, will be added to the shares of Class A common stock reserved for issuance under our 2017 Plan. See the section titled "Executive Compensation — Employee Benefits and Stock Plans" for additional information.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          We derived the summary consolidated statements of operations data for the years ended December 31, 2015 and 2016 and the consolidated balance sheet data as of December 31, 2015 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated statements of operations data for the six months ended June 30, 2016 and 2017 and the consolidated balance sheet data as of June 30, 2017 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements were prepared on a basis consistent with our annual financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period. You should read the summary consolidated financial data set forth below in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, the accompanying notes, and other financial information included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Marketplace subscription	$75,142	$171,302	$71,638	$127,952
Advertising and other	23,446	26,839	12,603	15,323

Total revenue	98,588	198,141	84,241	143,275
Cost of revenue(1)	4,234	9,575	3,819	7,647

Gross profit	94,354	188,566	80,422	135,628

Operating expenses:
Sales and marketing	81,877	154,125	68,313	104,604
Product, technology, and development	8,235	11,453	5,150	8,357
General and administrative	5,801	12,783	5,618	9,092
Depreciation and amortization	969	1,634	633	1,196

Total operating expenses	96,882	179,995	79,714	123,249

(Loss) income from operations	(2,528)	8,571	708	12,379
Other (expense) income, net	(12)	374	153	217

(Loss) income before income taxes	(2,540)	8,945	861	12,596
(Benefit from) provision for income taxes	(904)	2,448	340	4,043

Net (loss) income	$(1,636)	$6,497	$521	$8,553

Net (loss) income per share attributable to common stockholders, basic and diluted:(2)
Basic	$(0.41)	$(0.58)	$0.01	$0.08

Diluted	$(0.41)	$(0.58)	$—	$0.08

Weighted-average shares used to compute net (loss) income per share attributable to common stockholders:(2)
Basic	43,141,236	44,138,922	44,651,235	42,122,339
Diluted	43,141,236	44,138,922	48,026,295	46,182,359
Pro forma net (loss) income per share attributable to common stockholders:(2)
Basic		$(0.24)		$0.08

Diluted		$(0.24)		$0.08

Pro forma weighted-average shares used to compute pro forma net (loss) income per share attributable to common stockholders:(2)
Basic		104,703,600		102,687,017
Diluted		104,703,600		106,747,037
Other Financial Information:
Adjusted EBITDA(3)	$(366)	$10,965	$1,692	$14,116

(1)
Includes depreciation and amortization expense for the years ended December 31, 2015 and 2016 and for the six months ended June 30, 2016 and 2017 of $153, $438, $203, and $391, respectively.

(2)
See Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net (loss) income per share attributable to common stockholders and pro forma net (loss) income per share attributable to common stockholders.

(3)
See "— Adjusted EBITDA" below for more information and for a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	December 31,		June 30,

	2015	2016	2017

	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and investments	$61,363	$74,250	$81,309
Property and equipment, net	7,147	12,780	15,897
Working capital	52,751	56,457	61,534
Total assets	77,781	100,331	115,606
Total liabilities	20,534	35,605	41,852
Convertible preferred stock	73,378	132,698	132,698
Total stockholders' deficit	(16,131)	(67,972)	(58,944)

Adjusted EBITDA

          To provide investors with additional information regarding our financial results, we monitor and have presented within this prospectus Adjusted EBITDA, which is a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles, or GAAP, and is not necessarily comparable to similarly titled measures presented by other companies.

          We define Adjusted EBITDA as net income (loss), adjusted to exclude: depreciation and amortization, stock-based compensation expense, other expense (income), net, the (benefit from) provision for income taxes, and other one-time, non-recurring items, when applicable. We have presented Adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

          We use Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. We believe Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making. In addition, we evaluate our Adjusted EBITDA in relation to our revenue. We refer to this as Adjusted EBITDA margin and define it as Adjusted EBITDA divided by total revenue.

          Our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

  •
  Adjusted EBITDA excludes stock-based compensation expense, which will be, for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

  •
  Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

  •
  Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

  •
  Adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and

  •
  other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP.

          The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable measure calculated in accordance with GAAP, for each of the periods presented.

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

	(in thousands)
Reconciliation of Adjusted EBITDA:
Net (loss) income	$(1,636)	$6,497	$521	$8,553
Depreciation and amortization	1,122	2,072	836	1,587
Stock-based compensation expense	1,040	322	148	150
Other expense (income), net	12	(374)	(153)	(217)
(Benefit from) provision for income taxes	(904)	2,448	340	4,043

Adjusted EBITDA	$(366)	$10,965	$1,692	$14,116

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or elsewhere in this prospectus, including information with respect to our plans and strategy for our business and our performance and future success, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In this discussion, we use financial measures that are considered non-GAAP financial measures under Securities and Exchange Commission rules. These rules require supplemental explanation and reconciliation, which is included elsewhere in this prospectus. Investors should not consider non-GAAP financial measures in isolation from or in substitution for, financial information presented in compliance with U.S. generally accepted accounting principles, or GAAP.

Company Overview

          CarGurus is a global, online automotive marketplace connecting buyers and sellers of new and used cars. Using proprietary technology, search algorithms, and innovative data analytics, we provide information and analysis that create a differentiated automotive search experience for consumers. Our trusted marketplace empowers users with unbiased third-party validation on pricing and dealer reputation as well as other information that aids them in finding "Great Deals from Great Dealers." As of June 30, 2017, we had an active dealer network of over 40,000 dealers, and our selection of over 5.4 million car listings is the largest number of car listings available on any of the major U.S. online automotive marketplaces. In addition to the United States, we operate online marketplaces in Canada, the United Kingdom, and Germany.

          Since our founding in 2006, a core principle of our marketplace has been unbiased transparency. In pursuing this principle, we have continually innovated our product offerings to bring greater transparency, trust, and efficiency to a consumer's car research and buying process, leading to higher engagement and a more informed consumer who is better prepared to purchase at the dealership. Highlights of our history of innovation and commitment to unbiased transparency include:

  •
  In 2007, we launched the www.cargurus.com marketplace in the United States.

  •
  In 2010, we introduced Instant Market Value, or IMV, Deal Ratings, Price History, and Time on Site.

  •
  In 2011, we launched Dealer Reviews and deployed the first version of our mobile-optimized website.

  •
  In 2012, we established a direct-to-dealer sales model for our marketplace listing subscription products.

  •
  In 2013, we launched Sell My Car, a free platform which enables consumers to sell their cars in our marketplace, and new car price analysis features that provide price guidance on new cars.

  •
  In 2014, we launched our first international marketplace in Canada at ca.cargurus.com.

  •
  In 2015, we launched our second international marketplace in the United Kingdom at www.cargurus.co.uk.

  •
  In 2016, we launched our Deal Rating Badges, which allow dealers to add Deal Rating icons on their own websites, user-generated car comparison pages to provide users side-by-side comparisons of vehicles, and a managed text and chat offering to complement our existing communication channels between consumers and dealers.

  •
  In 2017, we launched our third international marketplace in Germany at cargurus.de and we launched dealer search engine marketing, a product that helps dealers more effectively acquire prospects through paid search marketing, social media, and retargeting.

          We generate marketplace subscription revenue from dealers through Listing and Dealer Display subscriptions, and advertising revenue from automobile manufacturers and other auto-related brand advertisers. Our rapid revenue growth and financial performance over the last several years exemplifies the strength of our marketplace. In 2016, we generated revenue of $198.1 million, a 101% increase from $98.6 million of revenue in 2015. Our revenue for the six months ended June 30, 2017 was $143.3 million, a 70% increase from $84.2 million of revenue in the six months ended June 30, 2016.

          In 2016, we generated net income of $6.5 million and our Adjusted EBITDA was $11.0 million, compared to a net loss of $1.6 million and Adjusted EBITDA of $(0.4) million in 2015. For the six months ended June 30, 2017, we generated net income of $8.6 million and our Adjusted EBITDA was $14.1 million, compared to net income of $0.5 million and Adjusted EBITDA of $1.7 million for the six months ended June 30, 2016. See "Selected Consolidated Financial and Other Data — Adjusted EBITDA" for more information regarding our use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss).

          We have two reportable segments, United States and International. See Note 8 of our consolidated financial statements included elsewhere in this prospectus for more information.

Key Business Metrics

          We regularly review a number of metrics, including the key metrics listed below, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, and make operating and strategic decisions. We believe it is important to evaluate these metrics for the United States and International segments. International is defined as all non-U.S. markets in which we operate. International markets will likely perform differently than the U.S. market due to a variety of factors, including our operating history in the market, our rate of investment, market size, market maturity, and other dynamics unique to each country.

Monthly Unique Users

          We define a monthly unique user as an individual who has visited our website within a calendar month, based on data as measured by Google Analytics. We calculate average monthly unique users as the sum of the monthly unique users in a given period, divided by the number of months in that period. We count a unique user the first time a computer or mobile device with a unique IP address accesses our website during a calendar month. If an individual accesses our website using different IP addresses within a given month, the first access by each such IP address is counted as a separate unique user. We view our average monthly unique users as a key indicator of the quality of our user experience, the effectiveness of our advertising and traffic acquisition, and the strength of our brand awareness. Measuring unique users is important to us because our marketplace subscription revenue depends, in part, on our ability to provide dealers with connections to our users and exposure to our marketplace audience. We define connections as interactions between consumers and dealers on our marketplace through phone calls, email, managed text and chat, and clicks to access the dealer's website and map directions to the dealership.

	Year Ended December 31,		Six Months Ended June 30,

Average Monthly Unique Users	2015	2016	2016	2017

	(in thousands)
United States	14,986	20,120	19,510	23,089
International	198	1,396	1,034	2,183

Monthly Sessions

          We define monthly sessions as the number of distinct visits to our website that take place each month within a given time frame, as measured and defined by Google Analytics. We calculate average monthly sessions as the sum of the monthly sessions in a given period, divided by the number of months in that period. A session is defined as beginning with the first page view from a user IP address and ending at the earliest of when a user closes their browser window, after 30 minutes of inactivity, or at midnight each night. A session can be made up of multiple page views and visitor actions, such as performing a search, visiting vehicle detail pages, and connecting with a dealer. We believe the volume of sessions in a time period, when considered in conjunction with the number of unique users in that time period, is an indicator of consumer satisfaction and engagement with our marketplace.

	Year Ended December 31,		Six Months Ended June 30,

Average Monthly Sessions	2015	2016	2016	2017

	(in thousands)
United States	31,531	46,706	44,953	61,593
International	342	2,627	1,833	4,871

Number of Paying Dealers

          Paying dealers are the number of dealers subscribing to one of our Enhanced or Featured Listing products at the end of a defined period. We believe that the number of paying dealers is indicative of the value proposition of our Listing products, and our sales and marketing success, including our ability to retain paying dealers and develop new dealer relationships.

	As of December 31,		As of June 30,

Number of Paying Dealers	2015	2016	2016	2017

United States	12,276	20,349	16,944	23,347
International	53	952	306	1,694

Average Annual Revenue per Subscribing Dealer (AARSD)

          We measure the average annual revenue we receive from each paying dealer. We define AARSD, as measured at the end of a defined period, as the total marketplace subscription revenue during the trailing 12 months divided by the average number of paying dealers during the same trailing 12-month period. Our ability to grow the AARSD is an indicator of the value proposition of our products and the return on investment, or ROI, our paying dealers realize from our products.

Increases in AARSD are driven by our ability to grow the volume of connections to our users and the quality of those connections, effectively illustrate the value of brand exposure to our engaged audience in relation to subscription cost, upsell package levels, and cross-sell additional products to our paying dealers.

	As of December 31,			As of June 30,

Average Annual Revenue per Subscribing Dealer (AARSD)	2015		2016	2016		2017

United States	$8,835		$10,383	$9,510		$11,048
International	n/a	*	$3,830	n/a	*	$4,944

*
International revenues were not generated before October 2015 and, therefore, annual data for the trailing 12-month calculation is not available.

Adjusted EBITDA

          We define Adjusted EBITDA as net income (loss), adjusted to exclude: depreciation and amortization, stock-based compensation expense, other expense (income), net, the (benefit from) provision for income taxes, and other one-time, non-recurring items, when applicable. We monitor and have presented in this prospectus Adjusted EBITDA as a non-GAAP financial measure to supplement the financial information we present on a GAAP basis to provide investors with additional information regarding our financial results. Adjusted EBITDA, as a non-GAAP financial measure, should not be considered in isolation from, or as an alternative to, measures prepared in accordance with GAAP. We consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. Also, our non-GAAP measure may not necessarily be comparable to similarly titled measures presented by other companies.

          We believe that Adjusted EBITDA is a key indicator of our operating results. For further explanation of the uses and limitations of this measure and a reconciliation of our Adjusted EBITDA to the most directly comparable GAAP measure, net income (loss), please see "Selected Consolidated Financial and Other Data — Adjusted EBITDA."

Factors Affecting Our Performance

          We believe that our performance and future growth depends on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled "Risk Factors."

Grow Our Paying Dealer Base

          Our success depends in part on the retention and growth of our paying dealer base. We allow any dealer to list its inventory in our marketplace, receive anonymized email connections and access a subset of the tools on our Dealer Dashboard for free through our Basic Listing product. Through our sales and marketing efforts, we aim to convert those non-paying dealers to Enhanced or Featured Listing subscribers. Dealers with a paid subscription to our Enhanced and Featured Listing products receive connections to consumers that are not anonymous and can be made through a wider variety of methods, including phone calls, email, and managed text and chat. Our platform allows paying dealers to provide a link to their websites, dealership information such as name, address, and hours of operation, and map directions to their dealerships, helping consumers easily contact or visit them, which we believe results in increased local brand awareness and walk-in traffic. Paying dealers also gain access to our Pricing Tool and Market Analysis tool.

          As of June 30, 2017, we had over 40,000 dealers in our active dealer network. Based on estimates by Borrell Associates, there are approximately 43,000 dealers in the United States, and therefore our ability to expand our total U.S. dealer count is limited by the diminishing number of dealers that do not actively list their inventory in our marketplace. However, as of June 30, 2017, only 23,347 of the more than 40,000 U.S. dealers in our active dealer network were paying dealers, and we believe that our ability to convert non-paying dealers to paying dealers will be the biggest driver of our future U.S. paying dealer growth. Bringing new non-paying dealers onto our platform and ultimately seeking to convert them to paying dealers will be an additional, but smaller, driver of such growth.

          Our marketplace subscription revenue is a product of the number of paying dealers and their average subscription fees, and therefore, increasing the number of paying dealers is a key growth driver. In 2016, marketplace subscription revenue totaled $171.3 million, accounting for 86% of total revenue. We have made a substantial investment in our sales organization, which focuses on converting dealers from Basic Listing to Enhanced or Featured Listing subscribers. Having more paying dealers provides consumers with more dealer information and methods to contact those dealers. More consumers and connections drives greater value to paying dealers on our platform.

Increase Average Annual Revenue per Subscribing Dealer (AARSD)

          AARSD is a key driver of our marketplace subscription revenue. AARSD is driven by the volume and quality of connections we deliver to dealers, the perceived value of their brand exposure in our marketplace, and our ability to upsell package levels and cross-sell additional products to our paying dealers. In 2016, we provided our U.S. dealer base with over 42 million connections to prospective car buyers. Historically, our growing user traffic has led to an increase in the volume of connections that we provide our U.S. paying dealers, from 10.3 million connections during the second quarter of 2016 to 12.4 million connections during the same period of 2017. This growth has been a primary contributor to the increase in U.S. AARSD, which grew from $9,510 as of June 30, 2016 to $11,048 as of June 30, 2017, or 16%. In the future, we expect new products to play a more important role in helping us grow AARSD.

          We have a history of attracting new paying dealers and increasing their annual spend with us over time primarily due to the value they receive from increased connections provided to them from our marketplace. Additionally, paying dealers increase their spend with us by adding products such as display advertising to their listings subscription. As of June 30, 2017, 15% of our U.S. paying dealers subscribed to our dealer display advertising product, up from 5% as of June 30, 2016. The chart below illustrates the total monthly marketplace subscription revenue from each of several cohorts over the fiscal years presented. Each cohort represents dealers that made their initial purchase from us in a given fiscal year. For example, the fiscal year 2015 cohort represents all dealers that made their initial purchase from us between January 1, 2015 and December 31, 2015. The fiscal year 2015 cohort increased its monthly subscription revenue from $6.0 million as of December 31, 2015 to $6.9 million as of December 31, 2016, an increase of 16%. The cohorts prior to January 1, 2015 had monthly subscription revenue of $3.0 million on December 31, 2014, which increased two years later to $4.9 million on December 31, 2016, representing a compound annual growth rate of 27%.

 U.S. Monthly Marketplace Subscription Revenue by Cohort

Note: Data through June 30, 2017.

Launch of New Dealer Products and Services

          We intend to introduce additional products and services to help dealers better acquire customers in our marketplace and other digital channels, build relationships with prospects, and better manage their inventories, websites, and dealerships. For example, in 2017, we began offering our dealer search engine marketing product, which helps dealers more effectively acquire customers through paid search, social media, and retargeted advertising. Our revenue growth in the future will be dependent, in part, on our ability to successfully innovate, develop, launch, and gain market acceptance of these new products and services. We believe that new products should not only increase our AARSD, but also make our platform more appealing to a broader pool of dealers.

Grow Our Consumer Audience

          Our revenue growth depends, in part, on our ability to grow our consumer audience, a critical driver of the number of connections that we provide to our dealers. Increasing our volume of unique users and their engagement is critical to our success as it incentivizes more dealers to purchase our Enhanced or Featured Listing products to benefit from improved access to and engagement with that audience as well as the additional features those subscription products provide. We intend to continue investing in our proprietary algorithmic traffic acquisition and building our brand awareness. We also plan to add new consumer-facing features, tools, and services to assist consumers with more aspects of the car ownership lifecycle, from researching and buying a car through maintaining and eventually selling the car, which we believe will help us grow our consumer audience.

Increase Our Brand Awareness

          We believe that stronger brand awareness among consumers and dealers will contribute to our future growth. Historically, our marketing efforts have been focused on algorithmic traffic acquisition rather than brand marketing. We plan to further expand our marketing on television, radio, and social media to drive greater brand recognition, trust, and loyalty from a broader consumer audience. The timing and magnitude of our advertising activities will impact our sales and marketing expense and overall profitability in each period, and the effectiveness of such activities in attracting consumers and dealers to our platform could impact our revenue in future periods.

Drive Growth and Profitability in International Markets

          We believe that our opportunity in international markets is significant. To capitalize on this opportunity, we have launched marketplaces in Canada, the United Kingdom, and Germany, and will continue to invest in growing our presence in these and other countries. We have experienced losses in these countries and it is likely we will experience losses in other countries in which we launch marketplaces. Our ability to successfully grow these markets and drive profitability comparable to our performance in the United States will depend on our ability to acquire a critical mass of dealer inventory, grow consumer traffic, provide high quality connections between consumers and dealers, and increase the number of paying dealers in these markets.

Components of Consolidated Statements of Operations

Revenue

          Our revenue is derived from two primary sources: marketplace subscription revenue, which consists of listing and display advertising subscriptions from dealers, and advertising and other revenue, which consists primarily of display advertising revenue from auto manufacturers and other auto-related brand advertisers.

Marketplace Subscription Revenue

          We offer three types of marketplace Listing products to our dealers: Basic Listing, which is free; and Enhanced or Featured Listing, which require a paid subscription under a monthly, quarterly, semiannual, or annual subscription basis. As of June 30, 2017, 17% of our U.S. paying dealers were on an annual subscription, compared to fewer than 1% of U.S. paying dealers as of June 30, 2016. Subscription pricing is determined based on a dealer's inventory size, region, and our assessment of the connections and ROI our platform will provide them. We also offer dealers access to our Dealer Dashboard, which includes a performance summary, Dealer Insights tool, user review management platform, Pricing Tool, and Market Analysis tool. The Pricing Tool and Market Analysis tool are available only to paying dealers.

          In addition to listing their inventory in our marketplace and gaining access to our Dealer Dashboard, we offer Enhanced and Featured Listing dealers other subscription advertising and customer acquisition products, including display advertising that appears in our marketplace and on other sites on the Internet, which can be targeted by geography, search history, and a number of other factors, and dealer search engine marketing, which helps dealers more effectively acquire customers through paid search, social media, and retargeted advertising.

          Marketplace subscription revenue is recognized on a monthly basis as the service is delivered to the dealer.

Advertising and Other Revenue

          Advertising and other revenue consists primarily of non-dealer display advertising revenue from auto manufacturers and other auto-related brand advertisers sold on a cost per thousand impressions, or CPM, basis. An impression is an advertisement loaded on a web page. Auto manufacturers and other brand advertisers can execute advertising campaigns that are targeted across a wide variety of parameters, including demographic groups, behavioral characteristics, specific auto brands, categories such as Certified Pre-Owned, and segments such as hybrid vehicles.

          For a description of our revenue accounting policies, see "— Critical Accounting Policies and Significant Estimates."

Cost of Revenue

          Cost of revenue primarily consists of costs related to supporting and hosting our product offerings. These costs include salaries, benefits, incentive compensation, and stock-based compensation expense related to the customer support team and third-party service provider costs such as data center and networking expenses, allocated overhead, depreciation and amortization expense associated with our property and equipment, and amortization of capitalized website development costs. We allocate overhead costs, such as rent and facility costs, information technology costs, and employee benefit costs, to all departments based on headcount. As such, general overhead expenses are reflected in cost of revenue and each operating expense category. We expect these expenses to increase as we continue to scale our business and introduce new products.

Operating Expenses

  Sales and Marketing

          Sales and marketing expenses consist primarily of personnel and related expenses for our sales and marketing staff, including salaries, benefits, incentive compensation, commissions, stock-based compensation, and travel costs; costs associated with consumer marketing, such as traffic acquisition, brand building, and public relations activities; costs associated with dealer marketing, such as content marketing, customer and promotional events, and industry events; and allocated overhead. We expect sales and marketing expenses to increase as we grow our audience and attempt to strengthen our brand awareness and, as informed by trends in our business and the competitive landscape of our market, fluctuate from quarter to quarter, which will impact our quarterly results of operations.

  Product, Technology, and Development

          Product, technology, and development expenses, which include research and development costs, consist primarily of personnel costs of our development team, including payroll, benefits, stock-based compensation expense and allocated overhead costs. Other than website development costs that qualify for capitalization, research and development costs are expensed as incurred. We expect product, technology, and development expenses to increase as we develop new solutions and make improvements to our existing platform.

  General and Administrative

          General and administrative expenses consist of personnel costs and related expenses for executive, finance, legal, human resources, and administrative personnel, including salaries, benefits, incentive compensation, and stock-based compensation expenses, in addition to the costs associated with professional fees for external legal, accounting and other consulting services, insurance premiums, payment processing and billing costs, and allocated overhead costs. We expect general and administrative expenses to increase as we incur the costs of compliance associated with being a publicly traded company, including legal, audit, and consulting fees.

  Depreciation and Amortization

          Depreciation and amortization expenses consist of depreciation on property and equipment and leasehold improvements.

Other (Expense) Income

          Other (expense) income consists primarily of interest income earned on our cash, cash equivalents, and investments, interest expense on lease obligations, and net foreign exchange gains and losses.

(Benefit from) Provision for Income Taxes

          We are subject to federal and state income taxes in the United States and taxes in foreign jurisdictions in which we operate. We have recorded a provision for income taxes for the period ended December 31, 2016 as a result of our consolidated taxable income position. We have recognized a benefit from income taxes for the period ended December 31, 2015 due to our taxable loss position for that period. We recognize deferred tax assets and liabilities based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have not provided a valuation allowance against our net deferred tax assets at December 31, 2015 or 2016, or at June 30, 2017.

Results of Operations

          The following table sets forth our selected consolidated statements of operations data for each of the periods indicated. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

	(in thousands)
Revenue:
Marketplace subscription	$75,142	$171,302	$71,638	$127,952
Advertising and other	23,446	26,839	12,603	15,323

Total revenue	98,588	198,141	84,241	143,275
Cost of revenue	4,234	9,575	3,819	7,647

Gross profit	94,354	188,566	80,422	135,628
Operating expenses:
Sales and marketing	81,877	154,125	68,313	104,604
Product, technology, and development	8,235	11,453	5,150	8,357
General and administrative	5,801	12,783	5,618	9,092
Depreciation and amortization	969	1,634	633	1,196

Total operating expenses	96,882	179,995	79,714	123,249

(Loss) income from operations	(2,528)	8,571	708	12,379
Other (expense) income, net	(12)	374	153	217

(Loss) income before income taxes	(2,540)	8,945	861	12,596
(Benefit from) provision for income taxes	(904)	2,448	340	4,043

Net (loss) income	$(1,636)	$6,497	$521	$8,553

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

	(in thousands)
Additional Financial Data
Revenue
United States	$98,566	$195,824	$83,760	$139,560
International	22	2,317	481	3,715

Total	$98,588	$198,141	$84,241	$143,275

(Loss) income from Operations
United States	$637	$27,461	$8,467	$24,280
International	(3,165)	(18,890)	(7,759)	(11,901)

Total	$(2,528)	$8,571	$708	$12,379

          The following table sets forth our selected consolidated statements of operations data as a percentage of revenue for each of the periods indicated.

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

Revenue:
Marketplace subscription	76%	86%	85%	89%
Advertising and other	24	14	15	11

Total revenue	100%	100%	100%	100%
Cost of revenue	4	5	4	5

Gross profit	96	95	96	95
Operating expenses:
Sales and marketing	83	78	81	73
Product, technology, and development	9	6	6	6
General and administrative	6	6	7	6
Depreciation and amortization	1	1	1	1

Total operating expenses	99	91	95	86

(Loss) income from operations	(3)	4	1	9
Other income (expense), net	—	—	—	—

(Loss) income before income taxes	(3)	4	1	9
(Benefit from) provision for income taxes	(1)	1	—	3

Net (loss) income	(2)%	3%	1%	6%

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

Additional Financial Data
Revenue
United States	100%	99%	99%	97%
International	—	1	1	3

Total	100%	100%	100%	100%

(Loss) income from Operations
United States	—%	14%	10%	17%
International	(3)	(10)	(9)	(8)

Total	(3)%	4%	1%	9%

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2017

Revenue

Revenue by Source

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
Revenue
Marketplace subscription	$71,638	$127,952	$56,314	79%
Advertising and other	12,603	15,323	2,720	22

Total	$84,241	$143,275	$59,034	70%
Percentage of total revenue:
Marketplace subscription	85%	89%
Advertising and other	15	11

Total	100%	100%

          Overall revenue increased by $59.0 million, or 70%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016. Marketplace subscription revenue grew by 79%, while advertising and other revenue grew by 22%.

          Marketplace subscription revenue increased by $56.3 million in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, and represented 89% of total revenue in the six months ended June 30, 2017, as compared to 85% of total revenue in the six months ended June 30, 2016. This increase in marketplace subscription revenue was attributable primarily to a 45% growth in the number of paying dealers, from 17,250 as of June 30, 2016 to 25,041 as of June 30, 2017, and to a 16% growth in our U.S. AARSD from $9,510 as of June 30, 2016 to $11,048 as of June 30, 2017. We believe that this increase in paying dealers was driven by the overall growth in the number of unique users to our website and mobile application and the continued efforts from our sales and marketing teams to convert Basic Listing dealers to Enhanced and Featured Listing paying dealers.

          Advertising and other revenue increased $2.7 million in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, and represented 11% of total revenue in the six months ended June 30, 2017, compared to 15% of total revenue in the six months ended June 30, 2016. The increase in advertising and other revenue is due primarily to a 29% increase in the number of impressions delivered and a 16% increase in the average price per thousand impressions in the six months ended June 30, 2017 compared to the six months ended June 30, 2016. These increases were partially offset by a reduction in other advertising revenue.

Revenue by Segment

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
Revenue
United States	$83,760	$139,560	$55,800	67%
International	481	3,715	3,234	NM

Total	$84,241	$143,275	$59,034	70%

Percentage of total revenue:
United States	99%	97%
International	1	3

Total	100%	100%

NM — Not Meaningful

          U.S. revenue increased $55.8 million, or 67%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to a 38% increase in the number of U.S. paying dealers.

          International revenue increased $3.2 million in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to a 454% increase in the number of international paying dealers.

Cost of Revenue

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
Cost of revenue	$3,819	$7,647	$3,828	100%
Percentage of total revenue	4%	5%

          Cost of revenue increased $3.8 million, or 100%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to costs associated with servicing our revenue growth. Key drivers of the increase included employee-related costs of our customer support team to support the growth in customers and an increase in fees related to servicing our growing advertising revenue.

Operating Expenses

Sales and Marketing Expenses

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
Sales and marketing	$68,313	$104,604	$36,291	53%
Percentage of total revenue	81%	73%

          Sales and marketing expenses increased $36.3 million, or 53%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to an increase in advertising costs of $26.2 million, a $6.1 million increase in salaries, commissions, and related expenses due to our increased revenue and a 41% increase in headcount, a $1.2 million increase in expenses related to marketing events, and a $1.1 million increase in consulting fees.

Product, Technology, and Development Expenses

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
Product, technology, and development	$5,150	$8,357	$3,207	62%
Percentage of total revenue	6%	6%

          Product, technology, and development expenses increased $3.2 million, or 62%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to an increase in salaries and related employment expenses related to a 67% increase in headcount to support our growth and product innovations.

General and Administrative Expenses

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
General and administrative	$5,618	$9,092	$3,474	62%
Percentage of total revenue	7%	6%

          General and administrative expenses increased $3.5 million, or 62%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to an increase of $1.9 million in salaries and other employee-related costs driven by an increase in headcount needed to grow our business and provide personnel to support our expanded operations. Payment processing and billing costs also increased $0.8 million due to increased customer transactions.

Depreciation and Amortization Expenses

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
Depreciation and amortization	$633	$1,196	$563	89%
Percentage of total revenue	1%	1%

          Depreciation and amortization expenses increased $0.6 million, or 89%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to increased amortization of additional leasehold improvements.

Other Income, net

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
Other income, net	$153	$217	$64	42%
Percentage of total revenue	—	—

          Other income, net increased $0.1 million, or 42%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to an increase in interest income from the investment of excess cash balances.

Provision for Income Taxes

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
Provision for income taxes	$340	$4,043	$3,703	NM
Percentage of total revenue	—	3%

NM — Not Meaningful

          The provision for income taxes increased $3.7 million in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, due primarily to the increase in U.S. profitability.

Income (Loss) from Operations by Segment

	Six Months Ended June 30,		Change

	2016	2017	Amount	%

	(dollars in thousands)
United States	$8,467	$24,280	$15,813	187%
International	(7,759)	(11,901)	(4,142)	(53)

Total	$708	$12,379	$11,671	NM

Percentage of segment revenue:
United States	10%	17%
International	NM	NM

NM — Not Meaningful

          U.S. income from operations increased $15.8 million, or 187%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016. This increase was due to an increase in revenue of $55.8 million, offset in part by an increase in cost of revenue of $2.9 million and operating expenses of $37.1 million.

          International loss from operations increased $4.1 million, or 53%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016. The increase in international loss from operations reflects our continued investment in international markets and expansion into new countries.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2016

Revenue

Revenue by Source

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
Revenue
Marketplace subscription	$75,142	$171,302	$96,160	128%
Advertising and other	23,446	26,839	3,393	14

Total	$98,588	$198,141	$99,553	101%

Percentage of total revenue:
Marketplace subscription	76%	86%
Advertising and other	24	14

Total	100%	100%

          Overall revenue increased by $99.6 million, or 101%, in the year ended December 31, 2016 compared to the year ended December 31, 2015. Marketplace subscription revenue increased by 128% while advertising and other revenue grew by 14%.

          Marketplace subscription revenue increased $96.2 million in the year ended December 31, 2016 compared to the year ended December 31, 2015, and represented 86% of total revenue in 2016 compared to 76% of total revenue in 2015. This increase in marketplace subscription revenue was attributable primarily to a 73% growth in the number of paying dealers, from 12,329 as of December 31, 2015 to 21,301 as of December 31, 2016, and to an 18% growth in our AARSD from $8,835 in the year ended December 31, 2015 to $10,383 in the year ended December 31, 2016. We believe that this increase in paying dealers was driven by the overall growth in the number of unique users to our website and mobile applications and the continued efforts from our sales and marketing teams to convert Basic Listing dealers to Enhanced and Featured Listing paying dealers.

          Advertising and other revenue increased $3.4 million in the year ended December 31, 2016 compared to the year ended December 31, 2015, and represented 14% of total revenue in 2016 compared to 24% of total revenue in 2015. The increase in advertising and other revenue is due primarily to a 53% increase in the number of impressions in 2016 compared to 2015. This increase was partially offset by a 19% decrease in the average price per thousand impressions in 2016 compared to 2015. The increase was also partially offset by a reduction in other advertising revenue.

Revenue by Segment

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
Revenue
United States	$98,566	$195,824	$97,258	99%
International	22	2,317	2,295	NM

Total	$98,588	$198,141	$99,553	101%

Percentage of total revenue:
United States	100%	99%
International	—	1

Total	100%	100%

NM — Not Meaningful

          U.S. revenue increased $97.3 million, or 99%, in the year ended December 31, 2016 compared to the year ended December 31, 2015, due primarily to a 66% increase in the number of U.S. paying dealers.

          International revenue increased $2.3 million in the year ended December 31, 2016 compared to the year ended December 31, 2015. The first international paying dealers began their subscriptions in the fourth quarter of 2015 and grew to 952 paying dealers at December 31, 2016.

Cost of Revenue

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
Cost of revenue	$4,234	$9,575	$5,341	126%
Percentage of total revenue	4%	5%

          Cost of revenue increased $5.3 million, or 126%, in the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was due primarily to a $1.7 million increase in employee-related costs for our customer support team to support the growth in customers, a $1.5 million increase in fees related to provisioning advertising campaigns on our websites, a $1.1 million increase in costs related to connecting consumers with dealers through a variety of methods, including phone calls, email, and managed text and chat, a $0.4 million increase for data center and hosting costs, a $0.3 million increase in costs to improve the content on our website, and a $0.2 million increase in amortization of website development costs.

Operating Expenses

Sales and Marketing Expenses

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
Sales and marketing	$81,877	$154,125	$72,248	88%
Percentage of total revenue	83%	78%

          Sales and marketing expenses increased $72.2 million, or 88%, in the year ended December 31, 2016 compared to the year ended December 31, 2015. This increase was due primarily to an increase in advertising costs of $50.3 million, a $16.0 million increase in salaries, commissions, and related expenses due to our increased revenue and an 84% increase in headcount, a $1.3 million increase in expenses related to marketing events and activities, a $0.9 million increase in rent due to the expansion of our office space, and a $0.8 million increase in consulting fees.

Product, Technology, and Development Expenses

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
Product, technology, and development	$8,235	$11,453	$3,218	39%
Percentage of total revenue	8%	6%

          Product, technology, and development expenses increased $3.2 million, or 39%, in the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was due primarily to an increase in salaries and related employment expenses due to our 66% increase in headcount to support our growth and product innovations.

General and Administrative Expenses

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
General and administrative	$5,801	$12,783	$6,982	120%
Percentage of total revenue	6%	6%

          General and administrative expenses increased $7.0 million, or 120%, in the year ended December 31, 2016 compared to the year ended December 31, 2015. The change primarily reflected an increase of $2.3 million of salaries and employee-related costs as a result of our 157%

increase in headcount as we continue to grow our business and require additional personnel to support our expanded operations, a $1.5 million increase in payment processing and billing costs due to increased customer transactions from higher revenue, a $1.5 million increase in legal fees for litigation and other services, and a $0.5 million increase from external consulting fees including audit and tax services.

Depreciation and Amortization Expenses

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
Depreciation and amortization	$969	$1,634	$665	69%
Percentage of total revenue	1%	1%

          Depreciation and amortization expenses increased $0.7 million, or 69%, in the year ended December 31, 2016 compared to the year ended December 31, 2015, due primarily to increased depreciation and amortization of additional leasehold improvements.

Other (Expense) Income

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
Other (expense) income, net	$(12)	$374	$386	NM
Percentage of total revenue	—	—

NM — Not Meaningful

          Other (expense) income, increased $0.4 million in the year ended December 31, 2016 compared to the year ended December 31, 2015, due primarily to the investment of cash in certificates of deposit and money market funds due to our increased cash from operations and the issuances of preferred stock in financing transactions.

(Benefit from) Provision for Income Taxes

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
(Benefit from) provision for income taxes	$(904)	$2,448	$3,352	NM
Percentage of total revenue	(1)%	1%

NM — Not Meaningful

          The provision for income taxes increased $3.4 million in the year ended December 31, 2016 compared to the year ended December 31, 2015. In 2016, we recorded a tax provision on earnings with an effective tax rate of 27.4%. In 2015, we recorded a tax benefit of $0.9 million, or 35.6% effective tax benefit, as a result of our taxable loss position for that period. The Company's effective tax rate for the year ended December 31, 2016 is lower than the U.S. federal statutory rate primarily due to research and development income tax credits. The Company anticipates credits, primarily related to research and development tax credits, to continue to impact the effective tax rate in the future.

(Loss) Income from Operations by Segment

	Year Ended December 31,		Change

	2015	2016	Amount	%

	(dollars in thousands)
United States	$637	$27,461	$26,824	NM
International	(3,165)	(18,890)	(15,725)	NM

Total	$(2,528)	$8,571	$11,099	NM

Percentage of segment revenue:
United States	1%	14%
International	NM	NM

NM — Not Meaningful

          U.S. income from operations increased $26.8 million in the year ended December 31, 2016 compared to the year ended December 31, 2015. This increase was due to an increase in revenue of $97.3 million, offset in part by the increase in cost of revenue of $4.3 million and operating expenses of $66.2 million.

          International loss from operations increased $15.7 million in the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase in International loss from operations reflects our continued investment into international markets and expansion into new countries.

Quarterly Results of Operations Data

          The following table sets forth our quarterly consolidated statements of operations data for each of the most recent ten quarters ending with the quarter ended June 30, 2017. We have prepared the quarterly data on a basis consistent with the audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results to be expected for a full year or any future period.

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017

	(in thousands)
Revenue
Marketplace subscription	$11,601	$16,208	$21,080	$26,253	$32,138	$39,500	$46,477	$53,187	$60,172	$67,780
Advertising and other	5,305	5,633	6,004	6,504	6,476	6,127	6,659	7,577	6,863	8,460

Total revenue	16,906	21,841	27,084	32,757	38,614	45,627	53,136	60,764	67,035	76,240
Cost of revenue(1)	669	895	1,190	1,480	1,678	2,141	2,852	2,904	3,325	4,322

Gross profit	16,237	20,946	25,894	31,277	36,936	43,486	50,284	57,860	63,710	71,918
Operating expenses:
Sales and marketing	13,108	18,156	22,884	27,729	31,339	36,974	40,510	45,302	49,071	55,533
Product, technology, and development	1,279	3,213	1,868	1,875	2,336	2,814	2,984	3,319	3,648	4,709
General and administrative	1,007	1,371	1,567	1,856	2,586	3,032	3,101	4,064	4,059	5,033
Depreciation and amortization	100	250	304	315	311	322	432	569	548	648

Total operating expenses	15,494	22,990	26,623	31,775	36,572	43,142	47,027	53,254	57,326	65,923

Income (loss) from operations	743	(2,044)	(729)	(498)	364	344	3,257	4,606	6,384	5,995
Other income (expense)	—	(2)	(8)	(2)	71	82	107	114	164	53

Income (loss) before income taxes	743	(2,046)	(737)	(500)	435	426	3,364	4,720	6,548	6,048
Provision (benefit) for income taxes	265	(729)	(262)	(178)	183	157	1,226	882	2,341	1,702

Net income (loss)	$478	$(1,317)	$(475)	$(322)	$252	$269	$2,138	$3,838	$4,207	$4,346

(1) Depreciation and amortization included in cost of revenue	$21	$23	$23	$86	$101	$102	$113	$122	$122	$269

          The following table sets forth our quarterly consolidated statements of operations data as a percentage of revenue:

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017

Revenue
Marketplace subscription	69%	74%	78%	80%	83%	87%	87%	88%	90%	89%
Advertising and other	31%	26%	22%	20%	17%	13%	13%	12%	10%	11%

Total revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	4%	4%	4%	5%	4%	5%	5%	5%	5%	6%

Gross profit	96%	96%	96%	95%	96%	95%	95%	95%	95%	94%
Operating expenses:
Sales and marketing	78%	83%	84%	85%	81%	81%	76%	75%	73%	73%
Product, technology, and development	8%	15%	7%	6%	6%	6%	6%	5%	5%	6%
General and administrative	6%	6%	6%	6%	7%	7%	6%	7%	6%	7%
Depreciation and amortization	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%

Total operating expenses	93%	105%	98%	98%	95%	95%	89%	88%	85%	87%

Income (loss) from operations	3%	(9)%	(2)%	(3)%	1%	1%	6%	7%	10%	7%
Other income (expense)	0%	(0)%	(0)%	(0)%	0%	0%	0%	0%	0%	0%

Income (loss) before income taxes	3%	(9)%	(2)%	(3)%	1%	1%	6%	7%	10%	7%
Provision (benefit) for income taxes	1%	(3)%	(1)%	(1)%	0%	0%	2%	1%	4%	2%

Net income (loss)	2%	(6)%	(1)%	(2)%	1%	1%	4%	6%	6%	5%

          Our revenue has increased over the periods presented above driven by the acquisition of new customers and an increase in AARSD.

          Our gross margin has remained relatively consistent on a quarterly basis. We expect our cost of revenue to increase as we continue to scale our business and introduce new products; however, we may experience fluctuations as a percentage of revenue from period to period depending on the timing of significant expenditures.

          Our operating expenses have decreased as a percentage of revenue because our revenue has grown faster than the growth in costs associated with increases in headcount and other related expenses to support our growth. Across the retail automotive industry, consumer purchases typically increase through the first three quarters of each year, due in part to the introduction of new vehicle models from manufacturers, and our consumer marketing spend grows accordingly. As consumer purchases slow in the fourth quarter of each year, our marketing spend growth also slows. This seasonality has not been immediately apparent historically due to the overall growth of other operating expenses. As our growth rates begin to moderate, the impact of these seasonality trends on our results of operations could become more pronounced. Historical quarterly patterns should not be considered a reliable indicator of our future performance. We anticipate our operating expenses as a percentage of revenue will fluctuate as we invest in the long-term growth of our business.

Liquidity and Capital Resources

Sources and Uses of Cash

          Our cash flows from operating, investing, and financing activities, as reflected in the consolidated statements of cash flows, are summarized in the following table:

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

	(in thousands)
Net cash provided by operating activities	$12,915	$20,004	$6,582	$10,090
Net cash used in investing activities	(7,615)	(51,992)	(35,155)	(6,149)
Net cash provided by (used in) financing activities	49,965	690	74	(137)
Impact of foreign currency on cash	—	(45)	(32)	29

Net increase (decrease) in cash, cash equivalents, and restricted cash	$55,265	$(31,343)	$(28,531)	$3,833

          At June 30, 2017, our principal sources of liquidity were cash and cash equivalents of $33.3 million and investments of $48.0 million. Our operations were initially financed by a capitalization of approximately $5 million from external capital and subsequently have been financed primarily from operating activities and recent sales of preferred stock. We generated cash from operating activities of $12.9 million during 2015, $20.0 million during 2016 and $10.1 million during the first six months of 2017, and we expect to generate cash from operations for the foreseeable future. We believe that our existing sources of liquidity will be sufficient to fund our operations for at least the next 12 months. However, our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the support of our product, technology, and development efforts, and the timing and extent of our investment in international markets. To the extent that existing cash, cash equivalents, and investments and cash from operations are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Additional funds may not be available on terms favorable to us, or at all.

Operating Activities

          Cash provided by operating activities during the first six months of 2017 was $10.1 million, due primarily to net income of $8.6 million, a $2.1 million increase in accrued income taxes, $1.6 million of depreciation and amortization, and a $1.2 million increase in accounts payable. These increases were partially offset by a $2.9 million decrease in accrued expenses and a $2.7 million increase in accounts receivable.

          Cash provided by operating activities during the first six months of 2016 was $6.6 million, due primarily to an increase in accounts payable of $2.5 million, an increase in deferred revenue of $1.3 million, $0.8 million of depreciation and amortization, and net income of $0.5 million.

          Cash provided by operating activities during 2016 was $20.0 million. This was due primarily to our net income of $6.5 million, an increase in accounts payable of $5.8 million, primarily related to higher marketing costs, an increase in accrued expenses of $4.1 million due to higher accrued bonuses and commissions, an increase of $1.9 million in deferred revenue related to customer prepayments, and an increase in deferred rent of $1.9 million related to new office space. These increases were partially offset by a $2.2 million increase in prepaid expenses primarily related to income tax payments and a $1.4 million increase in accounts receivable due to revenue growth.

          Cash provided by operating activities during 2015 was $12.9 million. This was primarily due to increases in accounts payable, deferred rent, and accrued expenses of $6.1 million, $4.7 million, and $2.5 million, respectively.

Investing Activities

          Our investing activities consist primarily of purchases of property and equipment, capitalized website development costs, and short-term investments.

          Cash used in investing activities of $6.1 million during the first six months of 2017 was due to $30.0 million of investments in certificates of deposit, net of maturities of $26.8 million, $2.0 million of investments in furniture, computer equipment, and leasehold improvements, and $0.9 million related to the capitalization of website development costs.

          Cash used in investing activities of $35.2 million during the first six months of 2016 resulted from $33.0 million of investments in certificates of deposit, $1.7 million of investments in furniture, computer equipment, and leasehold improvements, and $0.5 million related to the capitalization of website development costs.

          Cash used in investing activities of $52.0 million during 2016 resulted primarily from $59.8 million of investments in certificates of deposit, net of maturities of $15.0 million, $5.8 million of investments in furniture, computer equipment, and leasehold improvements, and $1.4 million related to the capitalization of website development costs.

          Cash used in investing activities of $7.6 million during 2015 resulted primarily from $6.4 million of investments in furniture, computer equipment, and leasehold improvements and $1.3 million related to the capitalization of website development costs.

Financing Activities

          Cash used in financing activities of $0.1 million during the first six months of 2017 primarily reflects $0.3 million of initial public offering costs, partially offset by $0.2 million related to the proceeds from the issuance of common stock related to the exercise of vested stock options.

          Cash provided by financing activities of $0.1 million during the first six months of 2016 represented the proceeds from the issuance of common stock related to the exercise of vested stock options.

          Cash provided by financing activities of $0.7 million during 2016 primarily reflects $59.7 million of proceeds from the issuance of Series E preferred stock, net of issuance costs, and a tax benefit of $0.8 million related to the exercise of stock options, which was partially offset by the $60.0 million used for the repurchase of previously issued preferred stock, common stock, vested options, and restricted stock units.

          Cash provided by financing activities of $50.0 million during 2015 primarily reflects $67.9 million of proceeds from the issuance of Series D preferred stock, net of issuance costs. The proceeds were partially offset by the $18.0 million used for the repurchase of previously issued preferred stock, common stock and vested options.

Contractual Obligations and Known Future Cash Requirements

          Our lease obligations consist of various leases for office space in Massachusetts and Dublin with various lease terms through January 2024. The terms of our Massachusetts lease agreements provide for rental payments that increase on an annual basis. We recognize rent expense on a straight-line basis over the lease period. We do not have any debt or material capital lease obligations as of December 31, 2016 and all of our property, equipment, and software have been purchased with cash. We have no material long-term purchase obligations outstanding with any vendors or third parties.

          Set forth below is information concerning our known contractual obligations at December 31, 2016 that are fixed and determinable.

	Total	Less than 1 year	2 - 3 years	4 - 5 years	More than 5 years

	(in thousands)
Operating lease obligations	$42,140	$6,437	$13,432	$13,832	$8,439

Total contractual obligations	$42,140	$6,437	$13,432	$13,832	$8,439

Off-Balance Sheet Arrangements

          As of December 31, 2016 and June 30, 2017, we did not have any off-balance sheet arrangements, except for operating leases entered into in the normal course of business as discussed above.

Quantitative and Qualitative Disclosures about Market Risk

          Market risk represents the risk of loss that may affect our financial position due to adverse changes in financial market prices and rates. We are exposed to market risks related to changes in interest rates.

Interest Rate Risk

          We did not have any long-term borrowings as of December 31, 2016 or as of June 30, 2017.

          We had cash, cash equivalents, and investments of $74.3 million and $81.3 million at December 31, 2016 and June 30, 2017, respectively, which consists of bank deposits, money market funds and certificates of deposit with maturity dates ranging from three to 12 months. Such interest-earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant.

          We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.

Inflation Risk

          We do not believe that inflation has had a material effect on our business, financial condition, or results of operations to date. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, operating results, and financial condition.

Foreign Currency Exchange Risk

          Historically, because our operations and sales have been primarily in the United States, we have not faced any significant foreign currency risk. As of December 31, 2016 and June 30, 2017, we have foreign currency exposures in the British pound and the Euro, although such exposure is not significant.

          Our foreign subsidiaries have intercompany accounts that are eliminated upon consolidation, and these accounts expose us to foreign currency exchange rate fluctuations. Exchange rate fluctuations on short-term intercompany accounts are recorded in our consolidated statements of operations under other income (expense).

          As we expand internationally, our risks associated with fluctuation in currency rates will become greater, and we will continue to reassess our approach to managing these risks.

Critical Accounting Policies and Significant Estimates

          Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

          We believe that of our significant accounting policies, which are described in Note 2 to the notes to our consolidated financial statements included elsewhere in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations.

Revenue Recognition

          Our revenue is derived from two primary sources: marketplace subscription revenue, which consists of listing and display advertising subscriptions from dealers, and advertising and other revenue, which consists primarily of display advertising revenue from auto manufacturers and other auto-related brand advertisers.

          We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is reasonably assured; and (4) the amount of fees to be paid by the customer is fixed or determinable.

          We offer two types of marketplace listing products to dealers, Enhanced or Featured Listing, which require a paid subscription under subscription contracts with initial terms ranging between one month and one year. Contracts for customers generally auto-renew on a monthly basis and are cancellable by dealers with 30-days' notice after the initial term. In addition, the arrangement allows dealers to access a dashboard to track sales leads and manage their accounts, which we refer to as the Dealer Dashboard. Customers do not have the right to take possession of our software. We recognize revenue in accordance with Accounting Standards Codification, or, ASC, 605, Revenue Recognition. We recognize revenue on a monthly basis as revenue is earned. These contracts generally provide the customer with an unlimited amount of automobile inventory they can advertise.

          In addition to listing their inventory in our marketplace, we periodically enter into multiple-element service arrangements that provide dealers with Enhanced or Featured Listing products, as well as other advertising and customer acquisition products including display advertising, which appears in our marketplace and on other sites on the Internet and requires a paid subscription under contracts with initial terms ranging from one month to one year. Contracts for customers generally auto-renew on a monthly basis and are cancellable by dealers with 30-days' notice after the initial term.

          We assess arrangements with multiple deliverables under Financial Accounting Standards Board, or FASB, Accounting Standards Update, or ASU, No. 2009-13, Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements — a Consensus of the FASB Emerging Issues Task Force (ASU 2009-13), which amended the previous multiple-element arrangements accounting guidance. Pursuant to ASU 2009-13, in order to treat deliverables in a multiple-element arrangement as separate units of accounting, the deliverables must have stand-alone value upon delivery. If the deliverables have stand-alone value upon delivery, we account for each deliverable separately. We have concluded that each element in the arrangement has stand-alone value as the individual services can be sold separately. In addition, there is no right of refund once a service has been delivered. Therefore, we have concluded each element of the arrangement is a separate unit of accounting. While these arrangements are considered multiple-element arrangements, the recognition of the units of accounting follow a consistent ratable recognition given the pattern over which services are provided.

          Advertising and other revenue consists primarily of non-dealer display advertising revenue from auto manufacturers and other auto-related brand advertisers sold on a CPM basis. Impressions are the number of times an advertisement is loaded on a web page. Pricing is primarily based on advertisement size and position on our mobile applications and websites, and fees are generally billed monthly. We recognize such revenue as impressions are delivered.

          We do not provide minimum impression guarantees or other types of minimum guarantees in our contracts with customers.

          We sell advertising directly to auto manufacturers and other auto-related brand advertisers as well as indirectly through revenue sharing arrangements with advertising exchange partners. The advertising we sell is not subject to revenue sharing arrangements. Company-sold advertising revenue is recognized based on the gross amount charged to the advertiser. Partner-sold advertising revenue is recognized based on the net amount of revenue received from the content partners.

          Revenue from advertising sold directly by us to auto manufacturers and other auto-related brand advertisers is recorded on a gross basis predominately because we are the primary obligor responsible for fulfilling advertisement delivery, including the acceptability of the services delivered. We enter into contractual arrangements directly with advertisers, and are directly responsible for the fulfillment of the contractual terms and any remedy for issues with such fulfillment. We also have latitude in establishing the selling price with the advertiser, as we sell advertisements at a rate determined at our sole discretion.

          Advertising revenue subject to revenue sharing agreements between us and advertising exchange partners is recognized based on the net amount of revenue received from the partner predominately because the advertising partner, and not us, is the primary obligor responsible for fulfillment, including the acceptability of the services delivered. In partner-sold advertising arrangements, the advertising partner has a direct contractual relationship with the advertiser. There is no contractual relationship between us and the advertiser for partner-sold transactions. When an advertising exchange partner sells advertisements, the partner is responsible for fulfilling the advertisements, and accordingly, we have determined the advertising partner is the primary obligor. Additionally, we do not have any latitude in establishing the price with the advertiser for partner-sold advertising.

          Revenue is presented net of any taxes collected from customers.

          We establish sales allowances at the time of revenue recognition based on our history of adjustments and credits provided to our customers. Sales allowances relate primarily to credits issued for service interruption. In assessing the adequacy of the sales allowance, we evaluate our history of adjustments and credits made through the date of the issuance of the financial statements. Estimated sales adjustments and credits and ultimate losses may vary from actual results which could be material to the financial statements; however, to date, actual sales allowances have been materially consistent with our estimates. Sales allowances are recorded as a reduction to revenue in the consolidated statements of operations.

Website and Software Development Costs

          We capitalize certain costs associated with the development of our websites and internal-use software products after the preliminary project stage is complete and until the software is ready for its intended use. Research and development costs incurred during the preliminary project stage or costs incurred for data conversion activities, training, maintenance, and general and administrative or overhead costs are expensed as incurred. Capitalization begins when the preliminary project stage is complete, management, with the relevant authority, authorizes and commits to the funding of the software project, it is probable the project will be completed, the software will be used to perform the functions intended and certain functional and quality standards have been met. Qualified costs incurred during the operating stage of our software applications relating to upgrades and enhancements are capitalized to the extent it is probable that they will result in added functionality, while costs that cannot be separated between maintenance of, and minor upgrades and enhancements to, internal-use software are expensed as incurred.

          Capitalized software development costs are amortized on a straight-line basis over their estimated useful life of three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

          During the years ended December 31, 2015 and 2016, we capitalized $1.3 million and $1.4 million of website development costs, respectively. We recorded amortization expense associated with its capitalized website development costs of $0.2 million and $0.3 million, for the years ended December 31, 2015 and 2016, respectively.

          During the six months ended June 30, 2017, we capitalized $0.9 million of website development costs. We recorded amortization expense associated with our capitalized website development costs of $0.3 million for the six months ended June 30, 2017.

Income Taxes

          We account for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. In addition, this method requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

          We account for uncertain tax positions recognized in the consolidated financial statements by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interest and penalties, if applicable, related to uncertain tax positions would be recognized as a component of income tax expense. We have no recorded liabilities for uncertain tax positions as of December 31, 2015 or 2016 or June 30, 2017.

Stock-Based Compensation

          We recognize stock-based compensation for stock-based awards, including stock options and restricted stock units, or RSUs, based on the estimated fair value of the awards. Through the period ended December 31, 2016, we applied an estimated forfeiture rate in determining the total stock-based compensation expense to record for the period. For service-based awards, we recognize compensation expense on a straight-line basis over the requisite service period of the award.

          For RSUs issued under our stock-based compensation plans, the fair value of each grant is calculated based on the estimated fair value of our common stock on the date of grant. We estimate the fair value of most stock option awards on the date of grant using the Black-Scholes option-pricing model. Certain stock option awards that have an exercise price that is materially above the current estimated fair market value of our common stock are considered to be "deeply out of the money," and are valued at the date of grant using a binomial lattice option-pricing model. The fair value of each option grant issued under our stock-based compensation plans that is not considered "deeply out of the money" was estimated using the Black-Scholes option-pricing model.

          RSUs granted historically are subject to both a service-based vesting and a performance-based vesting condition achieved upon a liquidity event, defined as either a change of control or an initial public offering of our common stock, or IPO. As a result, no compensation cost related to stock-based awards with these performance conditions has been recognized through June 30, 2017, as we have determined that a liquidity event was not probable at December 31, 2015 or 2016 or June 30, 2017. We will record the expense for these awards using the accelerated attribution method over the remaining service period when management determines that achievement of the liquidity event is probable.

          We determined the assumptions for the Black-Scholes option-pricing model as discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

  •
  Fair Value of Our Common Stock.  Prior to this offering, our stock was not publicly traded, and therefore we estimated the fair value of our common stock, as discussed in "— Common Stock Valuations" below.

  •
  Expected Term.  The expected term represents the period that the stock-based awards are expected to be outstanding. The expected term of stock options granted has been determined using the simplified method, which uses the midpoint between the vesting date and the contractual term.

  •
  Risk-Free Interest Rate.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury constant maturity notes with terms approximately equal to the stock-based award's expected term.

  •
  Expected Volatility.  Because we do not have a trading history of our common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock-based awards.

  •
  Dividend Rate.  The expected dividend is zero as we have not paid and do not anticipate paying any dividends in the foreseeable future.

          If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

          The weighted-average fair values of options granted during the years ended December 31, 2015 and 2016 were $0.46 and $0.90, respectively. No options were granted during the six months ended June 30, 2017. The weighted-average assumptions utilized to determine the fair value of options granted are presented in the following table:

	2015	2016

Expected dividend yield	—	—
Expected volatility	64%	49%
Risk-free interest rate	1.73%	1.57%
Expected term (in years)	6.05	6.07

Common Stock Valuations

          The fair value of units and shares of our common stock has historically been determined by our board of directors, with input from management, based upon information available at the time of grant. Once a public trading market for our Class A common stock has been established following the closing of this offering, it will no longer be necessary for our board of directors to estimate the fair market value of our common stock in connection with our accounting for granted equity awards. Given the absence of a public market for our Class A common stock prior to this offering and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, also known as the Practice Aid, our board of directors has exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock including:

  •
  contemporaneous third-party valuations of our common stock;

  •
  the prices, rights, preferences and privileges of preferred stock relative to the common stock;

  •
  market performance of comparable publicly traded peer companies;

  •
  the prices of convertible preferred stock sold by us to third-party investors;

  •
  our operating and financial performance;

  •
  the lack of marketability of our common stock;

  •
  the U.S. and global economic and capital market conditions and outlook; and

  •
  the likelihood of achieving a liquidity event for the shares of common stock underlying stock options and RSUs, such as an IPO or sale of our company, given prevailing market conditions.

          We granted stock options and RSUs with the following exercise prices and grant date fair values, respectively, between January 1, 2016 and the date of this prospectus:

Month and Year of Award Agreement	Award Type	Number of Awards Granted(1)	Exercise Price Per Share	Per Share Fair Value(2)	Aggregate Award Fair Value

	(in thousands, except share and per share data)
January 2016	Stock option	278,400	$6.77	$3.19	$889
February 2016	RSU	264,000	—	$3.19	$843
March 2016	Stock option	12,600	$6.77	$3.19	$40
April 2016	Stock option	325,200	$6.77	$3.19	$1,124
May 2016	Stock option	33,600	$6.77	$3.19	$107
June 2016	Stock option	12,600	$6.77	$3.19	$40
July 2016	RSU	303,108	—	$3.19	$967
August 2016	RSU	3,600	—	$3.19	$11
October 2016	RSU	423,300	—	$4.72	$1,996
November 2016	RSU	40,800	—	$4.72	$192
December 2016	RSU	3,600	—	$4.72	$17
January 2017	RSU	397,200	—	$5.54	$2,200
May 2017	RSU	451,434	—	$6.89	$3,109

(1)
One third of which number of shares of common stock subject to the award are shares of Class A common stock and two thirds of which number of shares of common stock subject to the award are shares of Class B common stock.

(2)
The per share fair value represents the fair value of one share of our common stock on the date of grant, as determined by our board of directors, after taking into account our most recently available contemporaneous valuations of our common stock as well as additional factors that may have changed since the date of such contemporaneous valuation through the date of grant. The board performed such valuations on the following dates and arrived at the following per share fair values:

Date of Valuation	Per Share Fair Value

December 31, 2015	$3.19
August 23, 2016	$4.72
December 31, 2016	$5.54
March 31, 2017	$6.89
June 30, 2017	$11.48

          The dates of our valuations have not always coincided with the dates of our stock option or RSU grants. In determining the fair value of the shares underlying options and RSUs set forth in the table above, we considered, among other things, the most recent contemporaneous valuations of our common stock and our assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent contemporaneous valuation and the grant dates included performance metrics such as monthly revenue, AARSD, headcount and total active customers, our operating and financial performance and current business conditions.

          There are significant judgments and estimates inherent in the determination of the fair value of our common stock. These judgments and estimates include assumptions regarding our future operating performance, the time to completing an IPO, or other liquidity event, the related company valuations associated with such events, and the determinations of the appropriate valuation methods. If we had made different assumptions, our stock-based compensation expense, consolidated net (loss) income and consolidated net (loss) income per share attributable to common stockholders could have been significantly different.

          Our contemporaneous valuations were prepared in accordance with the guidelines in the Practice Aid, which prescribes several valuation approaches for determining the value of an enterprise, such as the cost, market and income approaches. These valuations estimated the fair value of a minority interest in our common stock, determined based on our total equity value, or TEV, using the market approach. The market approach considers multiples of financial metrics based on guideline public companies. These multiples are then applied to our financial metrics to derive a range of indicated values. In periods in which we had a significant financing event, the market approach considered this as a significant indicator in determining the fair value of our common stock, and our TEV was estimated using the Option Pricing Method Backsolve, or OPM Backsolve. This methodology utilizes the most recent negotiated arms-length transactions involving the sale or transfer of our stock or equity interests.

          Our indicated TEV was then allocated to each equity element of our capital structure (preferred stock, common stock, options, and RSUs). Estimates of the volatility of our common stock were based on available information on the volatility of common stock of comparable, publicly traded companies. We applied a discount for lack of marketability to our common stock based on studies of comparable company-specific adjustments along with consideration of a protective put option model.

          Beginning with the August 23, 2016 valuation, we changed the methodology for allocating our equity value to our common stock to a hybrid method, which is a combination of a probability weighted expected return method, or PWERM and an OPM. We made this change as greater certainty developed regarding a possible liquidity event. The PWERM methodology relies on a forward-looking analysis to predict the possible future value of a company. Under this method, discrete future outcomes, such as an IPO, non-IPO scenarios, and a merger or sale are weighted based on our estimate of the probability of each scenario. In our application of the hybrid method, we considered an IPO scenario under the PWERM framework, and a non-IPO scenario modeled using an OPM to reflect the full distribution of possible non-IPO outcomes. The hybrid method is useful when certain discrete future outcomes can be predicted, but also accounts for uncertainty regarding the timing or likelihood of specific alternative exit events.

Emerging Growth Company Status

          We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions until we are no longer an emerging growth company. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700.0 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or we issue more than $1.0 billion of non-convertible debt securities over a three-year period.

Recent Accounting Pronouncements

          In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which modifies how all entities recognize revenue, and consolidates into one ASC Topic (ASC Topic 606, Revenue from Contracts with Customers) the current guidance found in ASC Topic 605, and various other revenue accounting standards for specialized transactions and industries. ASU 2014-09 outlines a comprehensive five-step revenue recognition model based on the principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 may be applied using either a full retrospective approach, under which all years included in the financial statements will be presented under the revised guidance, or a modified retrospective approach, under which financial statements will be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings at the effective date for contracts that still require performance by the entity at the date of adoption.

          In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date (ASU 2015-14), which defers the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for public entities for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. We have developed an implementation plan to adopt this new guidance. As part of this plan, we are currently assessing the impact of the new guidance on our results of operations. Based on our procedures performed to date, nothing has come to our attention that would indicate that the adoption of ASU 2014-09 will have a material impact on our revenue recognition; however, further analysis is required and we will continue to evaluate this assessment throughout 2017. While we are still evaluating the impact that this guidance will have on our financial statements and related disclosures, our preliminary assessment is that there will be an impact relating to the accounting for costs to acquire a contract. Under ASU 2015-14, we will be required to capitalize certain costs, primarily commission expense to sales representatives, on our consolidated balance sheet and amortize such costs over the period of performance for the underlying customer contracts. We are still evaluating the impact of capitalizing costs to execute a contract.

          For non-public entities, the guidance is effective for annual periods beginning after December 15, 2018. Non-public entities are permitted to adopt the standard as early as annual reporting periods beginning after December 15, 2016 and interim periods therein. We currently expect to apply the modified retrospective method of adoption; however, we have not yet finalized our transition method, but expect to do so upon completion of further analysis.

          In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (ASU 2016-02). ASU 2016-02 requires a lessee to recognize most leases on the balance sheet but recognize expenses on the income statement in a manner similar to current practice. The update states that a lessee will recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying assets for the lease term. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement, and presentation of expenses and cash flows arising from a lease. For public entities, the new standard is effective for interim and annual periods beginning on or after January 1, 2019, with early adoption permitted. For non-public entities, the new standard is effective for annual periods beginning after December 15, 2019, with early adoption permitted. We are evaluating the impact this new guidance may have on our consolidated financial statements.

          In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (ASU 2016-15). ASU 2016-15 is

intended to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows and to eliminate the diversity in practice related to such classifications. For public entities, the guidance in ASU 2016-15 is required for annual reporting periods beginning after December 15, 2017, with early adoption permitted. For non-public entities, the guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently in the process of evaluating the impact and timing of adoption of the ASU 2016-15 on our consolidated financial statements.

          In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18). ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Entities will also be required to reconcile such total to amounts on the balance sheet and disclose the nature of the restrictions. For non-public entities, the amendments in ASU 2016-18 are effective for annual periods beginning after December 15, 2018, with early adoption permitted. We adopted this standard effective January 1, 2016, and applied the guidance using a retrospective transition method to each period presented.

BUSINESS

Overview

          CarGurus is a global, online automotive marketplace connecting buyers and sellers of new and used cars. Using proprietary technology, search algorithms, and innovative data analytics, we believe we are building the world's most trusted and transparent automotive marketplace and creating a differentiated automotive search experience for consumers. Our trusted marketplace empowers users with unbiased third-party validation on pricing and dealer reputation as well as other information that aids them in finding "Great Deals from Great Dealers." As of June 30, 2017, we had an active dealer network of over 40,000 dealers, and our selection of over 5.4 million car listings is the largest number of car listings available on any of the major U.S. online automotive marketplaces. In addition to the United States, we operate online marketplaces in Canada, the United Kingdom, and Germany.

          A core principle of our marketplace is unbiased transparency. For consumers considering used vehicles, we aggregate vehicle inventory from dealers and apply our proprietary analysis to generate a Deal Rating as either: Great Deal, Good Deal, Fair Deal, High Priced, or Overpriced. Deal Rating illustrates how competitive a listing is compared to similar cars sold in the same region in recent history. We determine Deal Rating principally on the basis of both our proprietary Instant Market Value, or IMV, algorithm, which determines the market value of any given vehicle in a local market, and Dealer Rating, a measure of a dealer's reputation as determined by reviews of that dealer from our user community. By sorting organic search results based on a used car's Deal Rating, we enable consumers to find the most relevant car for their needs. For new cars, we help our users understand deal quality by providing price analysis and our Dealer Rating. We also provide our users information historically not widely available, such as Price History, Time on Site, and Vehicle History. We believe this approach brings greater transparency, trust, and efficiency to a consumer's car research and buying process, leading to higher engagement and a more informed consumer who is better prepared to purchase at the dealership.

          According to Google Analytics, in the second quarter of 2017, we had approximately 61 million average monthly sessions in the United States, up from approximately 45 million during the same period in 2016. According to comScore, we have become the most visited online automotive marketplace in the United States, and we have the largest mobile audience, with over 78% of our second quarter 2017 monthly unique visitors accessing our marketplace from mobile devices. Our focus on providing unbiased transparency for consumers has also created an engaged user community. According to comScore, during the second quarter of 2017, visitors returned to our site 2.4 times as often as any other major U.S. online automotive marketplace, up from 1.8 times as often in the second quarter of 2016.

          Our large, engaged, and predominantly mobile user base presents an attractive audience of in-market consumers for our dealers. By connecting dealers with more informed consumers, we believe we provide dealers with an efficient customer acquisition channel and attractive returns on their marketing spend with us. Dealers can list their inventory in our marketplace for free with our Basic Listing product or with a paid subscription to our Enhanced or Featured Listing products. Dealers with free listings receive anonymized email connections and access to a subset of the tools on our Dealer Dashboard at no cost. Dealers with a paid subscription receive connections to consumers that are not anonymous and can be made through a wider variety of methods, including phone calls, email, managed text and chat, links to the dealer's website, and map directions to dealerships. In addition, dealers with our Enhanced and Featured Listing products are able to display their dealer name, address, and dealership information on their listings to gain brand recognition, which promotes walk-in traffic to the dealer. We also provide paying dealers with full access to our Dealer Dashboard, including inventory pricing tools informed by real-time market conditions, which help them more effectively price, merchandise, and sell their cars. Our success with dealers is evidenced by the 66% growth in the number of paying dealers in our U.S. marketplace from 2015 to 2016.

          Our scaled online marketplace model drives powerful network effects. The industry-leading inventory selection offered by our dealers attracts a large and engaged consumer audience. The value of robust connections to this audience incentivizes dealers to purchase our Enhanced or Featured Listing products. Having more paying dealers provides consumers with more dealer information and methods to contact them. More consumers and connections drives greater value to paying dealers on our platform. Driven by these network effects, we continue to amass more data, which we use to continuously improve our search algorithms, the accuracy of Deal Ratings, our user experience, and, ultimately, the quality of the connections between consumers and dealers.

          We generate marketplace subscription revenue from dealers through Listing and Dealer Display subscriptions and advertising revenue from auto manufacturers and other auto-related brand advertisers. Our rapid revenue growth and financial performance over the last several years exemplifies the strength of our marketplace. In 2016, we generated revenue of $198.1 million, a 101% increase from $98.6 million of revenue in 2015. Our revenue for the six months ended June 30, 2017 was $143.3 million, a 70% increase from $84.2 million of revenue in the six months ended June 30, 2016. In 2016, we generated net income of $6.5 million and our Adjusted EBITDA was $11.0 million, compared to a net loss of $1.6 million and Adjusted EBITDA of $(0.4) million in 2015. For the six months ended June 30, 2017, we generated net income of $8.6 million and Adjusted EBITDA of $14.1 million, compared to net income of $0.5 million and Adjusted EBITDA of $1.7 million for the six months ended June 30, 2016. See "Selected Consolidated Financial and Other Data — Adjusted EBITDA" for more information regarding our use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss).

Industry Dynamics and Market Opportunity

          Significant Purchasing Decision for Consumers.    A car is often the second largest purchase a consumer will make, second only to his or her home. Traditionally, the process of finding the right car to buy, selecting the right dealer or seller to buy it from, and deciding how much to spend, has been complex and intimidating. A 2017 Google study estimates that, during the car buying process, a consumer might have over 900 digital interactions with dealers, brands, and third-party sites. Historically, aggregating inventory across dealerships has been challenging and finding objective information regarding the fair price of a car and the quality of a dealership has been difficult.

          Massive U.S. Automotive Market.    The automotive industry is one of the largest in the United States. Borrell Associates estimates that U.S. retail automotive sales reached $1.3 trillion in 2016, with automotive dealers accounting for over 85% of all cars sold. According to these estimates, there are approximately 43,000 dealers in the United States, including over 16,000 franchise dealers affiliated with an automotive brand that often sell both new and used cars, and over 26,000 independent dealers that sell only used cars. These U.S. dealers sold approximately 17 million new cars and 44 million used cars in 2016, while peer-to-peer transactions by individuals accounted for approximately 11 million used cars sold. The same report estimates that the U.S. automotive industry spent over $37 billion on advertising in 2016, $23 billion of which was spent by dealers, representing over 60% of the market. Borrell Associates estimates that the U.S. automotive industry will spend approximately $47 billion on advertising by 2021, approximately 62% of which will be spent by dealers. In addition to marketing spend, based on information from investment bank analyst research, we believe that U.S. dealers spend approximately $4.5 billion a year on software solutions, including inventory management, customer relationship management, and data services, among other applications.

          Shift from Offline to Online.    Consumers are increasingly using the Internet to search for cars before entering a dealership. According to JD Power & Associates, the average car buyer spends 14 hours researching cars online prior to making a purchase. This shift in consumer behavior, which places more reliance on digital research, has led to a decrease in the number of dealership visits a consumer makes prior to purchasing a car; the average consumer visited 1.6 dealerships before buying a car in 2015, which is a 68% decrease from 2005. To respond to this trend, the U.S. automotive industry has increasingly allocated more marketing spend to online channels. According to Borrell Associates estimates, 57%, or $21 billion, of the U.S. automotive marketing spend was on online channels in 2016, up from 32% in 2011, and it is expected to increase to 70% by 2021.

          Increasing Importance of Mobile Devices.    Consumers are increasingly using their mobile devices to search for vehicles. For many consumers, shopping for a car is an intermittent process occurring on and off dealers' lots, making it particularly well-suited for a mobile search experience. A 2015 Google study estimates that more than half of shoppers use a smartphone for research while on a dealer's lot, and a 2017 Google study estimates that as much as 71% of a consumer's interactions with dealers, brands, and third-party sites during the car buying process occurred on a mobile device.

          Highly Fragmented, Local Market.    The market for new and used car sales is highly fragmented and local, making it competitive for dealers to find local buyers. A dealer's inventory may change daily and the speed at which a dealer turns its inventory is a key driver of its profitability. Additionally, unlike new cars, no two used cars are alike, and used car buyers often search for a very specific configuration, including make, model, trim, options, year, mileage, and price. This makes it challenging for dealers to find the right buyer for a specific vehicle in a cost-efficient manner.

          Large International Automotive Markets with Similar Dynamics as the United States.    Much like in the United States, dealers represent a critical part of international automotive markets. It is estimated that in 2016, there were approximately 5,800 dealers in Canada and 4.9 million new and used cars sold; 11,700 dealers in the United Kingdom and 10.9 million new and used cars sold; and 21,000 dealers in Germany and 10.8 million new and used cars sold. We believe our marketplace will be attractive in these and other international markets as an alternative to paid-inclusion automotive marketplaces that lack unbiased transparency for consumers and free listing options for dealers.

Consumer Challenges

          Upon determining what type of car to purchase, consumers face many questions:

  •
  Which dealer has a car like this?

  •
  What is a fair price for this particular type of car?

  •
  Have others had a good experience buying from this dealer?

          In answering these questions, consumers have historically had limited access to unbiased information on specific vehicles, car pricing, and dealer reputation. For consumers searching for used cars, every car is unique, and it is difficult to aggregate the relevant inventory of available used cars across dealers, a difficulty exacerbated by the lack of consistency in the way that dealers characterize a car's attributes. Generally, dealers also have had more information about car prices than consumers do, as consumers have had limited resources and tools to determine an appropriate price. Finally, selecting the right dealer has also been challenging for consumers as dealer reputations have historically been based primarily on word-of-mouth. The lack of clear, unbiased, transparent information has made it difficult for consumers to effectively compare vehicles and find the vehicle that best suits their needs.

Dealer Challenges

          The economics of dealerships depend largely on sales volume, gross margin, and customer acquisition efficiency. To achieve a high return on their marketing investments, dealers must find in-market consumers, yet because car purchases are infrequent, only a small percentage of consumers are shopping for a car at any given point in time. Traditional marketing channels, including television, radio, and newspaper, can effectively target locally but are inefficient in reaching the small percentage of consumers who are actively in the market to buy a car. In addition, used car pricing is fluid because it is based on rapidly shifting supply and demand dynamics. Dealers need to find ways to manage constantly changing inventory and adjust pricing strategies to adapt to frequently changing market conditions.

Our Approach

Why Consumers Choose Us

          We believe that our marketplace offers the best online automotive marketplace experience for consumers, distinguished by the following:

  •
  Largest Inventory Selection.  As of June 30, 2017, we had an active dealer network of over 40,000 dealers, and our selection of over 5.4 million car listings is the largest number of car listings available on any of the major U.S. online automotive marketplaces. We define our active dealer network as consisting of all dealers to which we connected a user about a listing during the ninety-day period ending on the applicable measurement date. Our marketplace enables consumers to easily connect with these dealers through a variety of channels, including phone calls, email, managed text and chat, links to the dealer's website, and map directions to dealerships.

  •
  Trust and Unbiased Transparency.  Used cars identified through searches in our marketplace are sorted by and shown with a Deal Rating, which illustrates how competitive a listing is compared to similar cars sold in the same region in recent history. We determine Deal Rating principally on the basis of our proprietary IMV and Dealer Rating, which is based on qualified dealer reviews from our users, associated with the car. For new cars, which have manufacturer suggested retail prices, or MSRPs, and no vehicle history, we help our users understand deal quality by providing price analysis and our Dealer Rating. These features, coupled with information historically not widely available, such as Price History, Time on Site, and Vehicle History, provide consumers with unbiased, transparent information with which to make their purchasing decision.

  •
  Intuitive Search Results.  For used car shoppers, our organic search function prioritizes results by a car's Deal Rating, which we believe is most relevant to a consumer's decision criteria. In contrast, paid-inclusion automotive marketplaces award dealers preferential listing placement based on how much a dealer pays. Apart from a limited number of paid Featured listings for each search, our organic search results are oriented solely by "Great Deals from Great Dealers" in the relevant local market. We also empower consumers with a variety of tools to search and filter the inventory on our site in ways that help them efficiently find the best car for their needs. Furthermore, the limited amount of advertising content on our search results pages reduces unnecessary clutter and allows consumers to focus on their search results.

  •
  Robust, Mobile-Focused Experience.  We have designed our marketplace to appeal to mobile users by developing our products with a mobile-first mindset. This approach has resulted in over 78% of our monthly unique visitors accessing our marketplace from mobile devices in the second quarter of 2017 and a 43% growth in our average monthly mobile visits from 2015 to 2016, according to comScore. Our growth in mobile visits continues in 2017; according to comScore, we had over 34 million average mobile monthly visits, the most of any online automotive marketplace in the United States, and we had 44% more mobile monthly unique visitors than the next largest mobile audience among the major U.S. automotive marketplaces during the second quarter of 2017.

Why Dealers Choose Us

          We believe that dealers choose us for the following reasons:

  •
  Attractive Return on Investment.  Return on investment, or ROI, which measures gross profit from the sale of cars in relation to the amount of the associated marketing expense, is a principal metric for assessing the performance of a customer acquisition channel. We believe we offer dealers an efficient customer acquisition channel driven by the volume of connections to our users, the quality of those connections, and the brand exposure to our engaged audience in relation to our subscription cost.

  •
  Large and Engaged Audience.  We are the most visited online automotive marketplace in the United States; according to comScore, in the second quarter of 2017 we had 2.3 times as many visits to our U.S. website as any other major U.S. online automotive marketplace, up from 1.8 times as many during the same period in 2016. In addition, we believe our audience is more engaged than users of other online automotive marketplaces; in the second quarter of 2017, our visitors returned to our site 2.4 times as often as any other major U.S. online automotive marketplace.

  •
  Volume of Connections.  Our marketplace enables consumers to easily connect with dealers through a variety of channels, including phone calls, email, managed text and chat, links to the dealer's website, and map directions to dealerships. Leveraging our large consumer audience, we provided over 42 million connections to our dealers in the United States in 2016.

  •
  Broad Suite of Products and Tools.  We offer products that help dealers acquire customers and build their brands, such as Enhanced Listing, Featured Listing, Dealer Display advertising, Deal Rating Badges, and dealer search engine marketing. Additionally, we provide tools to help dealers market and sell their cars more efficiently, such as our Pricing Tool, Market Analysis tool, and Dealer Insights tool.

Why Auto Manufacturers Choose Us

          In addition to dealers, our audience also appeals to auto manufacturers. Auto manufacturers have few other opportunities to reach an audience of consumers as large and engaged as ours who are actively looking to purchase a car. We believe that auto manufacturers also choose us for the following reasons:

  •
  Unique Non-Overlapping Audience of In-Market Consumers.  Based on comScore estimates, in the second quarter of 2017, 62% of our monthly unique visitors did not visit any of the other major U.S. online automotive marketplaces during the same period. This creates a compelling value proposition to auto manufacturers, as they would have difficulty reaching these users at scale elsewhere. In addition, traditional media channels, such as television, radio, and newspaper, provide limited segmentation and targeting ability, such that only a small fraction of consumers reached will actively be in the market to purchase a car. In contrast, based on a survey of 1,767 of our users we conducted during the second quarter of 2017, 88% are actively shopping for a car and 48% intend to buy a car in the next month. Furthermore, advertisers on our site can target consumers based on geography, various demographic and behavioral segmentations, and browsing history.

  •
  Clean, Uncluttered Pages.  We provide a clean and uncluttered user interface that helps users efficiently find the best car for their needs as part of our commitment to create the best consumer experience. We limit the number of advertisements on any given page; for example, our mobile site has no advertisements on the front page and we have on average fewer than two banner advertisements per search results page, or SRP, across both desktop and mobile. This helps advertisers' messages better resonate when compared to other online automotive marketplaces that display significantly more ads per SRP.

Our Strengths

          We believe that our competitive advantages are based on the following key strengths:

          Trusted Marketplace for Consumers.    We provide consumers with unbiased information, intuitive search results, and other tools that empower them to find "Great Deals from Great Dealers." In the United States, we offer the largest online selection of new and used car listings of any major U.S. online automotive marketplace. We aggregate and analyze these listings using proprietary technology and innovative data analytics to create a differentiated automotive search experience for consumers. We believe that providing an unbiased and transparent consumer experience has instilled greater trust in us among our users, helping us become the most visited online automotive marketplace in the United States. In the second quarter of 2017, we experienced over 61 million average monthly sessions in the United States. We define average monthly sessions as the number of distinct visits to our website that take place each month within a given time frame, as measured and defined by Google Analytics. Our focus on the consumer experience is also evidenced by the success of our mobile platform, with over 78% of our monthly unique visitors in the second quarter of 2017 accessing our marketplace through mobile channels. We believe this user traffic and engagement, critical to any successful marketplace, will continue to strengthen our market position.

          Proprietary Search Algorithms and Data-Driven Approach.    We have built an extensive repository of data on cars, prices, dealers, and the interactions between consumers and dealers that is the result of over seven years of data aggregation and regression modeling. Our proprietary search algorithms and data analytics allow us to use this valuable data to bring greater transparency to our platform. The primary product of this analysis is our determination of a used car's IMV, which, in addition to Dealer Rating, drives our Deal Rating. We calculate IMV by applying more than 20 ranking signals and more than 100 normalization rules to millions of data points, including the make, model, trim, features, condition, history, geographic location, and mileage of the car. The growing volume of connections between consumers and dealers on our platform allows us to continually improve the accuracy of our IMV, Dealer Ratings, and used car search results sorted by Deal Rating. We apply the knowledge gained from analyzing this ever-growing data set to build new products for our consumers and dealers and to more efficiently launch marketplaces in new countries.

          Strong Value Proposition to Dealers.    We believe that our marketplace offers an efficient customer acquisition channel for dealers, helping them achieve attractive returns on their marketing spend with us. In 2016, we provided our U.S. dealer base with over 42 million connections to prospective car buyers, most of which were for used cars. We define connections as interactions between consumers and dealers in our marketplace through phone calls, email, managed text and chat, and clicks to access the dealer's website and map directions to the dealership. We provide all dealers with tools that are informed by real-time market conditions, which help them merchandise and sell their cars. Our paying dealers also gain access to our Pricing Tool and Market Analysis tool. Our strong value proposition to the dealer community is evidenced by the 66% growth in the number of paying U.S. dealers and 18% growth in average annual revenue per subscribing dealer, or AARSD, in the United States from 2015 to 2016.

          Network Effects Driven by Scale.    Having reached the majority of dealers and built one of the largest consumer audiences in the United States, we believe that our scale creates powerful network effects that reinforce the competitive strength of our business model. As of June 30, 2017, we had an active dealer network of over 40,000 dealers and a selection of over 5.4 million listings, which helped make us the most visited major U.S. online automotive marketplace in the second quarter of 2017, according to comScore. Our large consumer audience increases our appeal to dealers and incentivizes more dealers to purchase our Enhanced or Featured Listing products to access the numerous benefits unavailable to non-paying dealers. Having more paying dealers in our marketplace provides consumers with more dealer information and methods to contact those dealers. More consumers and connections drive greater value and a higher return to paying dealers' marketing spend on our platform. Driven by these network effects, we continue to amass more data, which we use to further strengthen our search algorithms, the utility of analysis complementing each listing, the quality of our user experience, and the value of connections between consumers and dealers.

          Attractive Financial Model.    We have a strong track record of revenue growth, profitability, and capital efficiency. In 2016, we generated revenue of $198.1 million, a 101% increase from $98.6 million of revenue in 2015. A significant portion of our revenue is recurring due to the subscription nature of our products; in 2016, dealer marketplace listing and dealer display advertising subscription revenue, which we consider to be recurring revenue, comprised 86% of total revenue. Furthermore, our revenue base is highly diversified due to the fragmented nature of the automotive dealer industry. We also have been able to grow and invest in our future growth while improving profitability due to the operating leverage in our business model. On a consolidated basis, while our revenue grew 101%, our Adjusted EBITDA margin expanded from 0% in 2015 to 6% in 2016. In the United States, which is our most developed market, we grew our revenue by 99% in 2016 while increasing our income from operations from $0.6 million in 2015 to $27.5 million in 2016.

          Founder-Led Management Team with Culture of Innovation.    Our founder, Chief Executive Officer, President, and Chairman, Langley Steinert, co-founded and was previously chairman of TripAdvisor, an online marketplace for travel-related content based on the mission of using technology and a data-driven approach to provide transparency for consumers' travel planning. At CarGurus, we are bringing the same transparency to the automotive market. Founded in 2006, CarGurus grew through 2014 using approximately $5 million of outside capital and today we continue to focus on data-driven innovation and financial discipline to build our company.

Our Growth Strategies

          We intend to continue to grow our business by pursuing the following strategies:

          Grow Our Paying U.S. Dealer Base.    We plan to convert more dealers to paying dealers in the United States by leveraging our sales and account management teams and demonstrating the value proposition of our marketplace as an attractive customer acquisition channel with a compelling ROI. As of June 30, 2017, approximately 57% of dealers in our active dealer network were paying dealers. We will continue to introduce new features and services to our Enhanced and

Featured Listing products, such as our recently introduced managed text and chat feature, to further encourage conversion from non-paying to paid usage.

          Increase Our Share of Dealer Marketing Spend From Existing Products.    According to comScore, in the second quarter of 2017, we captured 51% of total minutes consumers spent visiting the major U.S. online automotive marketplaces. However, we believe our average share of dealers' online marketing spend is less than our proportionate share of online consumer traffic on automotive marketplaces. We intend to continue to grow our AARSD by increasing the volume of connections we provide to dealers for new and used cars and demonstrating the value of our large, engaged, and predominantly mobile audience and the attractive return dealers can achieve through higher marketing spend on our platform. For example, we increased the volume of connections provided to our U.S. dealers by over 20% to 12.4 million connections during the second quarter of 2017, compared to 10.3 million connections during the same period in 2016. As we grow our consumer audience and corresponding connections to dealers, we believe dealers will be incentivized to pay more for those increasing connections.

          Offer Additional Dealer Products.    In addition to our current suite of dealer products, we plan to offer new products to help dealers acquire customers, build relationships with prospects, and better manage their inventories, websites, and dealerships. For example, in 2017, we began offering a digital marketing product that helps dealers more effectively acquire prospects through paid search marketing and retargeting.

          Grow the Size and Engagement of Our Consumer Audience.    We will continue investing in, and improving the efficiency of, our algorithmic traffic acquisition. In addition, we intend to add new features, tools, and services to assist consumers with more aspects of the car ownership lifecycle, from researching and buying a car through maintaining and eventually selling their car. For example, we have introduced car comparison pages to help with research, monthly payment calculators to help with buying, and Sell My Car to help individuals with selling their cars.

          Invest in Our Brand.    We have significant opportunities to increase our brand awareness. Historically, our marketing efforts have been focused on algorithmic traffic acquisition rather than brand marketing. We plan to further expand our marketing on television, radio, and social media to drive greater brand recognition, trust, and loyalty from a broader consumer audience. In addition, we believe that a stronger brand will drive greater trust and loyalty with the dealer community.

          Expand into International Markets.    Enabled by our proprietary algorithms and data analytics, our flexible and extensible search platform has allowed us to launch marketplaces in Canada, the United Kingdom, and Germany. We have designed our platform to accommodate a growing list of tools that allows us to support country-specific requirements and vehicle data across multiple formats and countries. By leveraging these strengths, as well as our selling and marketing expertise, we plan to launch new marketplaces in other countries that have attractive industry dynamics. There are over 60,000 dealers in the international markets where we have launched or plan to launch in the next twelve months. In 2016, we generated international revenue of $2.3 million, which accounted for 1% of our total revenue, compared to approximately $22,000, which accounted for a negligible percentage of our total revenue in 2015.

Our Products

Consumer Marketplace

          We provide consumers an online automotive marketplace where they can search for new and used car listings from our dealers, as well as sell their car. Through our marketplace, we provide consumers with information that helps them find the most relevant car for their needs. A user accesses our U.S. marketplace through our desktop or mobile-optimized website at cargurus.com or by using our mobile app. Most users specify whether they are searching for used, certified pre-owned, or new cars and then provide their desired vehicle make and model and their zip code.

Used and Certified Pre-Owned Cars

          Using our proprietary search algorithms, we immediately display the search results, ranked by Deal Rating, on an SRP. Nearly every used listing in our marketplace is assigned one of five Deal Ratings: Great Deal, Good Deal, Fair Deal, High Priced, or Overpriced. Deal Rating illustrates how competitive a listing is compared to the most similar cars sold in the same region in recent history. A listing's Deal Rating is based primarily upon our IMV and the Dealer Rating of the dealer.

          Instant Market Value.    IMV is a proprietary algorithm that determines the market value of a used vehicle in a local market and is a key input for determining a vehicle's Deal Rating. The IMV algorithm is the product of over seven years of regression modeling utilizing more than seven million used car data points. IMV takes into account a number of factors, including comparable currently listed and previously sold used cars in respective local markets and vehicle details including make, model, trim, year, mileage, options, and vehicle history. Our algorithm uses more than 20 ranking signals and more than 100 normalization rules that distill unstructured data from hundreds of sources across thousands of dealers.

          Dealer Ratings.    Dealer Ratings are unique user-generated content from our users' experiences with dealers with whom they have connected. To promote high-quality reviews, a user must have interacted with the dealer on our site to submit a review. We believe this requirement, together with additional qualification standards, results in a more valuable Dealer Rating. Dealer Rating is an important component of a listing's Deal Rating and as a result can impact the organic search position of a listing.

          In addition to each car's Deal Rating, our SRP provides users with other useful information, including the difference between the listing price and the IMV that we have determined for the car, Time on Site, mileage, Dealer Rating, and, for paying dealers, dealer location. We provide in-depth search filters, including price, mileage, trim, color, options, condition, body style, miles per gallon, seating capacity, vehicle ownership and usage history, seller type, and days on market, among others, which we believe represents the most comprehensive search capability among major U.S. online automotive marketplaces. We also provide our users with additional features to aid their search, including similar vehicle recommendations, side-by-side vehicle comparisons, expert reviews, and user rankings. The SRP also gives users the ability to save searches and receive alerts that keep them informed of relevant developments in the market, including new available inventory and price changes to cars they are monitoring.

 Used Car SRP — Desktop

Used Car SRP — Mobile

          If a user clicks on one of the listings on the SRP, the user is taken to that listing's vehicle detail page, or VDP. Each VDP provides extensive photos and a comprehensive description of the vehicle, dealer name, address, and dealership information for paying dealers, detailed dealer reviews, methods to contact the dealer, payment calculators, and helpful information about the vehicle, including:

  •
  Price History.  Information about changes to a vehicle's price on our site. We also offer price change alerts to consumers on searches they have saved, which allows them to respond quickly to changes in the market.

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  Time on Site.  How long a vehicle has been on our site and how many users have saved the vehicle to their list of favorite listings, indicators of the likely demand for the car.

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  Vehicle History.  Includes title check, accident check, owner number, and fleet status of the vehicle, giving consumers data that helps them better understand the car's condition.

 Used Car VDP — Desktop

 Used Car VDP — Mobile

New Cars

          Search results for new car listings are sorted by proximity of dealers with inventory matching the user's search. Our new car VDPs include our Dealer Rating and many of the other features of our used car listings, such as Price History and Time on Site. Deal Rating is not applicable to new car listings because it utilizes data not relevant to new cars. Instead, we analyze data on MSRPs and recent sales of similar new vehicles, accounting for trade-ins, incentives, and other factors that can affect the price of a new car, to provide users with comparative price information.

Sell My Car

          We also allow our users to list their cars for free in our marketplace. Our Sell My Car tools enable individual car owners to easily merchandise their vehicles, determine an appropriate selling price with our proprietary price guidance, and manage their listings and communications with prospective buyers among our audience.

Dealer Marketplace

          Our marketplace connects dealers to a large audience of informed and engaged consumers. We offer three types of marketplace Listing products to our dealers: Basic Listing, which is free, and Enhanced or Featured Listing, each of which requires a paid subscription. We price our Enhanced and Featured Listing products as a monthly, quarterly, semiannual, or annual subscription based on the dealer's inventory size, region, and our assessment of the ROI our solution will provide them.

  •
  Basic Listing.  Basic Listing allows non-paying dealers to list their inventory in our marketplace anonymously. Consumers can contact these dealers only through an anonymous, CarGurus-branded email address so the dealer does not receive any of the consumer's personal contact information. Non-paying dealers cannot display their name, address, website URL, or phone number.

  •
  Enhanced Listing.  Enhanced Listing provides dealers with a higher volume and quality of connections to consumers. Dealers with an Enhanced Listing gain the opportunity to connect with consumers directly through email, phone, and managed text and chat. Our platform also allows paying dealers to provide a link to their website, dealership information such as name, address, and hours of operation, and map directions to their dealership on VDPs, helping consumers easily contact or visit them, which we believe results in increased local brand awareness and walk-in traffic.

  •
  Featured Listing.  In addition to all of the benefits of the Enhanced Listing subscription discussed above, Featured Listing dealers pay a premium subscription rate to promote their Great Deal, Good Deal, and Fair Deal inventory in a clearly labeled section of a limited number of Featured listings at the top of the search results page. We believe this premium placement generates increased connection volume relative to Enhanced Listing.

Dealer Dashboard

          Basic, Enhanced, and Featured Listing dealers all have access to the following Dealer Dashboard features and tools:

  •
  Performance Summary.  Provides dealers with real-time and historical data analyzing the connections and consumer exposure they have received in our marketplace. This enables dealers to analyze connections and SRP and VDP views at a granular level to inform the dealer's sales and merchandising efforts.

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  Dealer Insights.  Provides pricing analysis of the dealer's inventory, as well as a summary of vehicles' missing information such as price, photos, or trim. This data helps dealers better merchandise their vehicles.

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  User Review Management.  Allows dealers to track and manage their dealership reviews from our users. Dealers can respond to users, report potentially fraudulent reviews, and publish positive reviews to social media platforms for broader exposure.

          Enhanced and Featured Listing dealers also have access to the following additional features and tools:

  •
  Pricing Tool.  Helps dealers evaluate the impact of pricing changes for each used vehicle in their inventory and the resulting impact on the car's Deal Rating, empowering dealers to make informed pricing decisions based on market data in their local area.

  •
  Market Analysis.  Informs dealers of local market trends in used cars, such as the most searched makes and models in their local market. This information helps dealers align with local consumer preferences and inform strategies for increasing inventory turnover and new vehicle acquisition.

Dealer Advertising and Customer Acquisition Products

          In addition to listing cars in our marketplace, we also provide all dealers with a web widget that allows them to place Deal Rating Badges, which show our unbiased Deal Rating next to cars that have been rated as a Great Deal, Good Deal, or Fair Deal, on their own website. Our Deal Rating serves as trusted, third-party validation on their website.

          We offer Enhanced and Featured Listing dealers the following advertising and customer acquisition products:

  •
  Dealer Display.  Dealers are able to buy display advertising that appears in our marketplace and on other sites on the Internet to build brand awareness. Advertisements can be targeted by geography, search history, and a number of other targeting factors, allowing dealers to increase their visibility with relevant consumers and drive consumers to the dealer's own website.

  •
  Dealer Search Engine Marketing.  Leveraging the capabilities we have developed for our own algorithmic traffic acquisition, including search engine marketing, or SEM, we offer a product that manages SEM for dealers to drive qualified traffic to their websites. Utilizing algorithmic bidding strategies and keyword list bidding, we help optimize dealer SEM performance.

          Below is a summary of the products and features available to dealers in our marketplace:

*
Available for an additional fee

Auto Manufacturer and Other Advertiser Products

          Our platform offers auto manufacturers and others the ability to purchase display advertising on our site to execute targeted marketing strategies:

  •
  Brand Reinforcement.  We allow auto manufacturers to buy advertising on our site and target consumers based on the make, model, and zip code of the cars that a specific consumer is searching for, in order to maximize exposure to interested consumers.

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  Category Sponsorship.  To address evolving priorities influenced by industry dynamics, seasonality, and other factors, we offer the ability to sponsor entire areas of prominent high traffic pages of our site, such as the New Car front page, Used Car front page, or Research Center.

  •
  Automobile Segment Exclusivity.  To support the introduction of new models or the success of existing models, we allow manufacturers to target specific automobile segments, such as SUV, sedan, hybrid, luxury, truck, or minivan.

  •
  Consumer Segment Exposure.  Through our platform, auto manufacturers can target consumers both on our site and on third-party sites based on various parameters, including household income and vehicle specifications, such as make or model, and zip codes.

Marketing

          Our marketing initiatives aim to drive brand awareness and engagement among consumers and dealers and to position us as a trusted online automotive marketplace.

Consumer Marketing

          We have built our audience on the strength of our user experience, and we remain focused on delivering an engaging consumer marketplace. The strength of the consumer experience that we offer is one of our most powerful marketing tools. By providing an intuitive search experience in our marketplace and relevant content, updates, and tools to consumers during their car search, we believe the users that comprise our large and engaged audience provide informal endorsements, more powerful than most marketing messages.

          Historically, our consumer marketing efforts have been focused primarily on algorithmic traffic acquisition. We employ a team of engineers and data scientists that optimizes our user acquisition through search engines, social media, and other digital marketing channels and has, for instance, tested over 350 million keywords on various search engines. We believe our expertise in this area constitutes a competitive advantage over less sophisticated competitors, or those who outsource these capabilities.

          More recently we have begun augmenting our marketing efforts with brand-building investments in broadcast media, such as television and radio. Our brand awareness is currently lower than other major U.S. online automotive marketplaces in the United States, despite our large monthly audience and higher user engagement. We believe that as a result of our trusted product, audience engagement, and relatively low brand awareness, we are well-positioned to strengthen our brand by investing in broadcast media.

          Our more than 5.4 million car listings as of June 30, 2017, on-site user behavior, connections between consumers and dealers, and opinion data from our users create significant opportunities for us to create and publish car shopping insights. We consistently gain earned media coverage in national, regional, and trade press outlets as well as social channels by leveraging our proprietary data to inform newsworthy content.

Dealer Marketing

          The primary goals of our dealer marketing initiatives are to acquire dealers not yet in our marketplace, convert non-paying dealers into paying dealers, retain our existing paying dealers, and expand annual subscription revenues from our existing paying dealers. Our dealer marketing efforts aim to:

  •
  Educate Dealers on the Quality of Our Audience and Attractive ROI.  We educate dealers on our industry-leading monthly sessions, our strong user engagement, and the large number of connections that we facilitate through our marketplace. We also highlight to dealers how unique features of our platform, such as our intuitive user interface and our proprietary technology and data analytics, yield consumers that we believe are more informed and better prepared to purchase at the dealership, which can lead to a higher ROI for their marketing spend.

  •
  Provide Best Practices to Assist Dealers in Becoming Successful in Our Marketplace.  We provide ongoing communications through live webinars, white papers, testimonials, and videos, which show dealers how to use our products to position their inventory for success on our platform. We maintain consistent communication with dealers by email and events to ensure awareness of recent product releases and provide custom account management.

  •
  Provide Thought Leadership that Educates Dealers on Marketplace Trends.  We generate insightful content on market trends and best practices in digital advertising that are shared through webinars, dealer forums, dealer advisory councils, and our participation in industry conferences and events.

Sales

          Our sales team is responsible for bringing dealers onto our marketplace as paying or non-paying dealers. We have built an efficient inside sales team of over 200 employees that sell our marketplace Listing products to franchise and independent dealers and dealer groups. We have also built a field sales team residing in large metropolitan areas around the country that builds relationships with the largest dealer groups and national enterprises that make centralized decisions for their dealerships. We also have advertising sales employees based in Cambridge, Massachusetts; Detroit, Michigan; and Los Angeles, California.

          We have a comprehensive dealer account management process to assist dealers in becoming successful in our marketplace. We assign a Customer Success Associate to every new paying dealer to assist with proper onboarding and integration with any relevant software systems. The dedicated Customer Success Associate spends time educating dealers on a range of topics, including effectively using the Dealer Dashboard and tracking sales, and measuring ROI for their marketing spend. After the onboarding period, a dedicated Dealer Relations Account Manager works to assist the dealer in utilizing our tools and maximizing ROI from our offerings, including optimizing inventory acquisition, effectively pricing vehicles, vehicle merchandising, and keeping inventory up-to-date with complete vehicle information. We believe this active communication with our dealers fosters customer satisfaction.

Culture and Employees

          Our company culture has developed out of our data-driven and innovative approach to the automotive market. We leverage data to drive innovation across all facets of our business and continuously optimize our products and processes to serve our consumers, dealers, advertisers, and partners. Our approach emphasizes original thought, impact, and collaboration across our organization, and we recognize and award employees who drive positive impact across these constituencies. We encourage collaboration across our entire workforce and invest in creating a work environment that facilitates partnership among our employees.

          We have won a number of awards recognizing our strong culture, including Boston Globe's "Top Place to Work" for three years in a row from 2014 to 2016 and Boston Business Journal's "Best Places to Work" for three of the past four years in 2013, 2015, and 2016.

          As of September 25, 2017, we had 514 full-time employees, 34 of which were based in our international markets. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Technology and Product Development

          We are a technology company focused on innovative, actionable data analysis. We design our mobile and web products to create an unbiased, transparent experience for both consumers and dealers. We believe in rapid development and frequent updates and have internal tools and automation that allow us to efficiently evolve our products. Our software is built using a combination of internally developed software, third-party software and services, and open source software.

Our Search Technology

          Our search and ranking technology is served by a proprietary in-memory search index solution that is scalable, fast, and extensible, allowing us to expand easily into new markets, as demonstrated by our recently launched international marketplaces. We have highly flexible interfaces that allow dealers to add their inventory to our index without changing data or formats, enabling us to quickly integrate hundreds of inventory sources with minimal effort and easily support inventory growth.

Our Mobile Technology

          We have designed our marketplace to appeal to mobile users by developing our products with a mobile-first mindset. All of our search results pages use a single-page application type approach to eliminate page reloads and improve responsiveness. We also use techniques, including predictive pre-fetching and infinite scrolling, to load content onto a user's mobile device more efficiently.

Our Integrations

          We make available several application program interfaces and web widgets that integrate with customer relationship management and inventory management solutions, among other platforms. These integrations incorporate our data and tools into the fabric of dealers' marketing and customer engagement strategies. For example, our Deal Rating Badges are used on over a thousand websites and allow our Deal Rating technology to be promoted across the Internet.

Infrastructure

          Our websites are hosted at third-party data centers near Boston, Massachusetts; Dallas, Texas; and London, England. We use third-party content distribution networks to cache and serve many portions of our site at locations across the globe. We monitor and test at the application, host, network, and full site levels to maintain availability and performance. Our development servers are located at our corporate headquarters in Cambridge, Massachusetts. We use third-party cloud computing services for many data processing jobs.

Competition

          We face competition to attract consumers and paying dealers to our marketplace and to attract advertisers to purchase our advertising products and services. Our competitors offer various marketplaces, products, and services that compete with us. Some of these competitors include:

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  major U.S. online automotive marketplaces: AutoTrader.com, Cars.com, and TrueCar.com;

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  U.S. online automotive content publishers, such as Edmunds.com and KBB.com;

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  Internet search engines;

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  peer to peer marketplaces; and

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  sites operated by individual automobile dealers.

Competition for Consumers and Dealers

          We compete for consumer visits with other online automotive marketplaces, free listing services, general search engines, and dealers' websites. We compete for consumers primarily on the basis of the quality of the consumer experience. We believe we compete favorably on user experience due to the number of our vehicle listings, the unbiased transparency of the information we provide on cars, prices, and dealers, the intuitive nature of our user interface, and our leading mobile user experience, among other factors.

          We compete for dealers' marketing spend with offline customer acquisition channels, other online automotive marketplaces, dealers' own customer acquisition efforts on general search engines, and other Internet sites that attract consumers searching for vehicles. We compete primarily on the basis of the ROI that our marketplace provides. We believe we compete favorably due to our large user audience, high user engagement, and the volume and quality of connections we provide to well-informed consumers, which results in an attractive ROI for dealers.

Competition for Advertisers

          We compete for a share of advertisers' total marketing budgets with offline advertising channels, media sites, websites dedicated to helping consumers shop for cars, major Internet portals, general search engines, and social media sites, among other sites. We also compete for a share of advertisers' overall marketing budgets with traditional media, such as television, radio, magazines, newspapers, automotive guide publications, and billboards. We compete for advertising spend based on the marketing ROI that our marketplace provides. We believe we compete favorably due to our large user audience size, high user engagement, and the effectiveness and relevance of our advertising products.

Intellectual Property

          We protect our intellectual property through a combination of patents, copyrights, trademarks, service mark, domain names, trade secret laws, confidentiality procedures, and contractual restrictions.

          We have four pending U.S. patent applications. These applications cover proprietary technology that relates to various functionalities on our websites, generally in connection with ordering, adjusting, and fraud detection. We intend to pursue additional patent protection to the extent we believe it would be beneficial to our competitive position.

          We have a number of registered and unregistered trademarks. We registered "CarGurus," the CarGurus logo, the CG logo, and related marks, as trademarks in the United States and certain other jurisdictions. We will pursue additional trademark registrations to the extent we believe doing so would be beneficial to our competitive position.

          We are the registered holder of a variety of domestic and international domain names that include "CarGurus" and similar variations.

Facilities

          We do not own any real property. Our principal executive offices are located in Cambridge, Massachusetts where we lease a total of approximately 99,982 square feet of space in two buildings under leases that expire in November 2022 and January 2024. We also lease office space in Detroit, Michigan, and Dublin, Ireland.

Regulatory

          Various aspects of our business are, may become, or may be viewed by regulators from time to time as subject, directly or indirectly, to U.S. federal, state, and foreign laws and regulations. In particular, the advertising and sale of new or used motor vehicles is highly regulated by the states in which we do business. Although we do not sell motor vehicles, and although we believe that vehicle listings on our site are not themselves advertisements, state regulatory authorities or third parties could take the position that some of the laws or regulations applicable to dealers or to the manner in which motor vehicles are advertised and sold generally are directly applicable to our business. These state advertising laws and regulations, which were generally developed decades before the emergence of the Internet, are frequently subject to multiple interpretations, and are not uniform from state to state, sometimes imposing inconsistent requirements with respect to new or used motor vehicles, and the manner in which they should be applied to our business model is not always clear. State regulators or other third parties could take, and on some occasions have taken, the position that our marketplace or related products violate applicable brokering, bird-dog, consumer protection, or advertising laws or regulations.

          In order to operate in this regulated environment, we develop our products and services with a view toward appropriately managing the risk that our regulatory compliance, or the regulatory compliance of the dealers whose inventory is listed on our website, could be challenged.

          We consider federal and state advertising and consumer protection laws and regulations in designing our products and services. With respect to paid advertising, other than display advertising and featured dealer listings, we believe that most of the content displayed on the websites we operate does not constitute paid advertising for the sale of motor vehicles. Nevertheless, we endeavor to design the content in a manner that would comply with federal and state advertising regulations and consumer protection laws if, and to the extent that, the content is considered to be vehicle sales advertising.

          Our website and mobile application enable us, dealers, and users to send and receive text messages and other mobile phone communications in certain circumstances. The Telephone Consumer Protection Act, as interpreted and implemented by the Federal Communications Commission and federal and state courts, imposes significant restrictions on utilization of telephone calls and text messages to residential and mobile telephone numbers as a means of communication, particularly when the prior express consent of the person being contacted has not been obtained.

Legal Proceedings

          From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently subject to any pending or threatened litigation that we believe, if determined adversely to us, would individually, or taken together, would reasonably be expected to have a material adverse effect on our business or financial results.

MANAGEMENT

Executive Officers, Key Employees, and Non-Employee Directors

          The following table sets forth the names, ages, and positions of our executive officers, key employees, and non-employee directors as of September 25, 2017:

Name	Age	Position

Executive Officers:
Langley Steinert	53	Chief Executive Officer, President, and Chairman
Jason Trevisan	43	Chief Financial Officer and Treasurer
Samuel Zales	53	Chief Operating Officer
Key Employees:
Thomas Caputo	43	Senior Vice President, Product
Oliver Chrzan	39	Senior Vice President, Engineering
Kathleen Patton	50	Senior Vice President, General Counsel and Secretary
Sarah Welch	45	Senior Vice President, Consumer Marketing
Non-Employee Directors:
Stephen Kaufer(2)	55	Director
Anastasios Parafestas(1)	62	Director
David Parker(2)	54	Director
Simon Rothman(1)(2)	52	Director
Ian Smith(1)	47	Director

(1)
Member of our compensation committee.

(2)
Member of our audit committee.

          Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

          There are no family relationships among any of our executive officers, key employees, or non-employee directors.

Executive Officers

          Langley Steinert.    Langley Steinert is our founder and has served as our Chief Executive Officer and a member of our board of directors since inception. Mr. Steinert has served as our President since June 2015 and our Chairman since September 2017. From February 2000 through February 2006, Mr. Steinert was chairman and co-founder of TripAdvisor, Inc., or TripAdvisor, an online marketplace for travel-related content. Mr. Steinert holds a Masters of Business Administration from the Tuck School of Business at Dartmouth College and a Bachelor of Arts from Georgetown University.

          We believe Mr. Steinert is qualified to serve as a member of our board of directors because of his extensive experience in the online marketplace industry. As our founder and our Chief Executive Officer, we also value his deep understanding of our business as it has evolved over time.

          Jason Trevisan.    Jason Trevisan has served as our Chief Financial Officer since September 2015 and as our Treasurer since July 2016. Prior to joining the company, Mr. Trevisan was a General Partner with Polaris Partners, or Polaris, a venture capital firm, from September 2003 to August 2015. While at Polaris, Mr. Trevisan led investments in and served as a board director at numerous consumer Internet and software companies including Legalzoom, PartsSource, Shoedazzle, and The Roberts Group. Prior to joining Polaris, from September 1999 to June 2001,

Mr. Trevisan held management roles in Analytics and Client Services at aQuantive, a digital marketing service and technology company, which was acquired by Microsoft in 2007. Earlier in his career, from July 1996 to August 1999, he served as a consultant with Bain & Company. Mr. Trevisan received his Masters of Business Administration from the Tuck School of Business at Dartmouth College and a Bachelor of Arts from Duke University.

          Samuel Zales.    Samuel Zales has served as our Chief Operating Officer since September 2017. Mr. Zales served as our Chief Revenue Officer from December 2015 to September 2017 and as our President of Dealer Operations and International from November 2014 to December 2015. Prior to joining CarGurus, from January 2014 to October 2014, Mr. Zales was Executive Vice President of Zeta Interactive, a marketing software company that acquired ClickSquared, Inc., or ClickSquared, in January 2014. From March 2013 to January 2014, Mr. Zales was Chief Executive Officer of ClickSquared, a marketing software company. Prior to ClickSquared, Mr. Zales was a consultant to multiple technology and software companies and joined the boards of four venture-backed companies. From October 2008 to November 2011, Mr. Zales was President of Zoom Information, Inc., or ZoomInfo, a software as a service company, where he led day-to-day operations and oversaw the company's growth strategy into the marketing services and sales intelligence arenas. Prior to ZoomInfo, from January 2007 to October 2008, Mr. Zales was Chief Executive Officer of BuyerZone.com LLC, or BuyerZone, a division of Reed Business Information, a business unit of Reed Elsevier PLC, which acquired BuyerZone in January 2007. From November 1999 to January 2007, Mr. Zales was President and Chief Executive Officer of BuyerZone, an online marketplace for business purchasing, which he led to its successful acquisition by Reed Business Information. Mr. Zales holds a Masters of Business Administration from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Arts from Dartmouth College.

Key Employees

          Thomas Caputo.    Thomas Caputo has served as our Senior Vice President of Product since January 2017. Prior to joining CarGurus, from July 2012 to January 2017, Mr. Caputo served as the Chief Product Officer at Fiksu Inc., or Fiksu, a mobile marketing company. Prior to Fiksu, from January 2011 to August 2012, Mr. Caputo was vice president of product management at [x+1] Inc., or [x+1], a digital marketing company, which was acquired by Rocket Fuel Inc. in August 2014. Prior to joining [x+1], from October 2007 to January 2011, Mr. Caputo served as vice president at Advanced Technology Ventures, or ATV, a venture capital firm. Prior to joining ATV, from August 2003 to October 2007, Mr. Caputo served as a group product manager at Microsoft Corporation. Mr. Caputo holds a Masters of Science from Stanford University, a Masters of Business Administration from Stanford University Graduate School of Business and a Bachelor of Arts from Dartmouth College.

          Oliver Chrzan.    Oliver Chrzan has served as our Senior Vice President of Engineering since November 2015. Mr. Chrzan served as our Vice President of Engineering from September 2013 to November 2015, our Director of Software Development from May 2010 to September 2013, and our Senior Software Engineer from March 2008 to May 2010. Prior to joining CarGurus, from January 2006 to January 2008, Mr. Chrzan worked as a Senior Technical Lead at Dovel Technologies, or Dovel, a software company. At Dovel, Mr. Chrzan led a team of engineers who developed large information systems for various U.S. government agencies. Prior to joining Dovel, from June 2000 to January 2006, Mr. Chrzan worked at Raytheon on several U.S. Department of Defense projects. Mr. Chrzan holds a Bachelor of Science from Cornell University.

          Kathleen Patton.    Kathleen Patton has served as our Senior Vice President, General Counsel since August 2017 and has served as our Secretary since September 2017. Ms. Patton previously served as the Senior Vice President, General Counsel, and Secretary of Demandware, Inc., or Demandware, a provider of enterprise-class cloud commerce solutions for retailers and branded manufacturers, from June 2015 until August 2016 and as Demandware's Associate General Counsel from April 2012 until June 2015. From June 2010 until March 2012, Ms. Patton was Associate General Counsel at Stream Global Services, Inc., or Stream, a business process outsource service provider specializing in customer relationship management. Prior to joining Stream, Ms. Patton worked in law firms, as the Director of Practice Development at Brown Rudnick LLP, the Practice Director at Day Pitney LLP, a corporate partner and associate at McDermott, Will & Emery LLP and an associate at Walter, Conston, Alexander & Green, P.C. Ms. Patton holds a Bachelor of Arts from Dartmouth College and a Juris Doctor from Georgetown University Law Center.

          Sarah Welch.    Sarah Welch has served as our Senior Vice President of Consumer Marketing since February 2016. Prior to joining CarGurus, from August 2011 to January 2016, Ms. Welch was Chief Marketing Officer and General Manager, Consumer at Gazelle, Inc., or Gazelle, a consumer electronics marketplace where she oversaw the end-to-end consumer experience including all aspects of marketing, product management, customer care, and direct-to-consumer sales. Prior to Gazelle, from January 2005 to July 2011, Ms. Welch held various positions at TripAdvisor, an online marketplace for travel-related content. Her roles at TripAdvisor included Vice President of the TripAdvisor Media Group from July 2009 to August 2011, Vice President of Marketing from March 2008 to July 2009, and Director from January 2005 to March 2008. Ms. Welch holds a Masters of Business Administration from Stanford University and a Bachelor of Arts from Brown University.

Non-Employee Directors

          Stephen Kaufer.    Mr. Kaufer has served as a member of our board of directors since June 2007. He co-founded TripAdvisor, an online marketplace for travel-related content, in February 2000 and has been the President and Chief Executive Officer of TripAdvisor since that time. Mr. Kaufer has been a director of TripAdvisor since the completion of its spin-off from Expedia, Inc. in December 2011. Prior to co-founding TripAdvisor, Mr. Kaufer served as President of CDS, Inc., or CDS, an independent software vendor specializing in programming and testing tools. Prior to joining CDS, Mr. Kaufer co-founded CenterLine Software in 1985 and served as its Vice President of Engineering until 1998. Mr. Kaufer serves on the boards of several privately held companies, including LiveData, Inc. and GlassDoor, Inc., as well as the Neuroendocrine Tumor Research Foundation. Mr. Kaufer holds a Bachelor of Arts from Harvard University.

          We believe Mr. Kaufer is qualified to serve as a member of our board of directors because of his extensive experience as an executive in the online marketplace industry. Mr. Kaufer also possesses strategic and governance skills gained through his executive and director roles with several privately held companies.

          Anastasios Parafestas.    Mr. Parafestas has served as a member of our board of directors since March 2006. Mr. Parafestas founded, and has been the President and Managing Member of, The Bollard Group LLC, an investment advisory firm, since July 1995, and its private equity arm Spinnaker Capital LLC, since March 2000. Spinnaker Capital LLC is the Managing Member of Argonaut 22 LLC, a holder of more than 5% of our capital stock. During the past five years, Mr. Parafestas has served as a member of the board of directors of seven private companies and served as a member of the audit and compensation committees of two of such companies. Mr. Parafestas holds a Master of Law in Taxation from Boston University, a Juris Doctor from New England Law Boston, and a Bachelor of Science from Bentley College.

          We believe Mr. Parafestas is qualified to serve as a member of our board of directors because of his extensive business experience in the areas of investment management, accounting, taxation, and consulting and his years of experience serving as a board member.

          David Parker.    Mr. Parker has served as a member of our board of directors since March 2006. Mr. Parker also currently serves as the Chief Executive Officer of Entrepreneurship For All, Inc., a non-profit organization. Mr. Parker founded DigitalAdvisor, an Internet company, in February 2003 and served as DigitalAdvisor's Chief Executive Officer until August 2011. Prior to founding DigitalAdvisor, from August 2000 to September 2002, Mr. Parker was co-founder and Vice President of Business Development for SoundBite Communications, Inc., or SoundBite, an automated customer contact solution delivered over the telephone. Prior to founding SoundBite, from February 1999 to August 2000, Mr. Parker was Vice President of Business Development of Direct Hit Technologies, Inc., an Internet search technology company, which was sold to Ask Jeeves Inc. Mr. Parker was General Manager of New Media at Viaweb Inc. from November 1997 to February 1999. Mr. Parker currently serves as a member of the board of directors of two private companies. Mr. Parker holds a Masters of Business Administration and Bachelor of Arts from Harvard University.

          We believe Mr. Parker is qualified to serve as a member of our board of directors because of his extensive background with consumer Internet companies and his prior experience as a board member.

          Simon Rothman.    Mr. Rothman has served as a member of our board of directors since March 2006. Mr. Rothman has also been a Partner and Executive in Residence at Greylock Partners, a venture capital firm, since December 2011. From January 2006 to December 2010, Mr. Rothman served as the founder and Chief Executive Officer of Glyde Corporation, an online resale marketplace. From January 1999 to September 2005, Mr. Rothman held various roles at eBay Inc., an e-commerce company. These roles included Vice President of U.S. Operations and Global Vice President, eBay Motors. Prior to joining eBay, he worked at McKinsey & Company, a management consulting firm. Mr. Rothman has served as a member of several boards of directors of private companies over the past five years including serving on the board of Tesla Motors, Inc. prior to its initial public offering. Mr. Rothman holds a Masters in Business Administration from Harvard University.

          We believe Mr. Rothman is qualified to serve as a member of our board of directors because of his extensive experience in the online automobile marketplace industry and his experience acting as a board member.

          Ian Smith.    Mr. Smith has served as a member of our board of directors since June 2007. Mr. Smith has been a Managing Director at Allen & Company LLC, a holder of more than 5% of our capital stock, since March 2003, where Mr. Smith focuses on technology companies, providing advice and investment. Mr. Smith currently serves on the board of directors of Aurora Innovation, Inc., a privately held provider of autonomous vehicle technology. Mr. Smith holds a Bachelor of Arts from Williams College.

          We believe Mr. Smith is qualified to serve as a member of our board of directors because of his extensive experience working with and advising technology companies on strategic transactions through his investment banking and investing experience, as well as his insight into financial and investment matters.

Board Composition

          Our business and affairs are managed under the direction of our board of directors. The number of directors is fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of our initial public offering, or IPO. Our board of directors currently consists of six directors, three of whom qualify as "independent" under the NASDAQ rules.

          In accordance with the amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the closing of our IPO, our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

  •
  the Class I directors are David Parker and Simon Rothman, and their terms will expire at the annual meeting of stockholders to be held in 2018;

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  the Class II directors are Anastasios Parafestas and Stephen Kaufer, and their terms will expire at the annual meeting of stockholders to be held in 2019; and

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  the Class III directors are Langley Steinert and Ian Smith, and their terms will expire at the annual meeting of stockholders to be held in 2020.

          The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of the votes applicable to our outstanding voting stock. Our amended and restated certificate of incorporation will provide that from and after the date, which we refer to as the threshold date, on which the votes applicable to the Class A common stock and Class B common stock controlled by our founder and Chief Executive Officer, Langley Steinert, represent less than a majority of the aggregate votes applicable to all shares of the outstanding Class A common stock and Class B common stock, directors may not be removed by our stockholders without cause.

          Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

          Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors determined that each of Stephen Kaufer, David Parker, and Simon Rothman does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and the listing requirements and rules of the NASDAQ Global Select Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including each non-employee director's beneficial ownership of our capital stock and the transactions involving them described in the section titled "Certain Relationships, Related Person, and Other Transactions."

Controlled Company

          Because Mr. Steinert controls a majority of our outstanding voting power, we will be a "controlled company" under the corporate governance rules for NASDAQ-listed companies. Under these rules, a company is a "controlled company" if more than 50% of the voting power in the election of directors is held by an individual, group or another company. A "controlled company" may elect not to comply with certain corporate governance requirements, including the requirements that:

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  a majority of the board of directors consist of independent directors;

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  the compensation committee be composed entirely of directors meeting NASDAQ independence standards applicable to compensation committee members with a written charter addressing the committee's purpose and responsibilities;

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  the compensation committee be responsible for the hiring and overseeing of persons acting as compensation consultants and be required to consider certain independence factors when engaging such persons; and

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  director nominees either be selected, or recommended for board of directors' selection, either by "independent directors" as defined under the rules of NASDAQ constituting a majority of the board of director's "independent directors" in a vote in which only "independent directors" participate, or by a nominations committee comprised solely of "independent directors."

          Following this offering, we intend to initially avail ourselves of certain of these exemptions and, for so long as we qualify as a "controlled company," we will maintain the option to utilize from time to time some or all of these exemptions. For example, upon the closing of this offering our compensation committee will not consist entirely of independent directors and we will not have a nominating and corporate governance committee. Transfers by holders of Class B common stock will generally result in those shares converting into Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Class B common stock into Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares. Particularly, if Mr. Steinert retains a significant portion of his holdings of Class B common stock for an extended period of time, he could, in the future, continue to control a majority of the combined voting power of our outstanding capital stock.

Board Leadership Structure

          Langley Steinert is the Chairman of our board of directors. We have a separate chair for each committee of our board of directors. The chairs of each committee are expected to report annually to our board of directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters and to specify shortcomings, if any.

Board's Role in Risk Oversight

          Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its review of the operations and corporate functions of our company, our board of directors addresses the principal risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Committees of our Board of Directors

          Our board of directors has an audit committee and a compensation committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

          Our audit committee is comprised of Simon Rothman, David Parker, and Stephen Kaufer. Simon Rothman serves as our audit committee chairperson. Each of Simon Rothman, David Parker, and Stephen Kaufer meets the requirements for independence of audit committee members under current NASDAQ and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the current NASDAQ rules. In addition, our board of directors has determined that Simon Rothman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. The responsibilities of our audit committee include, among other things:

  •
  selecting and hiring the independent registered public accounting firm to audit our financial statements;

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  helping to make certain of and confirm the independence and performance of the independent registered public accounting firm;

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  approving scope, fees, and terms of all audit and permissible non-audit engagements;

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  reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

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  preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

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  reviewing reports and communications from the independent registered public accounting firm;

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  reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

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  reviewing our policies on risk assessment and risk management;

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  reviewing related person transactions;

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  overseeing procedures for the receipt, retention, and treatment of accounting-related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

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  reviewing annually the audit committee charter and the committee's performance.

          Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and NASDAQ. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

          Our compensation committee is comprised of Ian Smith, Simon Rothman, and Anastasios Parafestas. Ian Smith serves as our compensation committee chairperson. Because we will be a "controlled company" under NASDAQ rules, our compensation committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a "controlled company" under the current rules, we will adjust the composition of the compensation committee in order to comply with such rules. The purpose of our compensation committee is, to the extent such tasks are not performed by our full board of directors, to oversee our compensation policies, plans, and benefit programs and to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee operates under a written charter. Except to the extent that our full board of directors undertakes any responsibility directly, the responsibilities of our compensation committee include, among other things:

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  overseeing our compensation policies, plans, and benefit programs;

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  reviewing and approving, or making recommendations to our board of directors regarding, the compensation of our executive officers (other than the Chief Executive Officer, for which the compensation committee only makes a recommendation to the board of directors);

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  reviewing and approving, and, where appropriate, recommending to the board of directors for approval, any material employment agreements, severance arrangements and change in control agreements and provisions for the Chief Executive Officer and other executive officers when, and if, appropriate, as well as any special supplemental benefits;

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  reviewing annually the compensation committee charter and compensation committee performance;

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  preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

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  administering our equity compensation plans.

Compensation Committee Interlocks and Insider Participation

          No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Each of Ian Smith and Anastasios Parafestas, through entities with respect to which he has sole investment power or a trust to which he is a co-trustee, have engaged in transactions which have been disclosed pursuant to Item 404 of Regulation S-K under the Securities Act. See "Certain Relationships, Related Person and Other Transactions" on page 136 for additional information regarding these transactions.

Code of Business Conduct and Ethics

          We have adopted a Code of Business Conduct and Ethics that will be effective upon the closing of this offering that is applicable to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The Code of Business Conduct and Ethics will be available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Non-Employee Director Compensation

          During our fiscal year ended December 31, 2016, we did not pay any cash compensation or make any stock or option grants to our non-employee directors for their service as board members. A non-employee director is a director who is not employed by us and who does not receive compensation from us (other than for services as a director) or have a business relationship with us that would require disclosure under certain SEC rules. Directors who are also our employees receive no additional compensation for their service as directors. During our fiscal year ended December 31, 2016, Mr. Steinert served as both an employee and a director. See the section titled "Executive Compensation" for additional information about his compensation.

Non-Employee Director Compensation Policy

          We intend to adopt a non-employee director compensation policy to be in effect following the closing of this offering and on terms to be determined at a later date by our board of directors. Under the non-employee director policy, our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

EXECUTIVE COMPENSATION

          Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2016, are:

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  Langley Steinert, our founder, Chief Executive Officer, President, and Chairman;

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  Jason Trevisan, our Chief Financial Officer and Treasurer; and

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  Samuel Zales, our Chief Operating Officer.

Summary Compensation Table

          The following table provides information regarding the compensation of our named executive officers during the year ended December 31, 2016.

Name and principal position	Year	Salary ($)	Bonus ($)		Total ($)

Langley Steinert	2016	$279,675	$250,000	(1)	$529,675
Chief Executive Officer, President, and Chairman
Jason Trevisan,	2016	$305,100	$175,000	(1)	$480,100
Chief Financial Officer and Treasurer
Samuel Zales	2016	$335,610	$300,000	(1)	$635,610
Chief Operating Officer

(1)
Represents a discretionary bonus award earned as a result of our performance in the 2016 fiscal year paid in 2017. The discretionary bonus award was made in the sole discretion of our board of directors, taking into account individual and company performance. Such bonus awards were not paid pursuant to a plan providing for compensation intended to serve as incentive for performance, and such amounts were not determined based upon outcomes with respect to any specified performance targets.

Outstanding Equity Awards at Fiscal Year-End

          The following table presents certain information concerning outstanding equity awards held by our named executive officers as of December 31, 2016.

	Option awards					Stock awards

	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units that have not vested ($)(1)

Langley Steinert	—	—		—	—	—		—
Jason Trevisan	—	—		—	—	545,286	(2)	$8,724,576
Samuel Zales	375,750	397,596	(3)	$0.16	12/10/2024	—		—

(1)
The market price for our Class A common stock is based on the initial public offering price of $16.00 per share.

(2)
In October 2016, we repurchased 2,900 shares of Class A common stock and 5,800 shares of Class B common stock underlying Mr. Trevisan's time-vested restricted stock units, or RSUs. Accordingly, these RSUs represent 181,762 shares of Class A common stock and 363,524 shares of Class B common stock granted under our 2015 Equity Incentive Plan, or the 2015 Plan, and vest and settle on the satisfaction of both (i) a service-based vesting condition and (ii) a liquidity event-based condition. Subject to Mr. Trevisan's continued employment, the service-based vesting requirements are satisfied as follows: 25% of the RSUs vested on August 31, 2016 and 6.25% of the RSUs vest on the last day of each three month period thereafter until August 31, 2019. As of December 31, 2016, the service-based condition was satisfied for 54,804 shares of Class A common stock and 109,608 shares of Class B common stock underlying the RSUs. If a transaction (as defined in our 2015 Plan) occurs before August 31, 2019, any portion of the RSUs that are not vested as to the service-based requirements will accelerate and become fully vested. The liquidity event-based vesting requirements will be satisfied on the first to occur of (a) the effective date of the registration statement in connection with this offering, or (b) a transaction (as defined in our 2015 Plan).

(3)
Represents an option to purchase Class A common stock and Class B common stock granted under our 2006 Plan. In October 2016, the Company repurchased 7,284 shares of Class A common stock and 14,568 shares of Class B common stock underlying such option. Therefore, as of December 31, 2016, 125,250 shares of Class A common stock and 250,500 shares of Class B common stock were vested and exercisable, and 16,566 shares of Class A common stock and 33,132 shares of Class B common stock subject to the option vested and became exercisable or will vest and become exercisable on each of February 3, 2017, August 3, 2017, November 3, 2017, May 3, 2018, August 3, 2018, and November 3, 2018 and 16,568 shares of Class A common stock and 33,136 of Class B common stock subject to the option vested and became exercisable or will vest and become exercisable on each of May 3, 2017 and February 3, 2018. The unvested shares subject to this option are subject to accelerated vesting as described elsewhere in this prospectus. The option award was granted with a per share exercise price greater than the fair market value of one share of our Class B common stock on the date of grant, as determined in good faith by our board of directors with the assistance of a third party valuation analysis.

Executive Employment Arrangements

          We have entered into employment letters with each of Messrs. Steinert, Trevisan, and Zales. These agreements provide for at-will employment and generally include the named executive officer's base salary, an indication of eligibility for an annual performance-based bonus opportunity, equity awards, and certain severance and change of control benefits. These employment arrangements are described below.

Langley Steinert

          The offer letter with Mr. Steinert, effective March 17, 2006, memorializes the terms of Mr. Steinert's position as our Chief Executive Officer. The terms provide that Mr. Steinert is entitled to a base salary, which may be adjusted on an annual basis, and participation in our benefit programs. In connection with his commencement of employment, Mr. Steinert entered into a non-disclosure, development and non-competition agreement, which provides that at all times during Mr. Steinert's employment and thereafter, Mr. Steinert will maintain the confidentiality of all confidential information obtained by him as a result of his employment and assign all inventions to us. In addition, during the term of Mr. Steinert's employment, and for the one-year period (subject to certain extensions in the event of a breach) after Mr. Steinert's termination of employment, Mr. Steinert cannot (i) compete against our company, (ii) interfere or do business with any customers or affiliates of our company, or (iii) solicit in any way the existing or future employees of our company or any others who provide services to our company.

Jason Trevisan

          The offer letter with Mr. Trevisan, dated August 10, 2015, provides for an initial annual base salary of $300,000, which may be adjusted on an annual basis, consistent with salary review procedures for other company employees. In connection with the commencement of his employment, Mr. Trevisan received a $50,000 sign-on bonus, which was subject to repayment if Mr. Trevisan's employment terminated within 12 months following Mr. Trevisan's start date. Mr. Trevisan is eligible to receive a discretionary annual bonus. The annual bonus target is 33% of his annual base salary, but the actual amount awarded each year, if any, is subject to company and individual performance.

          In connection with the commencement of his employment, Mr. Trevisan was awarded 553,986 RSUs under our Amended and Restated 2015 Equity Incentive Plan, or the 2015 Plan, which can be settled for 184,662 shares of Class A common stock and 369,324 shares of Class B common stock, subject to service-based vesting and liquidity event-based vesting, both the service-based vesting and liquidity event-based vesting conditions must be satisfied prior to the seventh anniversary of the date of grant in order for the RSUs to fully vest. With respect to the service-based vesting condition, 25% of the units vested on August 31, 2016, and an additional 6.25% vest every three months thereafter until August 31, 2019, subject to Mr. Trevisan's continued employment on the applicable vesting dates. The liquidity-event based vesting condition will be satisfied upon the first to occur of an initial public offering or a transaction (as defined in our 2015 Plan). In addition, if a transaction (as defined in our 2015 Plan) occurs prior to August 31, 2019, any portion of the award that is not vested will accelerate and become fully vested, provided that Mr. Trevisan is still employed with us on such date. In October 2016, we repurchased time-vested RSUs which could be settled for 2,900 shares of Class A common stock and 5,800 shares of Class B common stock from Mr. Trevisan.

          Mr. Trevisan in entitled to participate in all employee benefits made available to other company employees, including but not limited to health insurance, paid time off (including three weeks of paid vacation), and reimbursement for business expenses in accordance with our expense reimbursement policy.

          If we terminate his employment for cause, we will pay Mr. Trevisan his accrued compensation and benefits through the date of termination and he will forfeit the vested and unvested RSUs. If Mr. Trevisan terminates his employment for any reason, we will pay him his accrued compensation and benefits through the date of termination and he will retain any portion of his RSUs that have vested due to the service-based vesting condition.

          If we terminate Mr. Trevisan's employment without cause, or Mr. Trevisan terminates his employment for good reason, he will receive accrued compensation through the date of termination and, provided he executes and does not revoke a release of claims, Mr. Trevisan will be entitled to (i) a severance payment of $100,000, which will be paid in a lump sum within 60 days following his termination of employment and (ii) any portion of the RSUs that would have vested as to the service-based vesting condition over the 12-month period following his termination, had he remained employed during that period, will vest as of his termination of employment and will remain subject to the liquidity-event based vesting condition.

          Pursuant to the terms of the offer letter, (1) "cause" is generally defined as a finding by our board of directors that Mr. Trevisan has: (i) materially breached the offer letter, which breach has not been remedied within 30 days following written notice to him; (ii) engaged in disloyalty to our company, including, without limitation, fraud, embezzlement, theft, commission of a felony, or proven dishonesty; (iii) disclosed trade secrets or confidential information of our company to persons not entitled to receive such information; (iv) breached the nondisclosure, developments, and non-competition agreement that he entered into in connection with the commencement of his employment; or (v) engaged in such other behavior detrimental to the interests of our company as our board of directors reasonably determines and (2) "good reason" is generally defined as the occurrence of any of the following events, without Mr. Trevisan's consent: (i) a material diminution in his title, responsibilities, authority, or duties; (ii) a material diminution of his base salary or target annual discretionary bonus, except for across-the-board reductions based on our company's financial performance similarly affecting all or substantially all senior management employees; (iii) a material change in the principal geographic location at which he provides services to our company (with the exception of travel related to his duties); or (iv) our company's material breach of the offer letter; provided that Mr. Trevisan notifies us within 30 days of the occurrence of the condition constituting good reason, he cooperates with us to cure the condition for a period of not less than 30 days following the notice, and, if we fail to cure the condition following our cure period, he terminates his employment within 30 days following the end of the cure period.

          The offer letter requires that Mr. Trevisan sign and comply with our nondisclosure, developments, and non-competition agreement, which provides that at all times during Mr. Trevisan's employment and thereafter, Mr. Trevisan will maintain the confidentiality of all confidential information obtained by him as a result of his employment and assign all inventions to us. In addition, during the term of Mr. Trevisan's employment, and for the one-year period (subject to certain extensions in the event of a breach) after Mr. Trevisan's termination of employment, Mr. Trevisan cannot (i) compete against our company, (ii) interfere or do business with any customers or affiliates of our company, or (iii) solicit in any way the existing or future employees of our company or any others who provide services to our company.

Samuel Zales

          The offer letter with Mr. Zales, dated October 24, 2014, provides for an initial annual base salary of $300,000, which may be adjusted on an annual basis, consistent with salary review procedures for other company employees. Upon execution of the offer letter, Mr. Zales received a $50,000 sign-on bonus, which was subject to repayment upon a voluntary termination within 12 months following Mr. Zales' start date. As long as we remain profitable, Mr. Zales is eligible to receive a discretionary annual bonus. The annual bonus target is $100,000, but the actual amount awarded each year, if any, is subject to company and individual performance.

          In connection with the commencement of his employment, Mr. Zales was awarded an option to purchase 265,066 shares of Class A common stock and 530,132 shares of Class B common stock, pursuant to the terms of the 2006 Equity Incentive Plan, or the 2006 Plan. The shares of common stock underlying the option vest over four years as follows: 25% vested on November 3, 2015, and an additional 6.25% will vest at the end of each three month period thereafter until November 3, 2018, provided that Mr. Zales remains employed on the applicable vesting dates and complies with the terms of the 2006 Plan. If our company is sold or there is a change in control, other than transfers to employees, public offerings, or additional equity financings, any shares of common stock underlying the option that are not vested and exercisable will become vested and exercisable in connection with such sale or change of control. In October 2016, we repurchased 7,284 shares of Class A common stock and 14,568 shares of Class B common stock underlying the option, which were vested but unexercised, from Mr. Zales.

          Mr. Zales in entitled to participate in all employee benefits made available to other company employees, including, but not limited to, health insurance, paid time off (including three weeks of paid vacation), and reimbursement for business expenses in accordance with our expense reimbursement policy.

          If we terminate Mr. Zales' employment without cause, he will receive accrued compensation through the date of termination and, provided he executes and does not revoke a release of claims, Mr. Zales is entitled to a severance payment of $100,000, which will be paid in a lump sum on Mr. Zales' last day of employment with us. If Mr. Zales is terminated for any reason, Mr. Zales will forfeit any portion of the shares underlying his option that have not yet vested as of his termination of employment, and he will have 90 days to exercise the vested portion of the option.

          The offer letter requires that Mr. Zales sign and comply with our nondisclosure, developments, and non-competition agreement, which provides that at all times during Mr. Zales' employment and thereafter, Mr. Zales will maintain the confidentiality of all confidential information obtained by him as a result of his employment and assign all inventions to us. In addition, during the term of Mr. Zales' employment, and for the one-year period (subject to certain extensions in the event of a breach) after Mr. Zales' termination of employment, Mr. Zales cannot (i) compete against our company, (ii) interfere or do business with any customers or affiliates of our company, or (iii) solicit in any way the existing or future employees of our company or any others who provide services to our company.

Employee Benefits and Stock Plans

          To provide stock-based incentives to employees, consultants, and directors to encourage them to promote the success of our business, our board of directors previously adopted the CarGurus, LLC 2006 Equity Incentive Plan as of January 1, 2006, which was amended and restated most recently on August 6, 2015, to make changes necessary to reflect our conversion in corporate form from a Massachusetts limited liability company to a Delaware corporation. We refer to this as the Conversion. We refer to the 2006 Equity Incentive Plan as the 2006 Plan.

          Effective June 26, 2015, in connection with the Conversion, we adopted the CarGurus, Inc. 2015 Equity Incentive Plan, which was approved by our stockholders on the same date. We refer to the 2015 Equity Incentive Plan as the 2015 Plan. Like the 2006 Plan, the purpose of the 2015 Plan is to provide stock-based incentives to employees, consultants and directors to encourage them to promote the success of our business. Effective upon the adoption of the 2015 Plan, our board resolved that no further grants are permitted to be made under the 2006 Plan. The 2015 Plan was amended and restated effective August 6, 2015 to permit the grant of restricted stock units, remove Class B common stock from the pool of shares available for issuance under the plan and to make certain other changes. The 2015 Plan was again amended and restated effective October 15, 2015 to add a ten-year term and to make certain other changes. Effective August 22, 2016, and approved by our stockholders on the same date, the 2015 Plan was amended and restated to merge the 2006 Plan into the 2015 Plan, to increase the number of shares of Class A common stock to be issued under the 2015 Plan, and to lengthen the term of the plan. Outstanding options granted under the 2006 Plan continue in effect according to their terms as in effect before the plan merger, and the shares with respect to such outstanding options will be issued or transferred under the 2015 Plan. Effective June 21, 2017, in connection with the recapitalization effective on the same date, the 2015 Plan was amended and restated to memorialize the adjustment of the numbers and kinds of shares available for issuance pursuant to awards outstanding under the 2015 Plan as of such date and the numbers of shares that remain available for issuance under the 2015 Plan as of such date. Pursuant to the recapitalization, (i) each outstanding common stock option was adjusted such that (a) each share of common stock underlying such option became two shares of Class A common stock and four shares of Class B common stock underlying such option and (b) the exercise price per share of common stock underlying such option was adjusted to be one-sixth of the exercise price per share in effect immediately prior to the recapitalization, and (ii) each outstanding RSU was adjusted such that (a) each share of common stock issuable upon settlement of such RSU became two shares of Class A common stock and four shares of Class B common stock and (b) the fair market value per share of common stock issuable upon settlement of such RSU was adjusted to be one-sixth of the fair market value per share in effect immediately prior to the recapitalization.

          On September 28, 2017, our board of directors adopted, and our stockholders have approved, an Omnibus Incentive Compensation Plan. We refer to the Omnibus Incentive Compensation Plan as the 2017 Plan. Our 2017 Plan will become effective on the business day immediately preceding the effective date of the registration statement of which this prospectus is a part. As of the effective date of our 2017 Plan, no additional grants will be made under our 2015 Plan. Outstanding grants under our 2015 Plan will continue in effect according to their terms, and the shares with respect to outstanding grants under our 2015 Plan will be issued or transferred under the 2015 Plan.

          Shares of Class A common stock and Class B common stock subject to outstanding grants under our 2015 Plan as of the effective date of the 2017 Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered on or after the effective date of the 2017 Plan without having been exercised, vested, or paid prior to the effective date of the 2017 Plan, including shares tendered or withheld to satisfy tax withholding obligations with respect to outstanding grants under the 2015 Plan, and the shares of our Class A common stock reserved for issuance under the 2015 Plan that remain available for grant under the 2015 Plan as of the effective date of the 2017 Plan, will be available for issuance as Class A common stock under our 2017 Plan.

          Following this offering, we expect to grant equity awards under the 2017 Plan from time to time, but we have not determined at the current time the schedule or amount of such grants.

2017 Plan

Purpose and Types of Grants

          The purpose of our 2017 Plan is to attract and retain employees, non-employee directors and consultants, and advisors. Our 2017 Plan provides for the issuance of incentive stock options, non-qualified stock options, stock awards, stock units, stock appreciation rights, other stock-based awards, and cash awards. Our 2017 Plan is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration

          Our 2017 Plan will be administered by our compensation committee, and our compensation committee will determine all of the terms and conditions applicable to grants under our 2017 Plan. Our compensation committee will also determine who will receive grants under our 2017 Plan and the number of shares of Class A common stock that will be subject to grants. Our compensation committee may delegate authority under the 2017 Plan to one or more subcommittees as it deems appropriate. Our compensation committee, when making grants to officers and directors, or the subcommittee to which it delegates authority to make grants to officers and directors, will consist entirely of "non-employee directors" as defined under Rule 16b-3 promulgated under the Exchange Act. In addition, our compensation committee or the subcommittee to which it delegates authority will consist of directors who are "independent directors," as determined in accordance with the independence standards established by the stock exchange on which our Class A common stock is at the time primarily traded, to the extent required thereunder. Subject to compliance with applicable law and the applicable stock exchange rules, our board of directors, in its discretion, may perform any action of our compensation committee under the 2017 Plan. Subject to compliance with applicable law and applicable stock exchange requirements, the compensation committee (or our board of directors or a subcommittee, as applicable) may delegate all or part of its authority to our Chief Executive Officer, as it deems appropriate, with respect to grants to employees or key advisors who are not executive officers or directors under Section 16 of the Exchange Act. Our compensation committee, our board of directors, any subcommittee or the Chief Executive Officer, as applicable, that has authority with respect to a specific grant will be referred to as "the committee" in this description of the 2017 Plan.

Shares Subject to the Plan

          Subject to adjustment, our 2017 Plan authorizes the issuance or transfer of up to the sum of the following: (1) 7,800,000 shares of Class A common stock, plus (2) the number of shares of our Class A common stock (up to 4,500,000 shares) equal to the sum of (x) the number of shares of Class A common stock and Class B common stock subject to outstanding grants under our 2015 Plan as of the effective date of the 2017 Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered on or after the effective date of the 2017 Plan without having been exercised, vested, or paid prior to the effective date of the 2017 Plan, including shares tendered or withheld to satisfy tax withholding obligations with respect to outstanding grants under the 2015 Plan and, (y) the number of shares of our Class A common stock reserved for issuance under the 2015 Plan that remain available for grant under the 2015 Plan as of the effective date of the 2017 Plan. During the term of our 2017 Plan (excluding extensions), the share reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2019, by an amount equal to 4% of the total number of outstanding shares of common stock on the last trading day in December of the prior calendar year or 6,000,000 shares of Class A common stock, whichever is less, or such lesser amount as determined by the Board.

          If any options or stock appreciation rights, including outstanding options and stock appreciation rights granted under our 2015 Plan, terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards, stock units or other stock-based awards, including outstanding awards granted under our 2015 Plan, are forfeited, terminated, or otherwise not paid in full, the shares of our common stock subject to such grants will again be available for purposes of our 2017 Plan. In addition, if any shares of our common stock are surrendered in payment of the exercise price of an option or stock appreciation right, the number of shares available for issuance under our 2017 Plan will be reduced only by the net number of shares actually issued upon exercise and not by the total number of shares under which such option or stock appreciation right is exercised. If shares of our common stock are withheld in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant, or the issuance of our common stock, then the number of shares of our common stock available for issuance under our 2017 Plan shall be reduced by the net number of shares issued, vested, or exercised under such grant. If any grants are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such grants will also be available for future grants. In addition, shares of our Class A common stock issued under grants made pursuant to assumption, substitution, or exchange of previously granted awards of a company that we acquire will not reduce the number of shares of our common stock available under the 2017 Plan. Available shares under a stockholder approved plan of an acquired company may be used for grants under the 2017 Plan and will not reduce the share reserve, subject to compliance with the applicable stock exchange and the Code.

Adjustments

          In connection with stock splits, stock dividends, recapitalizations, and certain other events affecting our Class A common stock, the committee will make adjustments as it deems appropriate in the maximum number of shares of common stock reserved for issuance as grants; the number and kind of shares covered by outstanding grants; the kind of shares that may be issued or transferred under our 2017 Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of stock appreciation rights; and the performance goals or other terms; and conditions as the committee deems appropriate.

Eligibility

          All of our employees are eligible to receive grants under our 2017 Plan. In addition, our non-employee directors and key advisors who perform services for us may receive grants under our 2017 Plan.

Vesting

          The committee determines the vesting and exercisability terms of awards granted under our 2017 Plan.

Options

          Under our 2017 Plan, the committee will determine the exercise price of the options granted and may grant options to purchase shares of common stock in such amounts as it determines. The committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to our employees. Anyone eligible to participate in our 2017 Plan may receive a grant of non-qualified stock options. The exercise price of a stock option granted under our 2017 Plan cannot be less than the fair market value of a share of our Class A common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of our Class A common stock on the date the option is granted. The aggregate number of shares of Class A common stock that may be issued or transferred under the 2017 Plan pursuant to incentive stock options under Section 422 of the Code may not exceed 12,300,000 shares of Class A common stock.

          The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the committee, the exercise price may be paid by the surrender of shares of our Class A common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option which have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the committee approves.

          The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our Class A common stock under our insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

          Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The committee will determine in the grant instrument under what circumstances and during what time periods a participant may exercise an option after termination of employment.

Stock Appreciation Rights

          Under our 2017 Plan, the committee may grant stock appreciation rights, which may be granted separately or in tandem with any option. Stock appreciation rights granted with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. Stock appreciation rights granted with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The committee will establish the base amount of the stock appreciation right at the time the stock appreciation right is granted, which will be equal to or greater than the fair market value of a share of our Class A common stock as of the date of grant.

          If a stock appreciation right is granted in tandem with an option, the number of stock appreciation rights that are exercisable during a specified period will not exceed the number of shares of our Class A common stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related stock appreciation rights will terminate, and upon the exercise of a stock appreciation right, the related option will terminate to the extent of an equal number of shares of our Class A common stock. Generally, stock appreciation rights may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a stock appreciation right, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the stock appreciation right. The appreciation of a stock appreciation right will be paid in shares of our Class A common stock, cash or both.

          The term of a stock appreciation right cannot exceed ten years from the date of grant. In the event that on the last day of the term of a stock appreciation right, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our Class A common stock under our insider trading policy, the term of the stock appreciation right will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Stock Awards

          Under our 2017 Plan, the committee may grant stock awards. A stock award is an award of our Class A common stock that may be subject to restrictions as the committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a participant will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. Dividends with respect to stock awards that vest based on performance shall vest if and to the extent that the underlying stock award vests, as determined by the committee. All unvested stock awards are forfeited if the participant's employment or service is terminated for any reason, unless the committee determines otherwise.

Stock Units

          Under our 2017 Plan, the committee may grant restricted stock units to anyone eligible to participate in our 2017 Plan. Restricted stock units are phantom units that represent shares of our Class A common stock. Stock units become payable on terms and conditions determined by the committee and will be payable in cash or shares of our stock as determined by the committee. All unvested restricted stock units are forfeited if the participant's employment or service is terminated for any reason, unless the committee determines otherwise.

Cash Awards

          Under the 2017 Plan, the committee may grant cash awards to our employees who are executives or other key employees. The committee will determine which employees will receive cash awards and the terms and conditions applicable to each cash award, including the criteria for vesting.

Other Stock-Based Awards

          Under our 2017 Plan, the committee may grant other types of awards that are based on, measured by, or payable to, anyone eligible to participate in our 2017 Plan in shares of our Class A common stock. The committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our Class A common stock, or a combination of the two.

Dividend Equivalents

          Under our 2017 Plan, the committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under our 2017 Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The committee will determine whether dividend equivalents will be paid currently or accrued as contingent cash obligations. Dividend equivalents may be paid in cash, in shares of our Class A common stock, or in a combination of the two. The committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Dividend equivalents with respect to stock units or other stock-based awards that vest based on performance shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid as determined by the committee.

Change of Control

          If we experience a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Unless a grant instrument provides otherwise, if a participant's employment is terminated by the surviving corporation without cause upon or within 12 months following a change of control, the participant's outstanding grants will fully vest as of the date of termination; provided that if the vesting of any grants is based, in whole or in part, on performance, the applicable grant instrument will specify how the portion of the grant that becomes vested upon a termination following a change in control will be calculated.

          If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the committee may take any of the following action without the consent of any participant:

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  determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, cash awards, and dividend equivalents immediately lapse;

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  pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, cash awards, or dividend equivalents;

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  require that participants surrender their outstanding stock options, stock appreciation rights or any other exercisable grant, in exchange for a payment by us, in cash or shares of our Class A common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of Class A common stock; provided, however, if the per share fair market value of the Class A common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

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  after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by our compensation committee.

          In general terms, a change of control under our 2017 Plan occurs if:

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  a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then outstanding voting securities;

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  we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

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  we merge into another entity and the members of the board of directors prior to the merger would not constitute a majority of the board of the merged entity or its parent;

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  we sell or dispose of all or substantially all of our assets;

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  our stockholders approve a plan of complete liquidation or dissolution; or

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  a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals

          The committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under our 2017 Plan. The committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding

          All grants under the 2017 Plan are subject to applicable U.S. federal (including FICA), state and local, foreign, or other tax withholding requirements. We may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant.

          The committee may permit or require that our tax withholding obligation with respect to grants paid in our Class A common stock to be paid by having shares withheld up to an amount that does not exceed the participant's minimum applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities, or as otherwise determined by the committee. In addition, the committee may, in its discretion, and subject to such rules as the committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability

          Except as permitted by the committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant's lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The committee may provide in a grant instrument that a participant may transfer non-qualified stock options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination

          Our board of directors may amend or terminate our 2017 Plan at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of directors or extended with stockholder approval, our 2017 Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2017 Plan.

Stockholder Approval

          The 2017 Plan is intended to comply with the transition relief set forth in Treasury Regulation §1.162-27(f)(1) for companies that become publicly held in connection with an initial public offering. Following the transition period set forth therein, if grants are made as "qualified performance-based compensation" for purposes of Section 162(m) of the Code, the 2017 Plan must be approved by our stockholders in accordance with the requirements of Section 162(m) of the Code, and reapproved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following such stockholder approval, if required by Section 162(m) of the Code or the regulations thereunder.

Establishment of Sub-Plans

          Our board of directors may, from time to time, establish one or more sub-plans under the 2017 Plan to satisfy applicable blue sky, securities, or tax laws of various jurisdictions. Our board of directors may establish such sub-plans by adopting supplements to the 2017 Plan setting forth limitations on the committee's discretion and such additional terms and conditions not otherwise inconsistent with the 2017 Plan as our board of directors will deem necessary or desirable. All such supplements will be deemed part of the 2017 Plan, but each supplement will only apply to participants within the affected jurisdiction.

Clawback

          Subject to applicable law, the committee may provide in any grant instrument that if a participant breaches any restrictive covenant agreement between the participant and us, or otherwise engages in activities that constitute cause (as defined in our 2017 Plan) either while employed by, or providing services to, us or within a specified period of time thereafter, all grants held by the participant will terminate, and we may rescind any exercise of an option or stock appreciation right and the vesting of any other grant and delivery of shares upon such exercise or vesting, as applicable on such terms as the committee will determine, including the right to require that in the event of any rescission:

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  the participant must return the shares received upon the exercise of any option or stock appreciation right or the vesting and payment of any other grants; or

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  if the participant no longer owns the shares, the participant must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the participant transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

          The committee may also provide for clawbacks pursuant to a clawback policy, which our board of directors may in the future adopt and amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the participant.

2015 Plan

Share Reserve

          As of June 21, 2017, the maximum aggregate number of shares of our Class A and Class B common stock that has been reserved for issuance under the 2015 Plan is 8,343,384 shares, which includes 3,181,740 shares of Class A common stock and 5,161,644 shares of Class B common stock. Together, our Class A common stock and Class B common stock are referred to in this summary of the 2015 Plan as "stock" or "common stock." The foregoing number is subject to adjustment in the event of a merger, consolidation, spinoff, stock split, stock dividend, or other unusual event affecting the outstanding stock as a class without the company's receipt of consideration. The shares we issue under the 2015 Plan may be either authorized but unissued shares or shares held by us in treasury. If any award is forfeited, or if any option (including options under the 2006 Plan) is forfeited, expired, terminated or canceled without having been exercised in full, the number of shares subject to the award will again be available for purposes of awards with respect to Class A common stock under the 2015 Plan, or after the effective date of the 2017 Plan, under the 2017 Plan. In addition, if any shares are tendered or withheld to satisfy withholding obligations, the shares will again be available for issuance with respect to Class A common stock under the 2015 Plan, and after the effective date of the 2017 Plan, under the 2017 Plan. If stock options (including options under the 2006 Plan) are exercised using net exercise, only the net number of shares will be considered to have been issued.

Types of Awards

          The 2015 Plan permits us to grant options (both incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, or stock grants to employees, consultants and non-employee directors of the company or our affiliates. Incentive stock options may only be granted to employees.

Administration

          Our 2015 Plan is administered by a committee of the board of directors. In addition, the board of directors may itself administer the plan. The committee may also delegate to an executive officer or officers the ability to grant awards under the plan to employees who are not officers. Subject to the terms of the 2015 Plan, the committee or the board of directors has complete authority to select the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award.

Stock Options

          Incentive stock options and nonstatutory stock options are granted pursuant to stock option agreements adopted by the committee. The committee determines the exercise price for a stock option, within the terms and conditions of the 2015 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under the 2015 Plan are exercisable at the rate specified by the committee. The committee may provide that any options not otherwise immediately exercisable in full become exercisable in whole or in part at any time, subject to certain restrictions in the plan related to incentive stock options.

          The committee determines the term of stock options granted under the 2015 Plan, up to a maximum of ten years. Unless the committee provides otherwise, if an option holder's service relationship with us, or any of our affiliates, ceases for any reason, including the affiliate ceasing to be an affiliate, the option holder may generally exercise any vested options for a period of 30 days following the cessation of service. In no event may an option be exercised beyond the expiration of its term.

          Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the committee and may include (i) cash or check, (ii) delivery of shares to us with a value equal to the exercise price of the shares to be purchased, (iii) a net exercise of the option, (iv) delivery of the option holder's promissory note in the principal amount equal to the exercise price of the shares to be purchased, (v) if our common stock is publicly traded, a broker-assisted cashless exercise, or (vi) such other lawful methods as may be approved by the committee.

          Unless the committee provides otherwise, options generally are not transferable except by will and the laws of descent and distribution. The committee may, at or after the date of grant, provide that non-qualified stock options, restricted stock units, or shares of restricted stock be transferred to a family member, as such term is defined under the applicable securities laws.

Tax Limitations on Incentive Stock Options

          The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as nonstatutory stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the incentive stock option does not exceed five years from the date of grant.

Restricted Stock

          Restricted stock is granted pursuant to restricted stock award agreements adopted by the committee. Restricted stock may be granted for a purchase price or other consideration, including cash, other property or services. The committee determines the consideration required, the restriction period, the vesting schedule, if any, the rights to acceleration of any vesting schedule, and all other terms and conditions of each restricted stock award. Common stock acquired under a restricted stock award may be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the committee. Unless otherwise provided in the 2015 Plan or the applicable award agreement, the award holder will have all of the rights of a stockholder (including the right to vote and the right to receive dividends) before lapse of the risk of forfeiture of an award of restricted stock. The committee may permit or require the payment of cash dividends to be deferred, and if the committee so determines, reinvested in additional restricted stock. Any risk of forfeiture may be waived or terminated, or the restriction period shortened, at any time by the committee at its discretion. Unless the committee determines otherwise, any unvested restricted stock award will be forfeited if the participant's employment or service is terminated for any reason.

Stock Grants

          The committee may issue grants of common stock in lieu of compensation otherwise already due in the event that a participant significantly contributes to our success and in such other limited circumstances as the committee deems appropriate. Grants of common stock will have no forfeiture conditions of any kind.

Restricted Stock Units

          The committee may grant RSUs to eligible participants. RSUs are phantom units that represent shares of our common stock. RSUs become payable on terms and conditions determined by the committee, and will be payable in cash or shares of our common stock, or a combination of the two, as determined by the committee. The committee may waive, terminate or shorten the restriction period applicable to RSUs. A participant has no rights as a stockholder unless and until the participants receives shares of common stock upon settlement of the RSUs. The committee may grant dividend equivalents in connection with RSUs. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of stock. All unvested RSUs are forfeited if the participant's employment or service is terminated for any reason, unless the committee determines otherwise.

Adjustments for Corporate Actions

          In the event that there is a specified type of change in our capital structure, such as a merger, stock split or recapitalization, appropriate and proportionate adjustments will be made to (i) the maximum number and kinds of shares that may be issued under the 2015 Plan, (ii) the number and kinds of shares or other securities subject to then outstanding awards, (iii) the exercise price for each share subject to outstanding options, (iv) the applicable market value of awards, and (v) the repurchase price of each share of restricted stock then subject to a risk of forfeiture in the form of a company repurchase right.

Transactions

          In the event of a Transaction (defined below), the committee has the discretion to take any of the following actions with respect to awards under the 2015 Plan, subject to the terms of the applicable award agreement:

  •
  Options.  Upon a Transaction where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the committee determines otherwise, all outstanding options that are not exercised or paid at the time of the Transaction will be assumed, or substantially equivalent options will be substituted, by the surviving corporation. If a participant's employment is terminated by us without cause upon or within 12 months following a Transaction, 50% of the participant's outstanding and then-unvested options will become vested and exercisable, subject to the terms of the applicable award agreement. If all options are not assumed or substituted by the surviving corporation, the committee has the discretion to take any of the following actions with respect to any or all outstanding options without the option holder's consent: (1) after delivering notice to each participant, terminate outstanding options or require that exercisable options be exercised within a certain amount of time, (2) provide that outstanding options become exercisable in whole or in part prior to the Transaction, (3) provide for cash payments equal to the acquisition price multiplied by the number of shares subject to the options, less the aggregate exercise price and less any tax withholding, (4) provide that option holders receive the right to liquidation proceeds, or (5) any combination of the above.

  •
  Restricted Stock.  Upon a Transaction other than a liquidation or dissolution of the company, our repurchase and other rights under outstanding restricted stock awards will inure to the benefit of the successor company, and unless the committee determines otherwise, apply, in the same manner and to the same extent, to the cash, securities, or other property which the stock was converted into or exchanged for.

  •
  Restricted Stock Units.  In a Transaction, the committee may take any one or more of the following actions as to all or any outstanding restricted stock units: (1) provide that they become fully vested and payable on terms determined by the committee; (2) provide that they be assumed (or substantially equivalent units be provided) by the successor company; (3) provide that outstanding unvested units be terminated without consideration; (4) provide for cash payments for fair value in exchange for the termination of vested units; (5) provide that units convert into the right to receive liquidation proceeds in the event of a liquidation or dissolution; or (6) any combination of the above. Restricted stock units will be considered assumed (or substantially equivalent units will be considered provided) if following the Transaction, the restricted stock units confer the right to receive, for each restricted stock unit immediately prior to the Transaction, the consideration received by holders of stock as a result of the Transaction. If holders of stock are offered a choice of consideration, the relevant consideration will be the type of consideration chosen by the holders of a majority of the outstanding shares of stock. In addition, if the consideration received as a result of the Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or affiliate thereof), the committee may provide for the consideration to be received upon the settlement of restricted stock units to consist solely of common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of stock as a result of the Transaction.

          Under the 2015 Plan, a Transaction is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power, (ii) a consummated merger or consolidation as a result of which our stockholders do not own, immediately after the event, shares entitled to more than 50% of the voting power of the surviving corporation, (iii) a sale or other disposition of all or substantially of our assets, or (iv) the dissolution or liquidation of the company.

Right of First Refusal; Repurchase Right

          Prior to our initial public offering, if the participant wishes to sell or otherwise dispose of shares of common stock that were distributed under the 2015 Plan, the individual must first offer (through a written notice describing the terms of the sale) the shares for sale to us, and we have the option to purchase the shares pursuant to the terms described in the written notice. If we do not exercise our right to purchase the shares, the participant will have the right to sell or otherwise dispose of the shares at the price and on the terms of transfer set forth in the prior written notice. Upon the participant's termination of employment or service, prior to our initial public offering, we have certain call rights with respect to our common stock distributed under the 2015 Plan. After our initial public offering, we have no further right to purchase shares.

Amendment and Termination

          Our board of directors or the committee has the authority to amend, suspend, or terminate the 2015 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's consent. The 2015 Plan will terminate on August 21, 2026, unless terminated earlier by the board or extended by the board with stockholder approval.

2006 Plan

          Our 2006 Plan was, and options granted thereunder are, administered by our board of directors. The exercise price, which may not be less than 100% of fair market value of the underlying shares on the date of grant, and rate of exercisability of each option were determined by the board and specified in the applicable option award agreement. The term of each option was fixed by the board and does not exceed ten years from the date of grant. Our board of directors may accelerate any option in whole or in part at any time. Unless our board of directors determines otherwise, if the stock option holder's employment or association with us ends for any reason, the option will remain exercisable not later than 90 days after that event. While other types of awards were permitted under the 2006 Plan, only options were awarded under the 2006 Plan before it was merged into the 2015 Plan. Options generally are not transferable except by will and the laws of descent and distribution. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option is determined by the board and may include (i) cash or check, (ii) delivery of shares of stock to us with a value equal to the exercise price of the shares to be purchased, or (iii) delivery of a promissory note in the principal amount equal to the exercise price of the shares to be purchased.

Acquisitions

          In the event of an acquisition, any then outstanding options will accelerate to the extent not assumed by the acquiring entity or replaced by comparable options, and will then, to the extent not exercised, terminate. If any outstanding options are not otherwise accelerated in full by reason of such an acquisition, either in advance of an acquisition or at the time of an acquisition, the 2006 Plan provides for the acceleration of options if the participant's employment is terminated following the acquisition.

          Under the 2006 Plan, an acquisition means a merger or consolidation of the company into another person or the sale, transfer, or other disposition of all or substantially all of our assets.

Change in Control

          Unless the award agreement provides for greater rights, in the event of a change in control (including a change in control which is an acquisition), any outstanding option not yet exercisable in full will vest under the terms of the option. This applies to options that are assumed by an acquiring entity or replaced with comparable options of a successor entity.

          Under the 2006 Plan, a change in control generally means (1) an acquisition (defined above) unless the holders of our voting shares immediately prior to the acquisition have more than 50% of the combined voting power of the securities of the successor entity or its parent entity after the acquisition, or (2) a person, entity or affiliated group acquires more than 50% of our total combined voting power.

Termination and Amendment

          Our board of directors may amend, modify or terminate any outstanding option, provided that no amendment or modification may materially impair any of the rights of a participant under any options previously granted without his or her consent.

401(k) Plan

          Our named executive officers participate in our broad-based 401(k) savings plan offered to all our employees. In 2016, the plan did not require mandatory matching or profit sharing contributions, and therefore, we determined whether a discretionary match or other discretionary employer contribution should be made on an annual basis. If made, any discretionary matching contribution will be fully vested. If made, profit sharing contributions will vest in full after three years of service. Vesting is accelerated upon attainment of age 65, death, disability and termination of the plan. Effective July 1, 2017, we implemented a mandatory matching policy, whereby we will match 50% of an employee's contributions, up to a maximum of the lesser of (i) 6% of that employee's base salary, bonus and commissions paid during the period or (ii) $5,000. Mandatory matching contributions will be subject to vesting based on an employee's start date and length of service. Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan.

Limitation on Liability and Indemnification Matters

          Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the closing of this offering, provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

  •
  any breach of the director's duty of loyalty to us or to our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

  •
  any transaction from which the director derived an improper personal benefit.

          If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

          In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we plan to enter into indemnification agreements with members of our board of directors and each of our officers before the closing of this offering. These agreements will provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that provisions in in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are and will be necessary to attract and retain qualified persons as directors and officers.

          The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS, RELATED PERSON, AND OTHER TRANSACTIONS

          In addition to the director and executive officer compensation arrangements discussed above in the sections titled "Management" and "Executive Compensation," the following is a description of each transaction since January 1, 2014 and each currently proposed transaction in which:

  •
  we have been or are to be a participant;

  •
  the amount involved exceeded or exceeds $120,000; and

  •
  any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

          The information in this section titled "Certain Relationships, Related Person, and Other Transactions" does not assume the automatic conversion of all shares of our convertible preferred stock outstanding as of June 30, 2017 into 20,188,226 shares of our Class A common stock and 40,376,452 shares of our Class B common stock, which Class B common stock will subsequently convert into 40,376,452 shares of our Class A common stock, which conversions will occur upon the closing of this offering.

Series E Preferred Stock Financing

          In August 2016, we sold and issued 1,107,202 shares of Series E preferred stock to funds related to Winslow Capital Management, LLC, Foxhaven Asset Management, LP, T. Rowe Price Associates, Inc., and Fidelity Brokerage Services LLC, which we refer to collectively as the Series E Purchasers, at a price of $54.19 per share, for an aggregate purchase price and gross proceeds to us of approximately $60 million. We refer to this financing as the Series E Financing. Funds affiliated with T. Rowe Price, a 5% or greater stockholder, purchased 276,800 shares of Series E preferred stock for an aggregate gross purchase price of approximately $15 million.

Stock Transfers

          In December 2015, Argonaut 22 LLC, a holder of more than 5% of our capital stock and an entity with respect to which Anastasios Parafestas, one of our directors, has sole investment power, with our consent, transferred certain shares of our stock that it held of record to two transferees, Promerica Capital LLC and GC Holdings Investors LLC, pursuant to an Assignment Agreement, that was executed by us, Argonaut 22 LLC, and each transferee. Argonaut 22 LLC transferred the shares of capital stock described below in satisfaction of the redemption of Promerica Capital LLC's and GC Holdings Investors LLC's ownership interests in Argonaut 22 LLC. Anastasios Parafestas also has sole investment power with respect to each of Promerica Capital LLC and GC Holdings Investors LLC. The following table summarizes Argonaut 22 LLC's transfers of capital stock:

Transferee	Class of Stock Transferred	Number of Shares Transferred	Value of Shares Transferred on Date of Transfer	Aggregate Value of Shares Transferred

Promerica Capital LLC(1)	Series A preferred stock	262,218	$40.64	$10,657,323
Promerica Capital LLC(1)	Series B preferred stock	318,423	$40.64	$12,941,662
Promerica Capital LLC(1)	Series C preferred stock	234,302	$40.64	$9,522,734
GC Holdings Investors LLC(2)	Series A preferred stock	262,218	$40.64	$10,657,323
GC Holdings Investors LLC(2)	Series B preferred stock	318,423	$40.64	$12,941,662
GC Holdings Investors LLC(2)	Series C preferred stock	103,661	$40.64	$4,213,092

(1)
Peter M Nicholas, the uncle-in-law of Langley Steinert, is the general partner of the parent entity of Promerica Capital LLC.

(2)
Gore Creek Trust, or the Trust, is an investor through GC Holdings Investors LLC. Nick Nicholas, Langley Steinert's father-in-law, was the grantor with respect to the Trust. Hilary Steinert, Langley Steinert's wife, is a beneficiary of the Trust.

          In September 2016, Langley Steinert, our Chief Executive Officer, President, Chairman, and a holder of more than 5% of our capital stock, with our consent, transferred certain shares of our stock that he held as an individual to two transferees pursuant to Stock Transfer and Assignment Agreements that were executed by us, Mr. Steinert, and the applicable transferee. The following table summarizes Mr. Steinert's transfers of capital stock:

Transferee	Class of Stock Transferred	Number of Shares Transferred	Value of Shares Transferred on Date of Transfer	Aggregate Value of Shares Transferred

Trustees of Dartmouth College	Class A common stock	18,454	$9.03	$166,627
Trustees of Dartmouth College	Class B common stock	36,908	$9.03	$333,345
National Philanthropic Trust	Class A common stock	36,906	$9.03	$333,327
National Philanthropic Trust	Class B common stock	73,812	$9.03	$666,653

Repurchases of Our Securities

          In September 2015, following the sale of 1,673,105 shares of our Series D preferred stock to 17 accredited investors at a purchase price of $40.642989 per share, we repurchased from certain stockholders, including a director, executive officer, and holders of more than 5% of our capital stock, an aggregate of 667,480 shares of our capital stock, including (i) 283,394 shares of our Series A preferred stock, (ii) 33,443 shares of our Series B preferred stock, (iii) 81,123 shares of our Series C preferred stock, (iv) 64,556 shares of our Class A common stock and 129,112 shares of our Class B common stock, and (v) 25,284 shares of Class A common stock and 50,568 shares of Class B common stock underlying vested, but unexercised options, at a purchase price of $6.77 per share of common stock and $40.64 per share of preferred stock, for an aggregate purchase price of approximately $18 million. The following table summarizes our purchases of shares of preferred stock in the tender offer from related persons in amounts in excess of $120,000:

Name of Holder	Relationship of Holder to the Company	Total Number of Shares Repurchased	Class of Shares Repurchased	Repurchase Price Per Share	Gross Dollar Amount of Total Number Shares Tendered

Allen & Company LLC	More than 5% stockholder	246,044	Series A preferred stock	$40.64	$9,999,964
Langley Steinert	Chief Executive Officer, President, Chairman, and more than 5% stockholder	73,813	Series C preferred stock	$40.64	$2,999,981

          In October 2016, following the Series E Financing, we repurchased from certain stockholders, including directors, executive officers, and holders of more than 5% of our capital stock, an aggregate of 3,644,642 shares of our capital stock, including (i) 224,903 shares of our Series A preferred stock, (ii) 357,568 shares of our Series B preferred stock, (iii) 17,243 shares of our Series C preferred stock, (iv) 899,046 shares of our Class A common stock and 1,798,092 shares of our Class B common stock, (v) 113,030 shares of Class A common stock and 226,060 shares of Class B common stock underlying vested, but unexercised options, and (vi) 2,900 shares of Class A common stock and 5,800 shares of Class B common stock underlying time-vested RSUs, at a purchase price of $9.03 per share of common stock and $54.19 per share of preferred stock, for an aggregate purchase price of approximately $60 million. The following table summarizes our purchases of shares of common stock, preferred stock, and cancellations of options in the tender offer from related persons in amounts in excess of $120,000:

Name of Holder	Relationship of Holder to the Company	Total Number of Shares Repurchased	Class of Shares Repurchased	Repurchase Price Per Share	Gross Dollar Amount of Total Number Shares Tendered

Allen & Company LLC	More than 5% stockholder	105,178	Series A preferred stock	$54.19	$5,699,664
Argonaut 22 LLC	More than 5% stockholder(2)	172,230	Series B preferred stock	$54.19	$9,333,256
GC Holdings Investors LLC	(3)	41,287	Series B preferred stock	$54.19	$2,237,369
Promerica Capital LLC	(4)	50,942	Series B preferred stock	$54.19	$2,760,547
NP 2003 Family Trust(5)	(6)	28,000	Series B preferred stock	$54.19	$1,517,320
Ian Smith	Director	13,187	Series A preferred stock	$54.19	$714,604
Ian Smith	Director	18,438	Series B preferred stock	$54.19	$999,155
Ian Smith	Director	6,280	Class A common stock	$9.03	$56,708
Ian Smith	Director	12,560	Class B common stock	$9.03	$113,417
Langley Steinert	Chief Executive Officer, President, Chairman, and more than 5% stockholder	629,366	Class A common stock	$9.03	$5,684,292
Langley Steinert	Chief Executive Officer, President, Chairman, and more than 5% stockholder	1,258,732	Class B common stock	$9.03	$11,368,584
Samuel Zales	Chief Operating Officer	7,284	Class A common stock(1)	$9.03	$65,787
Samuel Zales	Chief Operating Officer	14,568	Class B common stock(1)	$9.03	$131,575
The Langley Steinert Irrevocable Family Trust dated June 21, 2004	Beneficiaries of the trust are Langley Steinert's children	50,632	Class A common stock	$9.03	$457,297
The Langley Steinert Irrevocable Family Trust dated June 21, 2004	Beneficiaries of the trust are Langley Steinert's children	101,264	Class B common stock	$9.03	$914,594

(1)
Represents shares underlying vested options to purchase Class A and Class B common stock.

(2)
Anastasios Parafestas has sole investment power with respect to shares held by Argonaut 22 LLC.

(3)
Gore Creek Trust, or the Trust, is an investor through GC Holdings Investors LLC. Nick Nicholas, Langley Steinert's father-in-law, was the grantor with respect to the Trust. Hilary Steinert, Langley Steinert's wife, is a beneficiary of the Trust. Anastasios Parafestas has sole investment power with respect to shares held by GC Holdings Investors LLC.

(4)
Anastasios Parafestas has sole investment power with respect to shares held by Promerica Capital LLC. Peter M Nicholas, the uncle-in-law of Langley Steinert, is the general partner of the parent entity of Promerica Capital LLC.

(5)
All shares held by the The NP 2003 Family Trust are now held by The RWS 2006 Family Trust.

(6)
Anastasios Parafestas was a co-trustee of The NP 2003 Family Trust and is a co-trustee of The RWS 2006 Family Trust.

Amended and Restated Investors' Rights Agreement

          We are party to an amended and restated investors' rights agreement which provides, among other things, that certain holders of our capital stock, including Allen & Company LLC, Argonaut 22 LLC, entities affiliated with T. Rowe Price, Langley Steinert, Stephen Kaufer, David Parker, Simon Rothman, and Ian Smith, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. See the section titled "Description of Capital Stock — Registration Rights" for additional information regarding these registration rights.

Second Amended and Restated Stockholders' Agreement

          We are party to a second amended and restated stockholders' agreement under which certain holders of our capital stock, including Allen & Company LLC, Argonaut 22 LLC, entities affiliated with T. Rowe Price, Langley Steinert, Stephen Kaufer, David Parker, Simon Rothman, and Ian Smith, agreed to vote their shares on certain matters, including with respect to the election of directors. Upon the closing of this offering, this agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors or the voting of our capital stock.

Indemnification Agreements

          Prior to the closing of this offering, we expect to enter into indemnification agreements with each of our executive officers and directors. These agreements will provide that we will indemnify each of these individuals to the fullest extent permitted by the Delaware General Corporation Law against liabilities that may arise by reason of their service to us, and allow us to advance expenses to each indemnitee in connection with any proceeding in which indemnification is available. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Policies and Procedures for Related Person Transactions

          In connection with this offering, we intend to adopt a policy giving our audit committee the primary responsibility for reviewing and approving or disapproving "related person transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related person transactions.

          A related person transaction will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. In considering related person transactions, the audit committee will consider any information considered material to investors and the following factors:

  •
  the related person's interest in the transaction;

  •
  the approximate dollar value of the transaction;

  •
  whether the transaction would impair the independence of an otherwise independent director or nominee for director;

  •
  whether the terms of the transaction are no less favorable to us than terms that we could have reached with an unrelated third party under the same or similar circumstances; and

  •
  the purpose and timing of the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth information regarding beneficial ownership of our Class A common stock and Class B common stock as of September 25, 2017, as adjusted to reflect the shares of Class A common stock to be issued and sold by us and the selling stockholders in this offering, by:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all executive officers and directors as a group;

  •
  each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock; and

  •
  each selling stockholder.

          We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our Class A common stock and Class B common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our Class A common stock subject to options or RSUs held by that person that are currently exercisable or exercisable within 60 days of September 25, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

          We have based our calculation of the percentage ownership of our Class A common stock and Class B common stock prior to this offering on 74,659,944 shares of our Class A common stock outstanding and 28,193,712 shares of our Class B common stock outstanding, in each case, as of September 25, 2017 (assuming the automatic conversion of all outstanding shares of preferred stock into an aggregate of 60,564,678 shares of Class A common stock upon the closing of this offering). Percentage ownership of our Class A common stock after this offering includes the sale of 2,500,000 shares of Class A common stock by us and 6,900,000 shares of Class A common stock by the selling stockholders in this offering and no exercise of the underwriters' option to purchase additional shares of Class A common stock from us and the selling stockholders.

          Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o CarGurus, Inc., 2 Canal Park, Cambridge, Massachusetts 02141.

          Unless otherwise noted below, no selling stockholder has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. Unless otherwise indicated in the footnotes below, based on the information provided to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

	Shares Beneficially Owned Prior to the Offering				% of Total Shares Beneficially Owned	% of Total Voting Power	Number of		Shares Beneficially Owned After the Offering				% of Total Shares Beneficially Owned	% of Total Voting Power

	Class A Common		Class B Common		Prior to the	Prior to the	Shares Being		Class A Common		Class B Common		After the	After the

Name	Shares	%	Shares	%	Offering	Offering(1)	Offered		Shares	%	Shares	%	Offering	Offering(1)

Named Executive Officers and Directors:
Langley Steinert(2)	13,513,525	18.1	20,391,732	72.3	33.0	61.0	3,390,524	(14)	10,123,001	13.1	20,391,732	72.3	29.0	59.6
Jason Trevisan	—	*	—	*	*	*			—	*	—	*	*	*
Samuel Zales(3)	191,516	*	383,032	1.3	*	1.1			191,516	*	383,032	1.3	*	1.1
Stephen Kaufer	1,242,742	1.7	200,000	*	1.4	*			1,242,742	1.6	200,000	*	1.4	*
Anastasios Parafestas(4)	26,788,731	35.9	200,000	*	26.2	8.1	2,366,000	(15)	24,422,731	31.7	200,000	*	23.4	7.4
David Parker	1,152,136	1.5	200,000	*	1.3	*	144,204		1,007,932	1.3	200,000	*	1.1	*
Simon Rothman	385,684	*	200,000	*	*	*			385,684	*	200,000	*	*	*
Ian Smith(5)	805,992	1.1	187,440	*	1.0	*			805,992	1.0	187,440	*	*	*
All executive officers and directors as a group (8 persons)	44,080,326	58.9	21,762,204	76.2	63.7	72.6	5,900,728		38,179,598	49.4	21,762,204	76.2	56.6	70.4
5% Stockholders and Selling Stockholders:
Allen & Company LLC(6)	5,679,601	7.6	—	*	5.5	1.6			5,679,601	7.4	—	*	5.4	1.6
Argonaut 22 LLC(7)	15,231,219	20.4	—	*	14.8	4.3	1,523,000		13,708,219	17.8	—	*	13.0	3.8
T. Rowe Price, and its affiliated funds(8)	11,699,453	15.7	—	*	11.4	3.3			11,699,453	15.2	—	*	11.1	3.3
Nicholas Shanny	1,610,990	2.2	2,293,348	8.1	3.8	6.9	399,423		1,211,567	1.6	2,293,348	8.1	3.3	6.7
Promerica Capital LLC(9)	4,584,007	6.1	—	*	4.5	1.3	458,000		4,126,007	5.3	—	*	3.9	1.1
GC Holdings Investors LLC(10)	3,858,091	5.2	—	*	3.8	1.1	385,000		3,473,091	4.5	—	*	3.3	1.0
David Blundin	928,626	1.2	—	*	*	*	101,853		826,773	1.1	—	*	*	*
Oliver Chrzan(11)	902,644	1.2	1,805,288	6.4	2.6	5.3	270,793		631,851	*	1,805,288	6.4	2.3	5.2
Igor Kaplansky(12)	449,660	*	899,320	3.2	1.3	2.6	133,758		315,902	*	899,320	3.2	1.2	2.6
Jasper Rosenberg(13)	230,064	*	460,128	1.6	*	1.4	68,844		161,220	*	460,128	1.6	*	1.3
Yoav Shapira	164,008	*	328,016	1.2	*	1.0	24,601		139,407	*	328,016	1.2	*	1.0

(*)
Less than 1%.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. For more information about the voting rights of our Class A and Class B common stock, see "Description of Capital Stock — Class A and Class B Common Stock."

(2)
Consists of (a) 30,652,537 shares held of record by Mr. Steinert, (b) 3,128,304 shares held of record by The Langley Steinert Irrevocable Family Trust dated June 21, 2004, of which Mr. Steinert's children are the beneficiaries, (c) 31,104 shares held of record by The Langley Steinert Irrevocable Trust — 2014 f/b/o Ailsa Steinert, of which Mr. Steinert's mother is the beneficiary, (d) 31,104 shares held of record by The Langley Steinert Irrevocable Trust — 2014 f/b/o Arthur Steinert, of which Mr. Steinert's brother is the beneficiary, (e) 31,104 shares held of record by The Langley Steinert Irrevocable Trust — 2014 f/b/o Gail Barnett, of which Mr. Steinert's mother-in-law is the beneficiary, and (f) 31,104 shares held of record by The Langley Steinert Irrevocable Trust — 2014 f/b/o Russell Steinert, of which Mr. Steinert's brother is the beneficiary. Mr. Steinert is neither trustee for nor beneficiary of any of the trusts aforementioned. However, Mr. Steinert may be deemed to be the beneficial owner of the shares held of record by each of The Langley Steinert Irrevocable Family Trust dated June 21, 2004, The Langley Steinert Irrevocable Trust — 2014 f/b/o Ailsa Steinert, The Langley Steinert Irrevocable Trust — 2014 f/b/o Arthur Steinert, The Langley Steinert Irrevocable Trust — 2014 f/b/o Gail Barnett, and The Langley Steinert Irrevocable Trust — 2014 f/b/o Russell Steinert. Mr. Steinert expressly disclaims beneficial ownership of such shares held by the trusts.

(3)
Consists of 191,516 shares of Class A common stock and 383,032 shares of Class B common stock underlying options that are exercisable within 60 days of September 25, 2017.

(4)
Consists of (a) 300,000 shares held of record by Mr. Parafestas, (b) 15,231,219 shares held of record by Argonaut 22 LLC, with respect to which Mr. Parafestas has sole investment power, (c) 4,584,007 shares held of record by Promerica Capital LLC, with respect to which Mr. Parafestas has sole investment power, (d) 3,858,091 shares held of record by GC Holdings Investors LLC, with respect to which Mr. Parafestas has sole investment power, and (e) 3,015,414 shares held of record by the RWS 2006 Family Trust, of which Mr. Parafestas is a co-trustee. Mr. Parafestas may be deemed to be the beneficial owner of the shares held of record by the RWS 2006 Family Trust. Mr. Parafestas expressly disclaims beneficial ownership of the shares held of record by the RWS 2006 Family Trust.

(5)
Consists of 993,432 shares held of record by Mr. Smith. Mr. Smith is a Managing Director of Allen & Company LLC. Mr. Smith does not have sole or shared voting or investment power with respect to the shares held by Allen & Company LLC and expressly disclaims beneficial ownership of all shares held by Allen & Company LLC.

(6)
Consists of 5,679,601 shares held of record by Allen & Company LLC. Ian Smith, a director of our company, is the Managing Director of Allen & Company LLC, but Mr. Smith does not have sole or shared voting or investment power with respect to the shares held by Allen & Company LLC and expressly disclaims all beneficial ownership of all shares held by Allen & Company LLC. The principal address of Allen & Company LLC is 711 Fifth Avenue, New York, New York 10022.

(7)
Consists of 15,231,219 shares held of record by Argonaut 22 LLC. Anastasios Parafestas, a director of our company, is the Managing Member of Spinnaker Capital LLC, the Managing Member of Argonaut 22 LLC, and has sole investment power with respect to the shares held by Argonaut 22 LLC. Mr. Parafestas may be deemed to beneficially own the shares held by Argonaut 22 LLC. The principal address of Argonaut 22 LLC is One Joy Street, Boston, Massachusetts 02108.

(8)
Consists of (a) 687,043 shares held by AMIDSPEED & CO., as nominee for T. Rowe Price New Horizons Trust, (b) 136,170 shares held by AWEIGH & CO., as nominee for T. Rowe Price U.S. Small-Cap Core Equity Trust, (c) 128,718 shares held by Azure & Co. as nominee for T. Rowe Price U.S. Small-Cap Value Equity Trust, (d) 18,408 shares held by BARNACLEWATER & CO., as nominee for Advantus Capital Management, Inc. Minnesota Life Insurance Co., (e) 6,943,762 shares held by Bridge & Co. as nominee for T. Rowe Price New Horizons Fund, Inc., (f) 455,820 shares held by CASCOLANE & CO., as nominee for T. Rowe Price Institutional Small-Cap Stock Fund, (g) 60,180 shares held by HARE & CO., as nominee for Costco 401(k) Retirement Plan, (h) 60,924 shares held by HARE & CO., as nominee for U.S. Small-Cap Stock Trust, (i) 19,674 shares held by ICECOLD & CO., as nominee for T. Rowe Price U.S. Equities Trust, (j) 5,904 shares held by LADYBIRD & CO., as nominee for T. Rowe Price Personal Strategy Income Fund, (k) 11,754 shares held by LADYBUG & CO., as nominee for T. Rowe Price Personal Strategy Balanced Fund, (l) 12,786 shares held by LAKESIDE & CO., as nominee for T. Rowe Price Personal Strategy Growth Fund, (m) 32,874 shares held by MAC & CO., as nominee for TD Mutual Funds — TD U.S. Small-Cap Equity Fund, (n) 1,253,457 shares held by Oceanoar & Co., as nominee for T. Rowe Price Small-Cap Value Fund, Inc., (o) 1,850,685 shares held by OVERLAP & CO., as nominee for T.

  Rowe Price Small-Cap Stock Fund, Inc., (p) 1,008 shares held by PEACEMAKER & CO., as nominee for T. Rowe Price Personal Strategy Balanced Portfolio, and (q) 20,286 shares held by SQUIDFISH & CO., as nominee for VALIC Company I — Small Cap Fund. The foregoing accounts are advised or sub-advised by T. Rowe Price Associates, Inc., or T. Rowe Price, a registered investment adviser. T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the accounts. Although T. Rowe Price may be deemed to be the beneficial owner of all the shares listed, T. Rowe Price expressly disclaims beneficial ownership of such securities. T. Rowe Price Investment Services, Inc., or TRPIS, a registered broker-dealer, is a subsidiary of T. Rowe Price Associates, Inc., the investment adviser to the accounts listed above. TRPIS is the principal underwriter and distributor of shares of the funds in the T. Rowe Price mutual fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. T. Rowe Price Associates, Inc. is the wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal address for T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202.

(9)
Consists of 4,584,007 shares held of record by Promerica Capital LLC, with respect to which Anastasios Parafestas, one of our directors, has sole investment power. The principal address of Promerica Capital LLC is One Joy Street, Boston, Massachusetts 02108.

(10)
Consists of 3,858,091 shares held of record by GC Holdings Investors LLC, with respect to which Anastasios Parafestas, one of our directors, has sole investment power. The principal address of GC Holdings Investors LLC is One Joy Street, Boston, Massachusetts 02108.

(11)
Includes 51,774 shares of Class A common stock and 103,548 shares of Class B common stock underlying options that are exercisable within 60 days of September 25, 2017. Mr. Chrzan is a current employee of our company.

(12)
Includes 3,800 shares of Class A common stock and 7,600 shares of Class B common stock underlying options that are exercisable within 60 days of September 25, 2017. Mr. Kaplansky is a current employee of our company.

(13)
Includes 584 shares of Class A common stock and 1,168 shares of Class B common stock underlying options that are exercisable within 60 days of September 25, 2017. Mr. Rosenberg is a current employee of our company.

(14)
Consists of (a) 3,378,084 shares sold by Langley Steinert and (b) 3,110 shares sold by each of The Langley Steinert Irrevocable Trust—2014 f/b/o Ailsa Steinart, The Langley Steinert Irrevocable Trust—2014 f/b/o Arthur Steinert, The Langley Steinert Irrevocable Trust—2014 f/b/o Gail Barnett and The Langley Steinert Irrevocable Trust—2014 f/b/o Russell Steinert.

(15)
Consists of (a) 1,523,000 shares sold by Argonaut 22 LLC, (b) 458,000 shares sold by Promerica Capital LLC, and (c) 385,000 shares sold by GC Holdings Investors LLC.

DESCRIPTION OF CAPITAL STOCK

General

          The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the closing of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

          Upon the closing of this offering, our amended and restated certificate of incorporation will provide for two classes of common stock: Class A common stock and Class B common stock. In addition, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

          Upon the closing of this offering, our authorized capital stock will consist of 610,000,000 shares, all with a par value of $0.001 per share, of which:

  •
  500,000,000 shares are designated as Class A common stock;

  •
  100,000,000 shares are designated as Class B common stock; and

  •
  10,000,000 shares are designated as preferred stock.

          Assuming the automatic conversion of all shares of our convertible preferred stock outstanding as of September 25, 2017 into 20,188,226 shares of our Class A common stock and 40,376,452 shares of our Class B common stock, and the subsequent conversion of such shares of Class B common stock into 40,376,452 shares of our Class A common stock, which conversions will occur upon the closing of this offering, as of September 25, 2017, there were:

  •
  74,659,944 shares of our Class A common stock outstanding, held by 116 stockholders of record; and

  •
  28,193,712 shares of our Class B common stock outstanding, held by 72 stockholders of record.

Class A and Class B Common Stock

Voting Rights

          Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

  •
  if we propose to amend our certificate of incorporation to increase or decrease the par value of the shares of a class of our stock; or

  •
  if we propose to amend our certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely.

          We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

          Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

          Dividends and Distributions.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future. See "Dividend Policy" for more information.

          Right to Receive Liquidation Distributions.    Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

          No Preemptive or Similar Rights.    Holders of our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Conversion

          Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer of such share, which is defined to include entering into a voting agreement, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including, without limitation, transfers to certain family members of the transferor stockholder. Finally, all shares of Class B common stock will automatically convert into shares of Class A common stock, on a share for share basis, upon the date falling after the first to occur of the death of Langley Steinert, our founder, Chief Executive Officer, President, and Chairman, Langley Steinert's voluntary termination of all employment with us and service on our board of directors or the sum of the number of shares of our capital stock held by Langley Steinert, by any Family Member of Langley Steinert, and by any Permitted Entity of Langley Steinert (as such terms are defined in our amended and restated certificate of incorporation), assuming the exercise and settlement in full of all outstanding options and convertible securities and calculated on an as-converted to Class A common stock basis, being less than 9,091,484. Shares of Class B common stock will not automatically convert into shares of Class A common stock upon the termination of Mr. Steinert's status as an officer and director, unless such termination is either made voluntarily by Mr. Steinert or due to Mr. Steinert's death.

          Once converted into Class A common stock, the converted shares of Class B common stock will not be reissued. In addition, if all shares of Class B common stock are converted into Class A common stock, then any outstanding options or convertible securities with the right to purchase or acquire shares of Class B common stock shall become a right to purchase or acquire shares of Class A common stock.

Fully Paid and Non-Assessable

          All of the outstanding shares of our Class A common stock and Class B common stock are, and the shares of our Class A common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

          Immediately after the closing of this offering, our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, provided that, prior to the threshold date, such designation is subject to the approval of holders of at least a majority of the combined voting power of our outstanding capital stock. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Stock Options and RSUs

          As of June 30, 2017, there were 1,737,056 shares of Class A common stock issuable upon the exercise of options outstanding as of June 30, 2017 with a weighted-average exercise price of $1.65 per share and 3,474,112 shares of Class B common stock issuable upon the exercise of options outstanding as of June 30, 2017 with a weighted-average exercise price of $1.65 per share, and 789,934 shares of Class A common stock and 1,579,868 shares of Class B common stock issuable upon the vesting and settlement of restricted stock units, or RSUs.

          In connection with the granting of options under our 2006 Equity Incentive Plan, we also granted individuals a right to additional compensation in an amount based on certain dividend distributions or other periodic payments paid or made with respect to a specified number of shares of our common stock, which we refer to as dividend equivalent rights. As of June 30, 2017, there were 10 individuals who held dividend equivalent rights.

Exclusive Jurisdiction

          Our amended and restated certificate of incorporation to be effective on the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or to our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us or any of our directors, officers, or other employees or agents governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Registration Rights

          After the closing of this offering certain holders of our Class A common stock will be entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act. These registration rights are contained in our amended and restated investors' rights agreement, or IRA, dated August 23, 2016. We and certain holders of our Class A common stock, Class B common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, and Series E preferred stock are parties to the IRA. The registration rights set forth in the IRA will expire upon (i) the closing of a Deemed Liquidation Event, or (ii) two years following the closing of our initial public offering. A Deemed Liquidation Event is defined in the IRA to be a (i) a merger or consolidation where either (a) the company is a party or (b) a subsidiary of the company is a party and the company issues shares of its capital stock pursuant to such merger or consolidation and the shares of capital stock of the company outstanding continue to represent a majority of the voting power of the surviving company or the parent of the surviving company; (ii) sale, lease, exclusive license, transfer or other disposition of all or substantially the assets or intellectual property of the company to an entity other than a wholly owned subsidiary of the company; or (iii) acquisition by any person or group of related persons that represents at least a majority of the voting power of the company's capital stock.

          We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below. We will pay up to $50,000 of the reasonable fees and disbursements of one counsel for the selling stockholders entitled to demand registration as described below, but otherwise will not pay the fees and disbursements of counsel for any such selling stockholder. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include in the offering. See the section titled "Underwriting (Conflicts of Interest)" for more information regarding such restrictions.

Demand Registration Rights

          One hundred eighty days after the effective date of the registration statement of which this prospectus forms a part, the holders of 54,998,789 shares of our Class A common stock will be entitled to certain Form S-1 demand registration rights. We will not be required to effect a registration on Form S-1 (i) during the period that is 45 days before our good faith estimate of the date of filing of, and ending on a date that is 180 after the effective date of, a company-initiated registration, (ii) if we have previously effected one such registration, and (iii) if such shares are eligible to be registered pursuant to a Form S-3 registration statement.

          After the closing of this offering at any time when we are eligible to use a Form S-3 registration statement, holders of shares of our Class A common stock will be entitled to certain Form S-3 demand registration rights so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts, selling commissions and stock transfer taxes, of at least $5 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 (i) during the period that is 30 days before our good faith estimate of the date of filing of, and ending on a date that is 120 after the effective date of, a company-initiated registration, and (ii) if we have effected two such registrations within the 12-month period preceding the date of the request.

          Additionally, if our board of directors determines, and our Chief Executive Officer certifies to such determination, that it would be materially detrimental to us and to our stockholders to effect a registration described above, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Piggyback Registration Rights

          If we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with the public offering of such common stock for cash, the holders of unregistered shares of our Class A common stock will be entitled to certain "piggyback" registration rights allowing these holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating to a company stock option, stock purchase or similar plan, (2) a registration relating to a corporate reorganization or other transaction pursuant to Rule 145 of the Securities Act, (3) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, or (4) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their unregistered shares in the registration.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

          The provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws to be effective on the closing of this offering may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids, coercive of otherwise. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

          We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an "interested stockholder," did own, 15% or more of the corporation's outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Certificate of Incorporation and Bylaws to be in Effect on the Closing of this Offering

          Our amended and restated certificate of incorporation and amended and restated bylaws to be effective on the closing of this offering will include a number of provisions, some of which will become effective only from and after the date, which we refer to as the threshold date, on which the votes applicable to the Class A common stock and Class B common stock controlled by our founder, Chief Executive Officer, President, and Chairman, Langley Steinert, represent less than a majority of the aggregate votes applicable to all shares of the outstanding Class A common stock and Class B common stock, that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

  •
  Board Vacancies.  Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, from and after the threshold date only our board of directors will be authorized to fill vacant directorships, including newly created seats, and that the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. These provisions make it more difficult to change the composition of our board of directors but promote continuity of management.

  •
  Classified Board.  Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See "Management — Board Composition" for additional information.

  •
  Stockholder Action; Special Meeting of Stockholders.  Our amended and restated certificate of incorporation will provide that from and after the threshold date our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, from and after the threshold date a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors (if one has been appointed) or, prior to the threshold date, by the holders of a majority of the combined voting power of our outstanding capital stock, thus prohibiting from and after the threshold date a stockholder from calling a special meeting. These provisions might, from and after the threshold date, delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

  •
  Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

  •
  No Cumulative Voting.  The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

  •
  Directors Removed Only for Cause.  Our amended and restated certificate of incorporation will provide that from and after the threshold date stockholders may remove directors only for cause.

  •
  Amendment of Certificate of Incorporation Provisions.  Any amendment of the above provisions in our amended and restated certificate of incorporation from and after the threshold date will require approval by holders of at least 66 2/3% of the combined voting power of our then outstanding capital stock.

  •
  Issuance of Undesignated Preferred Stock.  Our board of directors has the authority to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors, provided that prior to the threshold date such designation is subject to the approval of holders of a majority of the combined voting power of our outstanding common stock. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Transfer Agent and Registrar

          Upon the closing of this offering, the transfer agent and registrar for our Class A common stock will be Broadridge Corporate Issuer Solutions. The transfer agent and registrar's address is 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103.

Market Listing

          Our Class A common stock has been approved for listing on the NASDAQ Global Select Market under the symbol "CARG."

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

          Following the closing of this offering, based on the number of shares of our capital stock outstanding at June 30, 2017 (assuming the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 60,564,678 shares of Class A common stock upon the closing of this offering) and including the issuance of 2,500,000 shares of Class A common stock offered by us in this offering, we will have a total of 77,145,294 shares of Class A common stock outstanding and 28,161,232 shares of Class B common stock outstanding. Of these outstanding shares, all of the shares of Class A common stock sold in this offering by us and the selling stockholders plus any shares sold upon exercise of the underwriters' option to purchase up to an additional 1,410,000 shares of Class A common stock from us and certain selling stockholders in this offering, will be freely tradable, except that any shares purchased in this offering by our "affiliates," as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

          The remaining outstanding shares of our Class A common stock, the shares of our Class B common stock, and the shares of Class A common stock issued upon conversion of our Class B common stock will be deemed "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, holders of all or substantially all of our equity securities have entered into or will enter into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for a period of time following the date of this prospectus, as described below. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

  •
  beginning on the date of this prospectus, the 9,400,000 shares of Class A common stock sold in this offering will be immediately available for sale in the public market;

  •
  beginning 181 days after the date of this prospectus, 67,745,294 additional shares of Class A common stock will become eligible for sale in the public market, of which 49,687,535 shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

  •
  the remainder of the shares of common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

          In addition, as of June 30, 2017, a total of 1,737,056 shares of Class A common and 3,474,112 shares of Class B common stock were subject to outstanding options and 789,934 shares of Class A common and 1,579,868 shares of Class B common stock were subject to outstanding RSUs. Of these shares, the shares issuable upon the exercise of vested options to purchase Class A common stock or Class B common stock and upon the settlement of vested RSUs will be eligible for public sale subject to the lock-up agreements and securities laws described below.

          Each outstanding share of Class B common stock will convert automatically into one share of Class A common stock upon its public sale or other transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain exceptions and permitted transfers described in our certificate of incorporation.

Lock-Up Agreements

          In connection with our initial public offering, we, our selling stockholders, our officers and directors, and holders of substantially all of our Class A common stock, Class B common stock, and other securities convertible into or exchangeable for our Class A common stock or Class B common stock, have agreed that, subject to certain exceptions and under certain conditions, for a period commencing on the date of the agreement and ending 180 days after the date of this prospectus, we and they will not, without the prior written consent of Goldman Sachs & Co. LLC, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our capital stock, or any options, restricted stock units, or other securities convertible into, exchangeable for, or that represent the right to receive shares of our capital stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC. Goldman Sachs & Co. LLC may, in their discretion, release any of the securities subject to these lock-up agreements at any time. See the section titled "Underwriting (Conflicts of Interest)" for additional information.

Rule 144

          In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

          In general, under Rule 144, as currently in effect, and upon expiration of the lock-up agreements described above, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 771,453 shares immediately after this offering; or

  •
  the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

          Rule 701 generally allows a stockholder who purchased shares of our Class A common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Rights

          Pursuant to our amended and restated investor rights agreement, the holders of 54,998,789 shares of our Class A common stock (including shares issuable upon the conversion of our outstanding convertible preferred stock upon the closing of this offering), or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled "Description of Capital Stock — Registration Rights" for a description of these registration rights. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act, and a large number of shares may be sold into the public market.

Equity Incentive Plans

          Following the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of our Class A common stock and Class B common stock issued under our 2015 Plan and our Class A common stock reserved for issuance under our 2017 Equity Incentive Plan. The registration statement on Form S-8 will become effective immediately upon filing, and shares covered by such registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. See the section titled "Executive Compensation — Employee Benefits and Stock Plans" for additional information.

 MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

          The following is a discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our Class A common stock to a non-U.S. holder that purchases shares of our Class A common stock for cash in this offering. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner (other than a partnership or other pass-through entity) of our Class A common stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) the trust is subject to the primary supervision of a U.S. court and all substantial decisions of the trust are controlled by one or more U.S. persons or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

          This discussion does not address the tax treatment of partnerships (or other entities that are treated as partnerships, grantor trusts, or other pass-through entities for U.S. federal income tax purposes) or persons that hold their Class A common stock through partnerships, grantor trusts, or other pass-through entities. The tax treatment of a partner in a partnership or holder of an interest in another pass-through entity that will hold our Class A common stock generally will depend upon the status of the partner or interest holder and the activities of the partner or interest holder and the partnership or other pass-through entity, as applicable. Such a partner or interest holder should consult his, her, or its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our Class A common stock through a partnership or other pass-through entity, as applicable.

          This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings, administrative procedures, and other guidance of the Internal Revenue Service, or the IRS, all as in effect as of the date hereof. These authorities are subject to change and to differing interpretations, possibly with retroactive effect, which could result in U.S. federal income or estate tax consequences different from those summarized below. No ruling has been or is expected to be sought from the IRS with respect to the matters summarized below, and there can be no assurance that the IRS will not take a contrary position regarding the U.S. federal income or estate tax consequences of the acquisition, ownership, or disposition of our Class A common stock, or that any such contrary position would not be sustained by a court.

          This discussion is not a complete analysis of all of the potential U.S. federal income and estate tax consequences relating to the acquisition, ownership, and disposition of our Class A common stock by non-U.S. holders, nor does it address any U.S. federal gift or generation-skipping transfer tax consequences, any tax consequences arising under any state, local, or non-U.S. tax laws, the impact of any applicable tax treaty, any consequences under the Medicare contribution tax on net investment income, the alternative minimum tax, or any consequences under other U.S. federal tax laws. In addition, this discussion does not address tax consequences resulting from a non-U.S. holder's particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

  •
  non-U.S. governments, agencies or instrumentalities thereof, or entities they control;

  •
  "controlled foreign corporations" and their shareholders;

  •
  "passive foreign investment companies" and their shareholders;

  •
  partnerships, grantor trusts or other entities that are treated as pass-through entities for U.S. federal income tax purposes, and their owners;

  •
  corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  former citizens or former long-term residents of the United States;

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt pension funds or other tax-exempt organizations;

  •
  persons who acquired our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation;

  •
  tax-qualified retirement plans;

  •
  traders, brokers, or dealers in securities, commodities, or currencies;

  •
  persons who hold our Class A common stock as a position in a hedging transaction, wash sale, "straddle," "conversion transaction" or other risk reduction transaction or synthetic security;

  •
  persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

  •
  persons who own or have owned, or are deemed to own or to have owned, more than 5% of our Class A common stock (except to the extent specifically set forth below); or

  •
  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

          Prospective investors should consult their own tax advisors regarding the particular U.S. federal income, estate, gift, and generation-skipping transfer tax consequences to them of acquiring, owning, and disposing of our Class A common stock, as well as any tax consequences arising under any state, local, or foreign tax laws and any other U.S. federal tax laws. Prospective investors should also consult their tax advisors regarding the potential impact of any applicable income or estate tax treaty between the United States and such prospective investor's country of residence and of the rules described below under the heading "Foreign Account Tax Compliance Act."

Distributions on Class A Common Stock

          As described in the section entitled "Dividend Policy," we currently intend to retain any earnings for use in the operation of our business and do not anticipate paying any dividends on our Class A common stock in the foreseeable future. The disclosure in this section addresses the consequences should our board of directors, in the future, determine to make a distribution of cash or property with respect to our Class A common stock (other than certain distributions of stock which may be made free of tax), or to effect a redemption that is treated for tax purposes as a distribution. Any such distribution will generally constitute a dividend for U.S. federal tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such a distribution exceeds both our current and our accumulated earnings and profits, such excess will be allocated ratably among the shares of Class A common stock with respect to which the distribution is made. Any such excess allocated to a share of Class A common stock will constitute a return of capital to the extent of the non-U.S.

holder's adjusted tax basis in that share of Class A common stock, reducing that adjusted tax basis, but not below zero. After the non-U.S. holder's adjusted tax basis in a share of Class A common stock has been reduced to zero, any remaining excess allocated to that share of Class A common stock will be treated as capital gain from the sale of that share of Class A common stock, subject to the tax treatment described below under "Gain on Disposition of Class A Common Stock." Any such distributions will also be subject to the discussion below regarding backup withholding and foreign accounts. A non-U.S. holder's adjusted tax basis in a share of Class A common stock is generally the purchase price of the share, reduced by the amount of any distributions constituting a return of capital with respect to that share.

          Any dividend paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence. If a non-U.S. holder is eligible for benefits under an income tax treaty and wishes to claim a reduced rate of withholding, the non-U.S. holder generally will be required to provide us or our paying agent with a properly completed IRS Form W-8BEN, Form W-8BEN-E, or other applicable form, certifying under penalties of perjury the non-U.S. holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of the dividend and may be required to be updated periodically. Special certification requirements apply to non-U.S. holders that hold Class A common stock through certain foreign intermediaries. Non-U.S. holders that do not timely provide the required certifications, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If we are not able to determine whether or not a distribution will exceed current and accumulated earnings and profits at the time the distribution is made, we may withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold to the extent attributable to the portion of the distribution in excess of our current and accumulated earnings and profits.

          If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the U.S., and dividends paid on the Class A common stock are effectively connected with the non-U.S. holder's U.S. trade or business (and, if required by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., as defined under the applicable treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax on the dividends. To claim the exemption, the non-U.S. holder must furnish a properly executed IRS Form W-8ECI (or other applicable form) prior to the payment of the dividends. Any dividends paid on our Class A common stock that are effectively connected with a non-U.S. holder's U.S. trade or business (and satisfy any other applicable treaty requirements) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to U.S. persons (as defined in the Code). A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax equal to 30% (or such lower rate as is specified by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence) of a portion of its earnings and profits for the taxable year that are effectively connected with a U.S. trade or business, as adjusted for certain items.

Gain on Disposition of Class A Common Stock

          Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our Class A common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.), in which case the non-U.S. holder will generally be required to pay tax on the gain derived from the sale, exchange, or other taxable disposition (net of certain deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to U.S. persons, and in the case of a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes, such non-U.S. holder may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence;

  •
  the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale, exchange, or other taxable disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as is specified by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence) on the net gain derived from the sale, exchange, or other taxable disposition, which gain may be offset by U.S. source capital losses (even though the non-U.S. holder is not considered a resident of the U.S.) provided that the non-U.S. holder has timely filed U.S. federal income tax returns reporting those losses; or

  •
  our Class A common stock is a "United States real property interest" by reason of our status as a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes during the five-year period preceding such sale, exchange or other taxable disposition (or the non-U.S. holder's holding period, if shorter).

          Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we are not now and we do not anticipate becoming a USRPHC. However, there can be no assurance that we are not now a USRPHC or will not become one in the future. Even if we are or become a USRPHC, for so long as our Class A common stock is "regularly traded," as defined by applicable U.S. Treasury regulations, on an established securities market, sales of our Class A common stock generally will not be subject to tax for non-U.S. holders that have not held more than 5% of our Class A common stock, actually or constructively, during the five-year period preceding such non-U.S. holder's sale, exchange or other taxable disposition of our Class A common stock (or the non-U.S. holder's holding period, if shorter). If we are determined to be a USRPHC and the foregoing exception does not apply, then the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. No assurance can be provided that our Class A common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information Reporting and Backup Withholding

          Generally, we or certain financial middlemen must report annually to the IRS and to each non-U.S. holder the gross amount of dividends and other distributions on our Class A common stock paid to the non-U.S. holder and the amount of tax withheld, if any, with respect to those distributions. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder's country of residence or incorporation.

          A non-U.S. holder may be subject to backup withholding with respect to dividends paid on shares of our Class A common stock, unless, generally, the non-U.S. holder certifies under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that the non-U.S. holder is not a U.S. person or otherwise establishes an exemption. The backup withholding rate is currently 28%. Dividends that are paid to non-U.S. holders subject to the withholding of U.S. federal income tax, as described above under the heading "Distributions on Class A Common Stock," generally will be exempt from U.S. backup withholding.

          Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our Class A common stock are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless the non-U.S. holder certifies under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that the non-U.S. holder is not a U.S. person and satisfies certain other requirements or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, which we refer to below as a "U.S.-related person," information reporting and backup withholding generally will not apply.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless the non-U.S. holder certifies under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that the non-U.S. holder is not a U.S. person. A "U.S.-related person" includes (i) an entity classified as a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person, 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business, or (iii) a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business.

          Backup withholding is not an additional tax. Any amounts withheld from a non-U.S. holder under the backup withholding rules may be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the non-U.S. holder timely furnishes the required information to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

          Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) generally impose withholding tax on certain types of payments made to "foreign financial institutions" (as defined in the Code) and other non-U.S. entities unless those institutions and entities meet additional certification, information reporting and other requirements. FATCA generally imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, (i) undertake to identify accounts held by certain U.S. persons (including certain equity and debt holders of such institution) or by U.S.-owned foreign entities, (ii) annually report certain information about such accounts, and (iii) withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, subject to certain exceptions, FATCA imposes a 30% withholding tax on the same types of payments to a "non-financial foreign entity" (as defined in the Code) unless the entity certifies that it does not have any substantial U.S. owners (which generally include any U.S. persons who directly or indirectly own more than 10% of the entity) or furnishes identifying information regarding each such substantial U.S. owner or agrees to report that information to the IRS. These withholding taxes will be imposed on dividends paid on our Class A common stock and, after December 31, 2018, on gross proceeds from sales or other dispositions of our Class A common stock. Withholding under FATCA generally will not be reduced or limited by bilateral income tax treaties. However, intergovernmental agreements between the U.S. and other countries with respect to the implementation of FATCA and non-U.S. laws, regulations and other authorities enacted or issued with respect to those intergovernmental agreements may modify the FATCA requirements described above. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock and the entities through which they hold our Class A common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Federal Estate Tax

          Class A common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) are considered U.S. situs assets and will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty between the United States and such individual's country of residence provides otherwise.

          The preceding discussion of U.S. federal tax considerations is for information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

          We, the selling stockholders, and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and Allen & Company LLC are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman Sachs & Co. LLC	4,389,800
Allen & Company LLC	2,190,200
RBC Capital Markets, LLC	1,410,000
JMP Securities LLC	470,000
Raymond James & Associates, Inc.	470,000
William Blair & Company, L.L.C.	470,000

Total	9,400,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional 1,410,000 shares of Class A common stock from us and the selling stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,410,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$1.12	$1.12
Total	$2,800,000	$3,589,600

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$1.12	$1.12
Total	$7,728,000	$8,517,600

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.576 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We, our officers, directors, and holders of substantially all of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          Prior to this offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

          Our Class A common stock has been approved for listing on the NASDAQ Global Select Market under the symbol "CARG." In order to meet one of the requirements for listing our Class A common stock on the NASDAQ Global Select Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

          In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the closing of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

          We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4,100,000, which includes up to $30,000 that we agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering.

          We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities, and instruments.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relative Member State, an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

  •
  To any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

  •
  In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer or shares of our Class A common stock shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer to public" in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

          This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

          In the United Kingdom, this prospectus is only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

          The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) Securities and Futures Ordinance, or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to

"professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA ,or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Conflicts of Interest

          Allen & Company LLC, an underwriter in this offering, and its associated persons, including Ian Smith, a member of our board of directors, beneficially own 71,685 shares of our outstanding Series A preferred stock, 1,128,994 shares of our outstanding Series B preferred stock, and 163,331 shares of our outstanding Series C preferred stock, collectively representing 13.5% of our outstanding preferred stock, which shares of preferred stock will automatically convert into 8,184,061 shares of Class A common stock at the closing of the offering. Because Allen & Company LLC is an underwriter in this offering and because Allen & Company LLC and its associated persons beneficially own more than 10% of our outstanding preferred stock, Allen & Company LLC is deemed to have a "conflict of interest" under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be conducted in accordance with the applicable provisions of Rule 5121, which requires, among other things, that a "qualified independent underwriter" as defined by Rule 5121 has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to the registration statement and this prospectus. Goldman Sachs & Co. LLC has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Goldman Sachs & Co. LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed, subject to certain terms and conditions, to indemnify Goldman Sachs & Co. LLC against certain liabilities incurred in connection with acting as a qualified independent underwriter in this offering, including liabilities under the Securities Act. Pursuant to Rule 5121, Allen & Company LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

 LEGAL MATTERS

          The validity of the shares of Class A common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Boston, Massachusetts. As of the date of this prospectus, taking into account the automatic conversion of all shares of our convertible preferred stock outstanding as of June 30, 2017 into 20,188,226 shares of our Class A common stock and 40,376,452 shares of our Class B common stock, which Class B common stock will subsequently convert into 40,376,452 shares of our Class A common stock, attorneys with Morgan, Lewis & Bockius LLP beneficially own an aggregate of 358,776 shares of our Class A common stock. The underwriters are being represented by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, in connection with this offering.

EXPERTS

          The consolidated financial statements of CarGurus, Inc. at December 31, 2015 and 2016, and for the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

          As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. We also maintain a website at www.cargurus.com. Upon closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

CARGURUS, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
CarGurus, Inc.

          We have audited the accompanying consolidated balance sheets of CarGurus, Inc. as of December 31, 2015 and 2016, and the related consolidated statements of operations, comprehensive (loss) income, convertible preferred stock and stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CarGurus, Inc. at December 31, 2015 and 2016, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Boston, Massachusetts June 21, 2017

CarGurus, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	At December 31,		At June 30, 2017

	2015	2016	Actual	Pro Forma

			(unaudited)
Assets
Current assets
Cash and cash equivalents	$61,363	$29,476	$33,309
Restricted cash	500	—	—
Investments	—	44,774	48,000
Accounts receivable, net of allowance for doubtful accounts of $75, $164, and $183, respectively	5,729	6,653	8,992
Prepaid income taxes	621	1,815	—
Prepaid expenses and other current assets	931	2,789	5,510

Total current assets	69,144	85,507	95,811
Property and equipment, net	7,147	12,780	15,897
Restricted cash	1,000	2,044	2,044
Deferred tax assets	490	—	—
Other long-term assets	—	—	1,854

Total assets	$77,781	$100,331	$115,606

Liabilities, convertible preferred stock, and stockholders' (deficit) equity
Current liabilities
Accounts payable	$10,476	$16,426	$18,000
Accrued expenses	3,930	8,384	8,500
Deferred revenue	1,474	3,330	4,581
Accrued income taxes	—	—	2,071
Deferred rent	513	910	1,125

Total current liabilities	16,393	29,050	34,277
Deferred rent, net of current portion	4,141	5,673	6,126
Deferred tax liabilities	—	292	701
Other non-current liabilities	—	590	748

Total liabilities	20,534	35,605	41,852
Commitments and contingencies (Note 4)
Convertible preferred stock (Note 5)	73,378	132,698	132,698	—
Stockholders' equity:
Class A common stock, $0.001 par value; 120,020,700 shares authorized; 14,879,954, 14,022,132, and 14,080,616 shares issued and outstanding at December 31, 2015 and 2016 and June 30, 2017 (actual), respectively, and 74,645,294 shares issued and outstanding at June 30, 2017 (pro forma)	15	14	14	75
Class B common stock, $0.001 par value; 80,013,800 shares authorized; 29,759,908, 28,044,264, and 28,161,232 shares issued and outstanding at December 31, 2015 and 2016 and June 30, 2017 (actual), respectively, and 28,161,232 shares issued and outstanding at June 30, 2017 (pro forma)	30	28	28	28
Additional paid-in capital	2,434	3,714	4,032	138,566
Accumulated deficit	(18,610)	(71,698)	(63,145)	(65,042)
Accumulated other comprehensive (loss) income	—	(30)	127	127

Total stockholders' (deficit) equity	(16,131)	(67,972)	(58,944)	73,754

Total liabilities, convertible preferred stock, and stockholders' (deficit) equity	$77,781	$100,331	$115,606	$115,606

The accompanying notes are an integral part of these consolidated financial statements.

CarGurus, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,		Six Months Ended June 30,

	2015	2016	2016	2017

			(unaudited)
Revenue	$98,588	$198,141	$84,241	$143,275
Cost of revenue(1)	4,234	9,575	3,819	7,647

Gross profit	94,354	188,566	80,422	135,628
Operating expenses:
Sales and marketing	81,877	154,125	68,313	104,604
Product, technology, and development	8,235	11,453	5,150	8,357
General and administrative	5,801	12,783	5,618	9,092
Depreciation and amortization	969	1,634	633	1,196

Total operating expenses	96,882	179,995	79,714	123,249

(Loss) income from operations	(2,528)	8,571	708	12,379
Other (expense) income, net	(12)	374	153	217

(Loss) income before income taxes	(2,540)	8,945	861	12,596
(Benefit from) provision for income taxes	(904)	2,448	340	4,043

Net (loss) income	$(1,636)	$6,497	$521	$8,553

Reconciliation of net (loss) income to net (loss) income attributable to common stockholders:
Net (loss) income	$(1,636)	$6,497	$521	$8,553
Deemed dividend to preferred stockholders	(15,930)	(32,087)	—	—
Net income attributable to participating securities	—	—	(293)	(5,045)

Net (loss) income attributable to common stockholders — basic	$(17,566)	$(25,590)	$228	$3,508

Net (loss) income	$(1,636)	$6,497	$521	$8,553
Deemed dividend to preferred stockholders	(15,930)	(32,087)	—	—
Net income attributable to participating securities	—	—	(285)	(4,853)

Net (loss) income attributable to common stockholders — diluted	$(17,566)	$(25,590)	$236	$3,700

Net (loss) income per share attributable to common stockholders: (Note 2)
Basic	$(0.41)	$(0.58)	$0.01	$0.08

Diluted	$(0.41)	$(0.58)	$—	$0.08

Weighted-average number of shares of common stock used in computing net (loss) income per share attributable to common stockholders:
Basic	43,141,236	44,138,922	44,651,235	42,122,339
Diluted	43,141,236	44,138,922	48,026,295	46,182,359
Pro forma net (loss) income per share attributable to common stockholders (unaudited): (Note 2)
Basic		$(0.24)		$0.08

Diluted		$(0.24)		$0.08

Pro forma weighted-average number of shares of common stock used in computing pro forma net (loss) income per share attributable to common stockholders (unaudited):
Basic		104,703,600		102,687,017
Diluted		104,703,600		106,747,037

(1)
Includes depreciation and amortization expense for the years ended December 31, 2015 and 2016 and for the six months ended June 30, 2016 and 2017 of $153, $438, $203 and $391, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

CarGurus, Inc.

Consolidated Statements of Comprehensive (Loss) Income

(in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2015	2016	2016	2017
			(unaudited)
Net (loss) income	$(1,636)	$6,497	$521	$8,553
Other comprehensive (loss) income:
Foreign currency translation adjustment	—	(30)	(19)	157

Comprehensive (loss) income	$(1,636)	$6,467	$502	$8,710

The accompanying notes are an integral part of these consolidated financial statements.

CarGurus, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit)

(in thousands, except share data)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Member Units		Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Retained Earnings (Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit)	(Deficit)
Balance at December 31, 2014	—	$—	—	$—	—	$—	—	$—	—	$—	14,764,149	$5,864	—	$—	—	$—	$175	$—	$1,839	$7,878
Issuance of member units upon exercise of unit options	—	—	—	—	—	—	—	—	—	—	1,017,583	59	—	—	—	—	—	—	—	59
Conversion from LLC to Corporation	3,333,000	1,750	3,329,497	2,600	1,648,978	1,400	—	—	—	—	(15,781,732)	(5,923)	14,940,514	15	29,881,028	30	1,185	—	(1,057)	(5,750)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,636)	(1,636)
Issuance of Series D convertible preferred stock, net of issuance costs of $130	—	—	—	—	—	—	1,673,105	67,872	—	—	—	—	—	—	—	—	—	—	—	—
Repurchase of stock	(283,394)	(149)	(33,443)	(26)	(81,123)	(69)	—	—	—	—	—	—	(64,556)	—	(129,112)	—	—	—	(17,756)	(17,756)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	3,996	—	7,992	—	8	—	—	8
Tax benefit related to exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	26	—	—	26
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,040	—	—	1,040

Balance at December 31, 2015	3,049,606	1,601	3,296,054	2,574	1,567,855	1,331	1,673,105	67,872	—	—	—	—	14,879,954	15	29,759,908	30	2,434	—	(18,610)	(16,131)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,497	6,497
Issuance of Series E convertible preferred stock, net of issuance costs of $280	—	—	—	—	—	—	—	—	1,107,202	59,732	—	—	—	—	—	—	—	—	—	—
Repurchase of stock	(224,903)	(118)	(357,568)	(279)	(17,243)	(15)	—	—	—	—	—	—	(899,046)	(1)	(1,798,092)	(2)	—	—	(59,585)	(59,588)
Issuance of common stock upon exercise of stock options and vesting of restricted stock units	—	—	—	—	—	—	—	—	—	—	—	—	41,224	—	82,448	—	137	—	—	137
Tax benefit related to exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	821	—	—	821
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	322	—	—	322
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(30)	—	(30)

Balance at December 31, 2016	2,824,703	1,483	2,938,486	2,295	1,550,612	1,316	1,673,105	67,872	1,107,202	59,732	—	—	14,022,132	14	28,044,264	28	3,714	(30)	(71,698)	(67,972)
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8,553	8,553
Issuance of common stock upon exercise of stock options (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	58,484	—	116,968	—	168	—	—	168
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	150	—	—	150
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	157	—	157

Balance at June 30, 2017 (unaudited)	2,824,703	1,483	2,938,486	2,295	1,550,612	1,316	1,673,105	67,872	1,107,202	59,732	—	—	14,080,616	14	28,161,232	28	4,032	127	(63,145)	(58,944)
Conversion of convertible preferred stock into Class A common stock (unaudited)	(2,824,703)	(1,483)	(2,938,486)	(2,295)	(1,550,612)	(1,316)	(1,673,105)	(67,872)	(1,107,202)	(59,732)	—	—	60,564,678	61	—	—	132,637	—	—	132,698
Stock-based compensation expense to be recognized upon closing of the proposed IPO (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,897	—	(1,897)	—

Pro forma balance at June 30, 2017 (unaudited)	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	74,645,294	$75	28,161,232	$28	$138,566	$127	$(65,042)	$73,754

The accompanying notes are an integral part of these consolidated financial statements.

CarGurus, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2015	2016	2016	2017
			(unaudited)
Operating Activities
Net (loss) income	$(1,636)	$6,497	$521	$8,553
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,122	2,072	836	1,587
Unrealized currency loss on foreign denominated transactions	—	—	4	128
Deferred taxes	(649)	782	82	410
Provision for doubtful accounts	284	508	231	380
Stock-based compensation expense	1,040	322	148	150
Excess tax benefit related to exercise of stock options	(26)	(821)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(716)	(1,432)	134	(2,720)
Prepaid expenses, prepaid income taxes, and other current assets	(820)	(2,226)	(535)	(890)
Accounts payable	6,104	5,811	2,542	1,200
Accrued expenses	2,469	4,118	489	(2,855)
Deferred revenue	1,089	1,856	1,273	1,251
Deferred rent	4,654	1,927	178	668
Accrued income taxes	—	—	311	2,071
Other non-current liabilities	—	590	368	157

Net cash provided by operating activities	12,915	20,004	6,582	10,090

Investing Activities
Purchases of property and equipment	(6,353)	(5,846)	(1,682)	(1,976)
Capitalization of website development costs	(1,262)	(1,372)	(473)	(947)
Investments in certificates of deposit	—	(59,774)	(33,000)	(30,000)
Maturities of certificates of deposit	—	15,000	—	26,774

Net cash used in investing activities	(7,615)	(51,992)	(35,155)	(6,149)

Financing Activities
Proceeds from issuance of preferred stock, net of issuance costs	67,872	59,732	—	—
Proceeds from exercise of unit options and stock options	67	137	74	168
Excess tax benefit related to exercise of stock options	26	821	—	—
Payment of deferred initial public offering costs	—	—	—	(305)
Cash paid for repurchase of preferred stock, common stock, and vested options	(18,000)	(60,000)	—	—

Net cash provided by financing activities	49,965	690	74	(137)

Impact of foreign currency on cash, cash equivalents, and restricted cash	—	(45)	(32)	29
Net increase (decrease) in cash, cash equivalents, and restricted cash	55,265	(31,343)	(28,531)	3,833
Cash, cash equivalents, and restricted cash at beginning of period	7,598	62,863	62,863	31,520

Cash, cash equivalents, and restricted cash at end of period	$62,863	$31,520	$34,332	$35,353

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$316	$2,045	$6	$647

Cash paid for interest	$17	$26	$13	$12

Supplemental disclosure of non-cash investing and financing activities:
Unpaid purchases of property and equipment	$—	$476	$1,432	$2,271

Unpaid deferred initial public offering costs	—	—	—	$1,549

The accompanying notes are an integral part of these consolidated financial statements.

CarGurus, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2015 and 2016 and the six months ended June 30,
2016 and 2017

(in thousands, except share and per share data, unless otherwise noted)

1. Organization and Business Description

          CarGurus, Inc., or the Company, is a global, online automotive marketplace connecting buyers and sellers of new and used cars. Using proprietary technology, search algorithms, and innovative data analytics, the Company provides information and analysis that create a differentiated automotive search experience for consumers. The Company's marketplace empowers users worldwide with unbiased third-party validation on pricing, dealer reputation, and other useful information that aids them in finding "Great Deals from Great Dealers."

          The Company is headquartered in Cambridge, Massachusetts and was incorporated in the state of Delaware on June 26, 2015. The Company operates principally in the United States and has also launched marketplaces in Canada, the United Kingdom, and Germany. The Company has wholly owned subsidiaries in the United States, Ireland, and the United Kingdom.

          Prior to June 26, 2015, the Company operated as CarGurus LLC and was organized on November 10, 2005 as a limited liability company under the laws of the Commonwealth of Massachusetts. Prior to the conversion into a Delaware corporation, the liability of the members was limited to their respective capital contributions. No member of the Company was personally liable for any obligations of the Company and the Company would dissolve only by (a) the unanimous election of the members to dissolve the Company, or (b) the occurrence of a distribution event, as defined in the Company's second amended and restated operating agreement. In connection with the conversion into a Delaware corporation, the Class A unitholders received an equal number of shares of Class B common stock, the Class B unitholders received an equal number of shares of Series A convertible preferred stock, or Series A Preferred Stock, the Class C unitholders received an equal number of shares of Series B convertible preferred stock, or Series B Preferred Stock, and the Class D unitholders received an equal number of shares of Series C convertible preferred stock, or Series C Preferred Stock. In connection with this conversion, the Company also reclassified members' retained earnings of $1,057, accumulated under CarGurus LLC, to additional paid-in capital of CarGurus, Inc.

          The Company is subject to a number of risks and uncertainties common to companies in similar industries and stages of development including, but not limited to, rapid technological changes, competition from substitute products and services from larger companies, customer concentration, management of international activities, protection of proprietary rights, patent litigation, and dependence on key individuals.

2. Summary of Significant Accounting Policies

          The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the consolidated financial statements. The Company believes that a significant accounting policy is one that is both important to the portrayal of the Company's financial condition and results, and requires management's most difficult, subjective, or complex judgments, often as the result of the need to make estimates about the effect of matters that are inherently uncertain.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Basis of Presentation

          The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. generally accepted accounting principles as found in the Accounting Standards Codification, or ASC, and Accounting Standards Update, or ASU, of the Financial Accounting Standards Board, or FASB.

Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Pro Forma Presentation

          The unaudited pro forma consolidated balance sheet as of June 30, 2017 and the unaudited pro forma consolidated statement of convertible preferred stock and stockholders' equity for the six months ended June 30, 2017 reflect the automatic conversion of all outstanding shares of convertible preferred stock, based on the shares of convertible preferred stock outstanding at June 30, 2017, into 20,188,226 shares of Class A common stock and 40,376,452 shares of Class B common stock, and the subsequent conversion of such shares of Class B common stock into 40,376,452 shares of Class A common stock, which conversions will occur upon the closing of a Qualified IPO of the Company's common stock, as defined in Note 5.

          Additionally, as discussed further below, certain stock-based awards, specifically restricted stock units, or RSUs, granted by the Company are subject to both a service-based vesting condition and a performance-based vesting condition achieved upon a liquidity event, defined as either a change in control or an initial public offering, or IPO. As no shares of common stock will be issued in settlement of the RSUs until six months after the completion of an IPO, these shares have not been included in the pro forma balance sheet disclosures of shares outstanding. Although the performance-based vesting condition will be satisfied upon the completion of an IPO, under the terms of the awards, the settlement of such RSUs and the issuance of common stock with respect to such RSUs, will occur six months after the completion of an IPO. Although the RSUs will be settled six months following an IPO, as the vesting condition occurs on the date of the IPO, this does not affect the expense attribution period for the RSUs for which the service condition has been met as of the date of an IPO. Accordingly, the unaudited pro forma consolidated balance sheet as of June 30, 2017 and the unaudited pro forma consolidated statement of convertible preferred stock and stockholder's equity for the six months ended June 30, 2017 gives effect to stock-based compensation expense of $1,897 associated with these RSUs which would be recorded upon the completion of an IPO, for which the service condition was met as of June 30, 2017. As this is a one-time, non-recurring, stock-based compensation charge on the date of the IPO, this expense has not been included in the disclosure of unaudited pro forma basic and diluted net (loss) income per share.

          Unaudited pro forma basic and diluted net (loss) income per share have been computed using the weighted-average number of shares of common stock outstanding after giving pro forma

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

effect to the conversion of all shares of convertible preferred stock into shares of Class A common stock, as if such conversions had occurred as of the date of original issuance.

Unaudited Interim Financial Information

          The accompanying interim consolidated balance sheet as of June 30, 2017; the consolidated statements of operations, comprehensive income, and cash flows for the six months ended June 30, 2016 and 2017; and the consolidated statement of convertible preferred stock and stockholders' deficit for the six months ended June 30, 2017 are unaudited. The unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments consisting of normal recurring adjustments and accruals necessary for the fair presentation of the Company's financial position at June 30, 2017 and its results of operations, comprehensive income, and its cash flows for the six months ended June 30, 2016 and 2017. The results for the six months ended June 30, 2017 are not necessarily indicative of the results expected for the year ending December 31, 2017, or any future period.

Use of Estimates

          The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.

          Significant estimates relied upon in preparing these consolidated financial statements include revenue recognition and revenue reserves, contingent liabilities, allowances for doubtful accounts, expected future cash flows used to evaluate the recoverability of long-lived assets, the expensing and capitalization of product, technology, and development costs for website development and internal-use software, the determination of the fair value of stock awards issued, stock-based compensation expense, and the recoverability of the Company's net deferred tax assets and related valuation allowance.

          Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management's estimates if these results differ from historical experience, or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made.

Subsequent Events Considerations

          The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required. See Note 11.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

          The Company derives its revenue from two primary sources: marketplace subscription revenue, which consists of listing and display advertising subscriptions from dealers, and advertising and other revenue, which consists primarily of display advertising revenue from auto manufacturers and other auto-related brand advertisers.

          The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is reasonably assured; and (4) the amount of fees to be paid by the customer is fixed or determinable.

          The Company offers two types of marketplace listing products to dealers, Enhanced or Featured Listing, which require a paid subscription under subscription contracts with initial terms ranging from one month to one year. Contracts for customers generally auto-renew on a monthly basis and are cancellable by dealers with 30-days' notice after the initial term. In addition, the arrangement allows the dealers to access a dashboard to track sales leads and manage its account. Customers do not have the right to take possession of the Company's software. The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. The Company recognizes revenue on a monthly basis as revenue is earned. These contracts generally provide the customer with an unlimited amount of automobile inventory they can advertise.

          In addition to listing dealers' inventory on its marketplace, the Company periodically enters into multiple-element service arrangements that provide dealers with Enhanced or Featured Listing products, as well as other advertising and customer acquisition products including display advertising, which appears on its marketplace and on other sites on the Internet and requires a paid subscription under contracts with initial terms ranging from one month to one year. Contracts for customers generally auto-renew on a monthly basis and are cancellable by dealers with 30-days' notice after the initial term.

          The Company assesses arrangements with multiple deliverables under ASU No. 2009-13, Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements — a Consensus of the FASB Emerging Issues Task Force. Pursuant to ASU 2009-13, in order to treat deliverables in a multiple-element arrangement as separate units of accounting, the deliverables must have stand-alone value upon delivery. If the deliverables have stand-alone value upon delivery, the Company accounts for each deliverable separately. The Company has concluded that each element in the arrangement has stand-alone value as the individual services can be sold separately. In addition, there is no right of refund once a service has been delivered. Therefore, the Company has concluded each element of the arrangement is a separate unit of accounting. While these arrangements are considered multiple element-arrangements, the recognition of the units of accounting follow a consistent ratable recognition given the pattern over which services are provided.

          Advertising and other revenue consists primarily of non-dealer display advertising revenue from auto manufacturers and other auto-related brand advertisers sold on a cost per thousand impression, or CPM, basis. Impressions are the number of times an advertisement is loaded on a web page. Pricing is primarily based on advertisement size and position on the Company's mobile

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

applications and websites, and fees are generally billed monthly. The Company recognizes such revenue as impressions are delivered.

          The Company does not provide minimum impression guarantees or other types of minimum guarantees in its contracts with customers.

          The Company sells advertising directly to auto manufacturers and other auto-related brand advertisers, as well as indirectly through revenue sharing arrangements with advertising exchange partners. Company-sold advertising is not subject to revenue sharing arrangements. Company-sold advertising revenue is recognized based on the gross amount charged to the advertiser. Partner-sold advertising revenue is recognized based on the net amount of revenue received from the content partners.

          Revenue from advertising sold directly by the Company to auto manufacturers and other auto-related brand advertisers is recorded on a gross basis predominately because the Company is the primary obligor responsible for fulfilling advertisement delivery, including the acceptability of the services delivered. The Company enters into contractual arrangements directly with advertisers, and is directly responsible for the fulfillment of the contractual terms and any remedy for issues with such fulfillment. The Company also has latitude in establishing the selling price with the advertiser, as the Company sells advertisements at a rate determined at its sole discretion.

          Advertising revenue subject to revenue sharing agreements between the Company and advertising exchange partners is recognized based on the net amount of revenue received from the partner predominately because the advertising partner, and not the Company, is the primary obligor responsible for fulfillment, including the acceptability of the services delivered. In partner-sold advertising arrangements, the advertising partner has a direct contractual relationship with the advertiser. There is no contractual relationship between the Company and the advertiser for partner-sold transactions. When an advertising exchange partner sells advertisements, the partner is responsible for fulfilling the advertisements, and accordingly, the Company has determined the advertising partner is the primary obligor. Additionally, the Company does not have any latitude in establishing the price with the advertiser for partner-sold advertising.

          Revenue is presented net of any taxes collected from customers.

          The Company establishes sales allowances at the time of revenue recognition based on its history of adjustments and credits provided to its customers. Sales allowances relate primarily to credits issued for service interruption. In assessing the adequacy of the sales allowance, the Company evaluates its history of adjustments and credits made through the date of the issuance of the financial statements. Estimated sales adjustments and credits and ultimate losses may vary from actual results which could be material to the financial statements; however, to date, actual sales allowances have been materially consistent with the Company's estimates. Sales allowances are recorded as a reduction to revenue in the consolidated statements of operations.

Deferred Revenue

          Deferred revenue primarily consists of payments received in advance of revenue recognition from the Company's marketplace revenue and is recognized as the revenue recognition criteria are met. The Company generally invoices its customers monthly. Accordingly, the deferred revenue balances do not represent the total contract value of annual or multiyear subscription agreements.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Deferred revenue that is expected to be recognized during the succeeding 12-month period and is recorded as current deferred revenue and the remaining portion is recorded as noncurrent in the consolidated balance sheets. All deferred revenue was recorded as current for all periods presented.

Cost of Revenue

          Cost of revenue primarily consists of costs related to supporting and hosting the Company's product offerings. These costs include salaries, benefits, incentive compensation and stock-based compensation expense related to the customer support team, and third-party service provider costs such as data center and networking expenses, allocated overhead, depreciation and amortization expense associated with the Company's property and equipment, and amortization of capitalized website development costs.

Concentration of Credit Risk and Significant Customers

          The Company has no significant off-balance sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, investments, and trade accounts receivable. The Company maintains its cash, cash equivalents, and investments principally with accredited financial institutions of high credit standing. Although the Company deposits its cash and investments with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

          Credit risk with respect to accounts receivable is dispersed due to the large number of customers. The Company routinely assesses the creditworthiness of its customers. The Company generally has not experienced any material losses related to receivables from individual customers, or groups of customers. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company's accounts receivable.

          For the year ended December 31, 2015, one customer accounted for 14% of total revenue. For the year ended December 31, 2016, and the six months ended June 30, 2017, no individual customer accounted for more than 10% of total revenue.

          As of December 31, 2015, one customer accounted for 51% of net accounts receivable. As of December 31, 2016, two customers accounted for 24% and 15% of net accounts receivable, respectively. As of June 30, 2017, three customers accounted for 17%, 14%, and 11% of net accounts receivable, respectively. No other individual customer accounted for more than 10% of net accounts receivable at December 31, 2015 or 2016, or June 30, 2017.

Cash, Cash Equivalents, and Investments

          The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Investments not classified as cash equivalents with maturities less than one year from the balance sheet date are classified as short-term investments, while investments with maturities in excess of one year from the balance sheet date are classified as long-term investments. Management determines the appropriate

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

classification of investments at the time of purchase, and re-evaluates such determination at each balance sheet date.

          Cash and cash equivalents primarily consist of cash on deposit with banks, and amounts held in interest-bearing money market accounts. The Company did not have any cash equivalents at December 31, 2015. Cash equivalents are carried at cost, which approximates their fair market value.

          The Company's investment policy, which was approved by the Company's board of directors, or the Board, permits investments in fixed income securities denominated and payable in U.S. dollars, including U.S. government and agency securities, non-U.S. government securities, money market instruments, commercial paper, certificates of deposit, corporate bonds, and asset-backed securities.

          As of December 31, 2016 and June 30, 2017, investments consisted of U.S. certificates of deposits, or CDs, with maturities ranging from three to twelve months. The Company did not have any investments at December 31, 2015. The Company classifies CDs with readily determinable market values as held-to-maturity, because it is the Company's intention to hold such investments until they mature. As such, investments were recorded at amortized cost at December 31, 2016 and June 30, 2017. The Company adjusts the cost of investments for amortization of premiums and accretion of discounts to maturity. The Company includes such amortization and accretion in interest income (expense).

          Realized gains and losses from sales of the Company's investments are included in other (expense) income, net. There were no realized gains or losses on investments for the year ended December 31, 2016 or the six months ended June 30, 2017.

          The Company reviews investments for other-than-temporary impairment whenever the fair value of an investment is less than the amortized cost and evidence indicates that an investment's carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the investment, or if it is more likely than not that the Company will be required to sell the investment before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company's investment policy, the severity and duration of the impairment, and changes in value subsequent to the end of the period. As of December 31, 2016 and June 30, 2017, the Company determined that no other-than-temporary impairments were required to be recognized in the consolidated statements of operations.

Restricted Cash

          At December 31, 2015 and 2016, and June 30, 2017, restricted cash was $1,500, $2,044, and $2,044, respectively, and was held at a financial institution in an interest-bearing cash account as collateral for two letters of credit related to the contractual provisions of the Company's building lease security deposits. As of December 31, 2015, of the $1,500 of restricted cash, $500 was classified under current assets as this amount was released in 2016 based on the terms of the lease agreement. As of December 31, 2016 and June 30, 2017, the restricted cash is classified as a long-term asset.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Accounts Receivable and Allowance for Doubtful Accounts

          Accounts receivable are recorded based on the amount due from the customer and do not bear interest. The Company offsets gross trade accounts receivable with an allowance for doubtful accounts. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable and is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss associated with specific accounts. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers. Provisions for allowances for doubtful accounts are recorded in general and administrative expense.

          The Company considers current economic trends when evaluating the adequacy of the allowance for doubtful accounts. If circumstances relating to specific customers change, or unanticipated changes occur in the general business environment, the Company's estimates of the recoverability of receivables could be further adjusted.

          Below is a summary of the changes in the Company's allowance for doubtful accounts for the years ended December 31, 2015 and 2016, and the six months ended June 30, 2017:

	Balance at Beginning of Period	Provision	Write-offs, net of recoveries	Balance at End of Period

Year ended December 31, 2015	$30	$284	$(239)	$75
Year ended December 31, 2016	75	508	(419)	164
Six months ended June 30, 2017	164	380	(361)	183

Property and Equipment

          Property and equipment are stated at cost less accumulated depreciation and amortization using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. The estimated useful lives of the Company's property and equipment are as follows:

Estimated Useful Life (In Years)

Computer equipment	3
Software	3
Website development costs	3
Furniture and fixtures	5
Leasehold improvements	Lesser of asset life or lease term

          Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable. In these instances, the Company recognizes an

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset.

Foreign Currency Translation

          The reporting currency of the Company is the U.S. dollar. The functional currency of the Company's foreign subsidiaries is the local currency of each subsidiary. All assets and liabilities in the balance sheets of entities whose functional currency is a currency other than the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: (1) asset and liability accounts at period-end rates; (2) income statement accounts at weighted-average exchange rates for the period; and (3) stockholders' equity accounts at historical exchange rates. The resulting translation adjustments are excluded from income (loss) and reflected as a separate component of stockholders' equity (deficit). Foreign currency transaction gains and losses are included in net income (loss) for the period. The Company may periodically have certain intercompany foreign currency transactions that are deemed to be of a long-term investment nature; exchange adjustments related to those transactions are made directly to a separate component of stockholders' equity (deficit).

Capitalized Website and Software Development Costs

          The Company capitalizes certain costs associated with the development of its websites and internal-use software products after the preliminary project stage is complete, and until the software is ready for its intended use. Research and development costs incurred during the preliminary project stage or costs incurred for data conversion activities, training, maintenance, and general and administrative or overhead costs are expensed as incurred. Capitalization begins when the preliminary project stage is complete; management, with the relevant authority, authorizes and commits to the funding of the software project; it is probable the project will be completed; the software will be used to perform the functions intended; and certain functional and quality standards have been met. Qualified costs incurred during the operating stage of the Company's software applications relating to upgrades and enhancements are capitalized to the extent it is probable that they will result in added functionality, while costs that cannot be separated between maintenance of, and minor upgrades and enhancements to, internal-use software are expensed as incurred.

          Capitalized website development costs and software development costs are amortized on a straight-line basis over their estimated useful life of three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

          During the years ended December 31, 2015 and 2016, the Company capitalized $1,262 and $1,372 of website development costs, respectively. The Company recorded amortization expense associated with its capitalized website development costs of $153 and $343 for the years ended December 31, 2015 and 2016, respectively.

          During the six months ended June 30, 2016 and 2017, the Company capitalized $473 and $947, respectively, of website development costs. The Company recorded amortization expense associated with its capitalized website development costs of $171 and $291 for the six months ended June 30, 2016 and 2017, respectively.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

          The Company evaluates the recoverability of long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. During this review, the Company re-evaluates the significant assumptions used in determining the original cost and estimated lives of long-lived assets. Although the assumptions may vary from asset to asset, they generally include operating results, changes in the use of the asset, cash flows, and other indicators of value. Management then determines whether the remaining useful life continues to be appropriate, or whether there has been an impairment of long-lived assets based primarily upon whether expected future undiscounted cash flows are sufficient to support the assets' recovery. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

          For the years ended December 31, 2015 and 2016 and the six months ended June 30, 2017, the Company did not identify any impairment of its long-lived assets.

Income Taxes

          The Company accounts for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. In addition, this method requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

          The Company accounts for uncertain tax positions recognized in the consolidated financial statements by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company has no recorded liabilities for uncertain tax positions as of December 31, 2015 or 2016, or June 30, 2017.

Disclosure of Fair Value of Financial Instruments

          The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, investments, accounts receivable, accounts payable, and accrued expenses, approximated their fair values at December 31, 2015 and 2016, and at June 30, 2017 due to the short-term nature of these instruments.

          The Company has evaluated the estimated fair value of financial instruments using available market information. The use of different market assumptions, estimation methodologies, or both, could have a significant effect on the estimated fair value amounts. See below for further discussion.

Fair Value Measurements

          ASC 820, Fair Value Measurements and Disclosures, establishes a three-level valuation hierarchy for instruments measured at fair value that distinguishes between assumptions based on

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

market data (observable inputs) and the Company's own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

          ASC 820 identifies fair value as the exchange price, or exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

  Level 1 — Quoted unadjusted prices for identical instruments in active markets.

  Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all observable inputs and significant value drivers are observable in active markets.

  Level 3 — Model-derived valuations in which one or more significant inputs or significant value drivers are unobservable, including assumptions developed by the Company.

          The valuation techniques that may be used to measure fair value are as follows:

  Market Approach — Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

  Income Approach — Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option pricing models, and excess earnings method.

  Cost Approach — Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

          As of December 31, 2015, the Company did not have any assets or liabilities measured at fair value on a recurring basis using observable inputs (Level 1), significant other observable inputs (Level 2), or on a recurring basis using significant unobservable inputs (Level 3). The following table presents, for each of the fair value levels, the Company's assets that are measured at fair value on a recurring basis at December 31, 2016 and at June 30, 2017:

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

	December 31, 2016

	Quoted Prices in Active Markets for Identical Assets (Level 1 Inputs)	Significant Other Observable Inputs (Level 2 Inputs)	Significant Unobservable Inputs (Level 3 Inputs)	Total

Assets:
Investments:
Certificates of deposit	$—	$44,774	$—	$44,774

Total	$—	$44,774	$—	$44,774

	June 30, 2017 (unaudited)

	Quoted Prices in Active Markets for Identical Assets (Level 1 Inputs)	Significant Other Observable Inputs (Level 2 Inputs)	Significant Unobservable Inputs (Level 3 Inputs)	Total

Assets:
Cash equivalents:
Money market funds	$20,591	$—	$—	$20,591
Investments:
Certificates of deposit	—	48,000	—	48,000

Total	$20,591	$48,000	$—	$68,591

          The Company measures eligible assets and liabilities at fair value with changes in value recognized in earnings. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting. The Company did not elect to remeasure any of its existing financial assets or liabilities, and did not elect the fair value option for any financial assets and liabilities transacted in the years ended December 31, 2015 or 2016 or the six months ended June 30, 2017.

Stock-Based Compensation

          For stock-based awards issued under the Company's stock-based compensation plans, which are more fully described in Note 6, the fair value of each award is estimated on the date of grant, and, up through the year ended December 31, 2016, an estimated forfeiture rate was used when calculating stock-based compensation expense for the period. For service-based awards, the Company recognizes compensation expense on a straight-line basis over the requisite service period of the award.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

          Certain awards granted by the Company historically are subject to service-based vesting conditions and a performance-based vesting condition achieved upon a liquidity event, defined as either a change of control or an IPO. As a result, no compensation cost related to stock-based awards with these performance conditions has been recognized through December 31, 2016 or June 30, 2017, as the Company has determined that a liquidity event was not probable at December 31, 2015 or 2016 or June 30, 2017. The Company will record the expense for these awards using the accelerated attribution method over the remaining service period when management determines that achievement of the liquidity event is probable.

          Given the absence of an active market for the Company's common stock, the Board, the members of which the Company believes have extensive business, finance, and venture capital experience, was required to estimate the fair value of the Company's common stock at the time of each grant of a stock-based award. The Company and the Board utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants' Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. Each valuation methodology includes estimates and assumptions that require the Company's judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of the Company's common stock at each grant date, including the following factors: (1) prices paid for the Company's convertible preferred stock, which the Company had sold to outside investors in arm's-length transactions, and the rights, preferences, and privileges of the Company's convertible preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) the Company's stage of development and revenue growth; (4) the fact that the grants of stock-based awards involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the common stock underlying the stock-based awards, such as an IPO or sale of the Company, given prevailing market conditions.

          The Company believes this methodology to be reasonable based upon the Company's internal peer company analyses, and further supported by several arm's-length transactions involving the Company's convertible preferred stock. As the Company's common stock is not actively traded, the determination of fair value involves assumptions, judgments, and estimates. If different assumptions were made, stock-based compensation expense, consolidated net income (loss), and consolidated net income (loss) per share could have been significantly different.

          For RSUs issued under the Company's stock-based compensation plans, the fair value of each grant is calculated based on the estimated fair value of the Company's common stock on the date of grant. The Company estimates the fair value of most stock option awards on the date of grant using the Black-Scholes option-pricing model. Certain stock option awards that have an exercise price that is materially above the current estimated fair market value of the Company's stock are considered to be "deeply out of the money," and are valued at the date of grant using a binomial lattice option-pricing model.

          The fair value of each option grant issued under the Company's stock-based compensation plans that is not considered "deeply out of the money," was estimated using the Black-Scholes option-pricing model. As there is no public market for its common stock, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of granted

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. The expected life of options has been determined utilizing the "simplified method." The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. In addition, the Company applied an estimated forfeiture rate of 5% in determining the expense recorded in the accompanying consolidated statements of operations for the years ended December 31, 2015 and 2016.

          In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The guidance identifies areas for simplification involving several aspects of accounting for share-based payments, including income tax consequences, classification of awards as either equity or liabilities, an option to make a policy election to recognize gross stock-based compensation expense with actual forfeitures recognized as they occur, as well as certain classification changes on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 and elected to account for forfeitures when they occur, on a modified retrospective basis. The cumulative effect adjustment related to the Company's accounting policy change for forfeitures was not material. In accordance with the adoption of this guidance, the tax effect of differences between tax deductions related to stock compensation and the corresponding financial statement expense compensation will no longer be recorded to additional paid-in capital in the balance sheet. Instead, such amounts will be recorded to tax expense. During the six months ended June 30 2017, the Company recorded a tax benefit of $373 related to differences (shortfalls) in stock-based compensation deductions realized in the first quarter and the corresponding amount of expense recognized for financial statement purposes. The Company also elected to prospectively apply the change in presentation of excess tax benefits, wherein excess tax benefits recognized on stock-based compensation expense is now classified as an operating activity in the consolidated statements of cash flows. The Company did not adjust the classifications of excess tax benefits in its consolidated statements of cash flows for the six months ended June 30, 2016 or for the years ended December 31, 2015 or 2016. The adoption did not have any other material impact on the Company's consolidated financial statements.

          The weighted-average fair value of options granted during the years ended December 31, 2015 and 2016 was $0.46 and $0.90, respectively. No options were granted during the six months ended June 30, 2017. The weighted-average assumptions utilized to determine the fair value of options granted are presented in the following table:

	Year Ended December 31,

	2015	2016

Expected dividend yield	—	—
Expected volatility	64%	49%
Risk-free interest rate	1.73%	1.57%
Expected term (in years)	6.05	6.07

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

          See Note 6 for a summary of the stock option activity for the year ended December 31, 2016 and the six months ended June 30, 2017.

Advertising Costs

          Advertising costs are expensed as incurred. Advertising expense, which is included within sales and marketing expense in the consolidated statements of operations, was approximately $61,865, $112,167, $50,022, and $76,185 for the years ended December 31, 2015 and 2016 and the six months ended June 30, 2016 and 2017, respectively.

Leases

          The Company categorizes leases at their inception as either operating or capital leases. On certain lease arrangements, the Company may receive rent holidays or other incentives. The Company recognizes lease costs on a straight-line basis once control of the space is achieved, without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments or escalating payment amounts. The difference between required lease payments and rent expense has been recorded as deferred rent. Additionally, incentives received are treated as a reduction of costs over the term of the agreement, as they are considered an inseparable part of the lease agreement.

Net Income (Loss) Per Share

          Net income (loss) per share information is determined using the two-class method, which includes the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends (a participating security). The Company considers the convertible preferred stock to be participating securities because they include rights to participate in dividends with the common stock.

          Under the two-class method, basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share attributable to common stockholders is computed using the more dilutive of (1) the two-class method or (2) the if-converted method. The Company allocates net income first to preferred stockholders based on dividend rights under the Company's certificate of incorporation and then to preferred and common stockholders based on ownership interests. Net losses are not allocated to preferred stockholders as they do not have an obligation to share in the Company's net losses.

          The Company has two classes of common stock outstanding for all periods presented: Class A common stock and Class B common stock. As more fully described in Note 5, the rights of the holders of Class A and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. Each share of Class B common stock may be converted into one share of Class A common stock at any time at the option of the stockholder, and will be automatically converted into one share of Class A common stock upon a sale or transfer, subject to certain limited exceptions. Upon either the death or voluntary termination

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

of the Company's Chief Executive Officer, all outstanding shares of Class B common stock shall automatically be converted into one share of Class A common stock.

          The Company allocates undistributed earnings attributable to common stock between the common stock classes on a one-to-one basis when computing net income (loss) per share. As a result, basic and diluted net income (loss) per share of Class A common stock and share of Class B common stock are equivalent.

          Diluted net income (loss) per share gives effect to all potentially dilutive securities. Potential dilutive securities consist of shares of common stock issuable upon the exercise of stock options, shares of common stock issuable upon the vesting of RSUs, and shares of common stock issuable upon the conversion of the outstanding convertible preferred stock. The dilutive effect of these common stock equivalents is reflected in diluted earnings per share by application of the treasury stock method; however, outstanding RSUs, which are contingently issuable upon the achievement of a liquidity event, have been excluded from the dilutive share calculation as it was not probable the vesting criteria for these awards would be met in any of the periods presented.

          For the years ended December 31, 2015 and 2016, the net loss attributable to common stockholders is divided by the weighted-average number of shares of common stock outstanding during the period to calculate diluted earnings per share. The dilutive effect of common stock equivalents has been excluded from the calculation as their effect would have been anti-dilutive due to the net losses incurred for the periods. For the six months ended June 30, 2016 and 2017, the two-class method was used in the computation of diluted net income per share, as the result was more dilutive.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

          The following table presents a reconciliation of the numerator and denominator used in the calculation of basic and diluted net (loss) income per share:

	Year Ended December 31,		Six Months Ended June 30,
	2015	2016	2016	2017
			(unaudited)
Numerator:
Net (loss) income	$(1,636)	$6,497	$521	$8,553
Deemed dividend to preferred stockholders	(15,930)	(32,087)	—	—
Net income attributable to participating securities	—	—	(293)	(5,045)

Net (loss) income attributable to common stockholders — basic	$(17,566)	$(25,590)	$228	$3,508

Net (loss) income	$(1,636)	$6,497	$521	$8,553
Deemed dividend to preferred stockholders	(15,930)	(32,087)	—	—
Net income attributable to participating securities	—	—	(285)	(4,853)

Net (loss) income attributable to common stockholders — diluted	$(17,566)	$(25,590)	$236	$3,700

Denominator:
Weighted-average number of shares of common stock used in computing net (loss) income per share attributable to common stockholders — basic	43,141,236	44,138,922	44,651,235	42,122,339
Dilutive effect of share equivalents resulting from stock options	—	—	3,375,060	4,060,020

Weighted-average number of shares of common stock used in computing net (loss) income per share — diluted	43,141,236	44,138,922	48,026,295	46,182,359
Net (loss) income per share attributable to common stockholders:
Basic	$(0.41)	$(0.58)	$0.01	$0.08

Diluted	$(0.41)	$(0.58)	$—	$0.08

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

          The following potentially dilutive common stock equivalents have been excluded from the calculation of diluted weighted-average shares outstanding for the years ended December 31, 2015 and 2016 and the six months ended June 30, 2016 and 2017, as their effect would have been anti-dilutive for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2015	2016	2016	2017
			(unaudited)
Stock options outstanding	5,626,710	5,698,812	1,172,940	1,224,477
Restricted stock units outstanding	553,986	1,580,094	817,986	2,369,802
Convertible preferred stock	9,586,620	10,094,108	—	—

Unaudited Pro Forma Net Income Per Share

          Unaudited pro forma basic and diluted net income per share have been computed using the weighted-average number of shares of common stock outstanding after giving pro forma effect to the conversion of all shares of convertible preferred stock into common stock, as if such conversions had occurred as of the date of original issuance.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

          A reconciliation of the pro forma net (loss) income per share is as follows:

	Year Ended December 31,	Six Months Ended June 30,
	2016	2017
	(unaudited)
Numerator:
Net (loss) income	$6,497	$8,553
Deemed dividend to preferred stockholders	(32,087)	—

Net (loss) income attributable to common stockholders — basic and diluted	$(25,590)	$8,553

Denominator:
Weighted-average number of shares of common stock used in computing net (loss) income per share attributable to common stockholders — basic	44,138,922	42,122,339
Adjustment for assumed conversion of convertible preferred stock	60,564,678	60,564,678

Weighted-average number of shares of common stock used in computing pro forma net (loss) income per share — basic	104,703,600	102,687,017
Dilutive effect of share equivalents resulting from stock options and restricted stock units	—	4,060,020

Weighted-average number of shares of common stock used in computing net (loss) income per share — diluted	104,703,600	106,747,037
Pro forma net (loss) income per share attributable to common stockholders:
Basic	$(0.24)	$0.08

Diluted	$(0.24)	$0.08

Comprehensive (Loss) Income

          Comprehensive (loss) income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income, which includes certain changes in equity that are excluded from net (loss) income. Specifically, cumulative foreign currency translation adjustments are included in accumulated other comprehensive (loss) income. As of December 31, 2015 and 2016, and June 30, 2017, accumulated other comprehensive (loss) income is presented separately on the consolidated balance sheets and consists entirely of cumulative foreign currency translation adjustments.

Contingent Liabilities

          The Company has certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of such reasonably possible losses.

Deferred IPO Issuance Costs

          Stock issuance costs, which primarily consist of direct incremental legal and accounting fees relating to the IPO, are capitalized. The deferred issuance costs will be offset against IPO proceeds upon the consummation of the Company's proposed offering. In the event the IPO is terminated, or delayed more than 90 days, deferred offering costs will be expensed. As of December 31, 2015 and 2016, there were no deferred IPO issuance costs recorded. As of June 30, 2017, $1.9 million of deferred issuance costs were recorded in other long-term assets in the accompanying consolidated balance sheet.

Emerging Growth Company Status

          The Company is an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." The Company may take advantage of these exemptions until the Company is no longer an "emerging growth company." Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The Company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, its financial statements may not be comparable to companies that comply with public company effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an emerging growth company. The Company would cease to be an emerging growth company if it has more than $1.07 billion in annual revenue, has more than $700.0 million in market value of its stock held by non-affiliates (and it has been a public company for at least 12 months, and has filed one annual report on Form 10-K), or it issues more than $1.0 billion of non-convertible debt securities over a three-year period.

Recent Accounting Pronouncements

          From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

          In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which modifies how all entities recognize revenue, and consolidates into one ASC Topic (ASC Topic 606, Revenue from Contracts with Customers) the current guidance found in ASC Topic 605, and various other revenue accounting standards for specialized

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

transactions and industries. ASU 2014-09 outlines a comprehensive five-step revenue recognition model based on the principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 may be applied using either a full retrospective approach, under which all years included in the financial statements will be presented under the revised guidance, or a modified retrospective approach, under which financial statements will be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings at the effective date for contracts that still require performance by the entity at the date of adoption.

          In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date (ASU 2015-14), which defers the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for public entities for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. The Company has developed an implementation plan to adopt this new guidance. As part of this plan, the Company is currently assessing the impact of the new guidance on its results of operations. Based on the Company's procedures performed to date, nothing has come to its attention that would indicate that the adoption of ASU 2014-09 will have a material impact on its revenue recognition; however, further analysis is required and the Company will continue to evaluate this assessment throughout 2017. While the Company is still evaluating the impact that this guidance will have on its financial statements and related disclosures, the Company's preliminary assessment is that there will be an impact relating to the accounting for costs to acquire a contract. Under ASU 2015-14, the Company will be required to capitalize certain costs, primarily commission expense to sales representatives, on its consolidated balance sheet and amortize such costs over the period of performance for the underlying customer contracts. The Company is still evaluating the impact of capitalizing costs to execute a contract.

          For non-public entities, the guidance is effective for annual periods beginning after December 15, 2018. Non-public entities are permitted to adopt the standard as early as annual reporting periods beginning after December 15, 2016 and interim periods therein. The Company currently expects to apply the modified retrospective method of adoption; however, it has not yet finalized its transition method, but expects to do so upon completion of further analysis.

          In April 2015, the FASB issued ASU No. 2015-05, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Customer's Accounting for Fees Paid in a Cloud Computing Arrangement (ASU 2015-05). ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change GAAP for a customer's accounting for service contracts. The ASU aims to reduce complexity and diversity in practice. The Company adopted this standard prospectively on January 1, 2016 and the adoption did not have a material impact on its consolidated financial statements.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

          In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (ASU 2015-17). The amendment requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. For non-public companies, the ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The Company retrospectively adopted ASU 2015-17 on January 1, 2016 and the adoption did not have a material impact on its consolidated financial statements.

          In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (ASU 2016-02). ASU 2016-02 requires a lessee to recognize most leases on the balance sheet but recognize expenses on the income statement in a manner similar to current practice. The update states that a lessee will recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying assets for the lease term. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement, and presentation of expenses and cash flows arising from a lease. For public entities, the new standard is effective for interim and annual periods beginning on or after January 1, 2019, with early adoption permitted. For non-public entities, the new standard is effective for annual periods beginning after December 15, 2019, with early adoption permitted. The Company is evaluating the impact this new guidance may have on its consolidated financial statements.

          In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (ASU 2016-15). ASU 2016-15 is intended to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows and to eliminate the diversity in practice related to such classifications. For public entities, the guidance in ASU 2016-15 is required for annual reporting periods beginning after December 15, 2017, with early adoption permitted. For non-public entities, the guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. The Company is currently in the process of evaluating the impact and timing of adoption of the ASU 2016-15 on its consolidated financial statements.

          In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18). ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Entities will also be required to reconcile such total to amounts on the balance sheet and disclose the nature of the restrictions. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. For non-public entities, the amendments in ASU 2016-18 are effective for annual periods beginning after December 15, 2018, with early adoption permitted. The Company adopted this standard effective January 1, 2016, and applied the guidance using a retrospective transition method to each period presented.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Balance Sheet Components

          The following is a summary of cash, cash equivalents, and investments as of December 31, 2016 and June 30, 2017. The Company did not have any cash equivalents or investments as of December 31, 2015.

	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses		Estimated Fair Value
December 31, 2016:
Cash and cash equivalents due in 90 days or less	$29,476		$—		$—	$29,476
Investments:
Certificates of deposit due in one year or less	44,774					44,774

Total cash, cash equivalents, and investments	$74,250	$		$		$74,250

	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses		Estimated Fair Value
June 30, 2017 (unaudited):
Cash and cash equivalents due in 90 days or less	$33,309		$—		$—	$33,309
Investments:
Certificates of deposit due in one year or less	48,000					48,000

Total cash, cash equivalents, and investments	$81,309	$		$		$81,309

          Property and equipment consists of the following:

	At December 31,		At June 30,
	2015	2016	2017
			(unaudited)
Computer equipment	$1,138	$2,001	$2,308
Software	—	114	174
Website development costs	1,308	2,680	3,627
Furniture and fixtures	1,898	3,386	4,443
Leasehold improvements	4,452	8,202	10,654
Construction in Progress	—	119	—

	8,796	16,502	21,206
Less accumulated depreciation	(1,649)	(3,722)	(5,309)

Property and equipment, net	$7,147	$12,780	$15,897

          Depreciation and amortization expense, which includes amortization expense associated with capitalized internal-use software and website development costs, was $1,122 and $2,072 for the years ended December 31, 2015 and 2016, respectively, and was $836 and $1,587 for the six months ended June 30, 2016 and 2017, respectively.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Balance Sheet Components (Continued)

          Accrued expenses consists of the following:

	At December 31,		At June 30,
	2015	2016	2017
			(unaudited)
Accrued bonuses	$2,455	$4,662	$2,699
Accrued commissions	901	1,305	1,257
Other accrued expenses	574	2,417	4,544

	$3,930	$8,384	$8,500

4. Commitments and Contingencies

Operating Leases

          The Company leases its facilities under non-cancelable operating leases with various expiration dates through January 2024. Future minimum rental commitments under the Company's operating leases at December 31, 2016 are as follows:

Year Ending December 31,	Operating Lease Commitments
2017	$6,437
2018	6,666
2019	6,766
2020	6,866
2021	6,966
2022 and thereafter	8,439

$42,140

          At December 31, 2015, the Company had deferred rent and rent incentives of $4,654, of which $513 and $4,141, respectively, is classified as a short-term liability and a long-term liability in the accompanying consolidated balance sheets. As of December 31, 2016, the Company had deferred rent and rent incentives of $6,583, of which $910 and $5,673, respectively, is classified as a short-term liability and a long-term liability in the corresponding consolidated balance sheet. As of June 30, 2017, the Company had deferred rent and rent incentives of $7,251, of which $1,125 and $6,126, respectively, is classified as a short-term liability and a long-term liability in the corresponding consolidated balance sheet. Rent expense related to the operating leases for the years ended December 31, 2015 and 2016 was $2,700 and $3,678, respectively. Rent expense related to the operating leases for the six months ended June 30, 2016 and 2017, was $1,495 and $2,915, respectively.

Litigation

          The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

4. Commitments and Contingencies (Continued)

December 31, 2015 and 2016 and during the six months ended June 30, 2017, and, to the best of its knowledge, no material legal proceedings are currently pending or threatened.

Guarantees and Indemnification Obligations

          In the ordinary course of business, the Company enters into agreements with its customers that are consistent with industry practice with respect to licensing, infringement, indemnification, and other standard provisions. The Company does not, in the ordinary course, agree to indemnification obligations for the Company under its contracts with customers. Based on historical experience and information known at December 31, 2016 and June 30, 2017, the Company has not incurred any costs for guarantees or indemnities.

5. Convertible Preferred Stock and Stockholders' Equity

          On June 26, 2015, the Company converted from a Massachusetts limited liability company to a Delaware corporation and changed its legal name to CarGurus, Inc. At the date of the conversion, the Class A unitholders received an equal number of shares of Class B common stock, the Class B unitholders received an equal number of shares of Series A Preferred Stock, the Class C unitholders received an equal number of shares of Series B Preferred Stock, the Class D unitholders received an equal number of shares of Series C Preferred Stock. All outstanding Class A unit options received an equal number of options that are exercisable into Class A common stock and Class B common stock (see Note 6).

          On June 21, 2017, the Company amended and restated its Certificate of Incorporation pursuant to the Third Amended and Restated Certificate of Incorporation. Under the Third Amended and Restated Certificate of Incorporation, the total number of shares of all classes of stock which the Company shall have authority to issue is (i) 120,020,700 shares of Class A common stock, par value $0.001 per share, (ii) 80,013,800 shares of Class B common stock, par value $0.001 per share, and (iii) 11,091,782 shares of Preferred Stock, par value $0.001 per share, of which 3,333,000 shares are designated Series A Preferred Stock, 3,329,497 shares are designated Series B Preferred Stock, 1,648,978 shares are designated Series C Preferred Stock, 1,673,105 shares are designated Series D convertible preferred stock, or Series D Preferred Stock, and 1,107,202 shares are designated Series E convertible preferred stock, or Series E Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock are referred to collectively as the Preferred Stock.

          Upon the effectiveness of the Third Amended and Restated Certificate of Incorporation, (i) each share of Class A common stock issued and outstanding was recapitalized, reclassified, and reconstituted into two fully paid and non-assessable shares of outstanding Class A common stock and four fully paid and non-assessable shares of outstanding Class B common stock, and (ii) each share of Class B common stock of the Corporation issued and outstanding was recapitalized, reclassified, and reconstituted into two (2) fully paid and non-assessable shares of outstanding Class A common stock and four (4) fully paid and non-assessable shares of outstanding Class B common stock.

          Further, upon the effectiveness of the Third Amended and Restated Certificate of Incorporation, the number of shares of common stock as to which each outstanding option to purchase common stock is exercisable for and each outstanding RSU is convertible into was adjusted such that upon

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Convertible Preferred Stock and Stockholders' Equity (Continued)

exercise of outstanding stock options or vesting of outstanding RSUs, each holder will receive two fully paid and non-assessable shares of Class A common stock and four fully paid and non-assessable shares of Class B common stock in respect of each share of common stock previously underlying such option or RSU. The exercise price per share of common stock underlying each outstanding option was adjusted upon the effectiveness of the Third Amended and Restated Certificate of Incorporation to be one-sixth of the exercise price per share in effect immediately prior to such adjustment and the fair market value per share of common stock issuable upon settlement of such RSU was adjusted to be one-sixth of the fair market value per share in effect immediately prior to the recapitalization.

          All share and per share data shown in the accompanying consolidated financial statements and related notes have been retroactively revised to reflect the share recapitalization.

Common Stock

          Each share of Class A common stock entitles the holder to one vote for each share on all matters submitted to a vote of the Company's stockholders at all meetings of stockholders and written actions in lieu of meetings. Each share of Class B common stock entitles the holder to ten votes for each share on all matters submitted to a vote of the Company's stockholders at all meetings of stockholders and written actions in lieu of meetings.

          Holders of common stock are entitled to receive dividends, when and if declared by the Board.

          Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder at any time. Automatic conversion shall occur upon the occurrence of a Transfer, as defined in the Third Amended and Restated Certificate of Incorporation, of such share of Class B common stock. Upon either the death or voluntary termination of the Company's Chief Executive Officer, all shares of Class B common stock shall automatically be converted into one share of Class A common stock.

Preferred Stock

          On July 7, 2015, the Company completed a Series D Preferred Stock financing in the amount of $67,872, net of issuance costs of approximately $128. In connection with this issuance, the Company used a portion of the proceeds received, approximately $18,000, to repurchase and retire certain outstanding shares of Series A, Series B, and Series C Preferred Stock and common stock, as well as certain vested stock options from existing stockholders. The difference between the amount implicitly paid to repurchase the various classes of Preferred Stock and the corresponding carrying value of the underlying shares ($15,930) was treated as a deemed dividend and was recorded against retained earnings. As the shares of common stock were repurchased for constructive retirement, the excess purchase price over the corresponding par value was charged directly to retained earnings.

          On August 23, 2016, the Company completed a Series E Preferred Stock financing in the amount of $59,732, net of issuance costs of approximately $268. In connection with this issuance, the Company used the proceeds received to repurchase and retire certain outstanding shares of Series A, Series B, and Series C Preferred Stock and common stock, as well as certain vested

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Convertible Preferred Stock and Stockholders' Equity (Continued)

stock options and restricted stock units from existing stockholders. The difference between the amount implicitly paid to repurchase the various classes of Preferred Stock and the corresponding carrying value of the underlying shares ($32,087) was treated as a deemed dividend and was recorded against retained earnings. As the shares of common stock were repurchased for constructive retirement, the excess purchase price over the corresponding par value was charged directly to retained earnings.

          The Company's Preferred Stock at December 31, 2015 was as follows:

	Original Issue Price Per Share	Shares Authorized	Outstanding	Liquidation Amount	Carrying Value
Series A Preferred Stock	$0.525053	3,333,000	3,049,606	$1,601	$1,601
Series B Preferred Stock	$0.780899	3,329,497	3,296,054	2,574	2,574
Series C Preferred Stock	$0.849012	1,648,978	1,567,855	1,331	1,331
Series D Preferred Stock	$40.642989	1,673,105	1,673,105	68,000	67,872

		9,984,580	9,586,620	$73,506	$73,378

          The Company's Preferred Stock at December 31, 2016 and June 30, 2017 was as follows:

	Original Issue Price Per Share	Shares Authorized	Outstanding	Liquidation Amount	Carrying Value
Series A Preferred Stock	$0.525053	3,333,000	2,824,703	$1,483	$1,483
Series B Preferred Stock	$0.780899	3,329,497	2,938,486	2,295	2,295
Series C Preferred Stock	$0.849012	1,648,978	1,550,612	1,316	1,316
Series D Preferred Stock	$40.642989	1,673,105	1,673,105	68,000	67,872
Series E Preferred Stock	$54.190650	1,107,202	1,107,202	60,000	59,732

		11,091,782	10,094,108	$133,094	$132,698

          Prior to the effectiveness of the Third Amended and Restated Certificate of Incorporation, the rights, preferences, and privileges of the Preferred Stock as of December 31, 2016 were as follows:

  Dividends

            The holders of the Preferred Stock are entitled to receive dividends, when and as declared by the Board and out of funds legally available, payable in preference and priority to any payment of any dividend on common stock, based upon the number of shares of common stock into which the shares of Preferred Stock held by such holder are convertible at the date of record. No dividends or other distributions will be made with respect to the common stock until all declared dividends on the Preferred Stock have been paid. Through December 31, 2016 and June 30, 2017, no dividends have been declared or paid by the Company.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Convertible Preferred Stock and Stockholders' Equity (Continued)

  Liquidation Preference

            In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series A, Series B, Series C, Series D, and Series E Preferred Stock shall be entitled to receive, on a preferred basis prior and in preference to any distribution to the holders of common stock, an amount of cash per share equal to the greater of (i) the Original Issue Price of the Series A, Series B, Series C, Series D, and Series E Preferred Stock, respectively, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Class B common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

            Thereafter, the remaining assets available for distribution shall be distributed among the holders of common stock, pro rata, based on the number of shares held by each such holder.

            If the funds available upon liquidation are insufficient to satisfy in full the Preferred Stock liquidation amount, the assets of the Company shall be shared ratably among the holders of the Preferred Stock based upon their respective amounts, which would be payable with respect to the shares held by them if amounts were paid in full.

            As the shares of Preferred Stock may become redeemable upon a liquidation event that is outside of the control of the Company, the liquidation value of the Preferred Stock has been classified outside of permanent equity.

  Conversion

            Each share of the Preferred Stock, at the option of the holder, is convertible into a number of fully paid and non-assessable shares of Class B common stock as determined by dividing the respective Original Issue Price of the Series A, Series B, Series C, Series D, and Series E Preferred Stock by the conversion price in effect at the time. The conversion price of Series A, Series B, Series C, Series D, and Series E Preferred Stock is $0.525053 per share, $0.780899, $0.849012 per share, $40.642989 per share, and $54.19065 per share, respectively, and is subject to adjustment in accordance with anti-dilution provisions contained in the Company's Second Amended and Restated Certificate of Incorporation.

            Conversion is automatic immediately upon the closing of a qualified initial public offering resulting in net proceeds to the Company of at least $75.0 million at an offering price of at least $5.00 per share of Class A common stock.

            The Company performs assessments of all terms and features of its Preferred Stock in order to identify any potential embedded features that would require bifurcation or any beneficial conversion features. As part of this analysis, the Company assessed the economic characteristics and risks of its Preferred Stock, including conversion, liquidation, and redemption features, as well as dividend and voting rights. Based on the Company's determination that each series of its Preferred Stock is an "equity host," the Company determined that the features of the Preferred Stock are most closely associated with an equity host, and, although the Preferred Stock includes conversion features, such conversion features do not require bifurcation as a derivative liability.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Convertible Preferred Stock and Stockholders' Equity (Continued)

  Voting

            The holders of the Preferred Stock are entitled to vote, together with the holders of voting common stock, on all matters submitted to stockholders for a vote. Each holder of Preferred Stock is entitled to ten votes for each whole share of Class B common stock into which the shares of Preferred Stock held by such holder are convertible at the date of record.

          Upon the effectiveness of the Third Amended and Restated Certificate of Incorporation, the rights and preferences of the Preferred Stock were amended as follows:

  Conversion

            Each share of the Preferred Stock, at the option of the holder, is convertible into a number of fully paid and non-assessable shares of common stock as determined by dividing the respective Original Issue Price of the Series A, Series B, Series C, Series D, and Series E Preferred Stock by the conversion price in effect at the time, one third of which number of shares of common stock shall be shares of Class A common stock and two thirds of which number of shares of common stock shall be shares of Class B common stock. The conversion price of Series A, Series B, Series C, Series D, and Series E Preferred Stock was amended to be $0.0875088 per share, $0.1301498 per share, $0.1415020 per share, $6.7738315 per share, and $9.0317750 per share, respectively, and is subject to adjustment in accordance with anti-dilution provisions contained in the Company's Third Amended and Restated Certificate of Incorporation. Further, upon a Qualified IPO, as defined in the Company's Third Amended and Restated Certificate of Incorporation, each outstanding share of Preferred Stock will automatically convert into two shares of Class A common stock and four shares of Class B common stock, and all shares of Class B common stock issued thereupon or previously issued upon any conversion of Preferred Stock will further automatically convert, on a share for share basis, into Class A common stock.

            At December 31, 2016 and June 30, 2017, 20,188,226 shares of Class A common stock and 40,376,452 shares of Class B common stock, respectively, were reserved for conversion of the outstanding Preferred Stock.

  Voting

            The holders of the Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of Preferred Stock is entitled to one vote for each whole share of Class A common stock into which the shares of Preferred Stock held by such holder are convertible at the date of record and ten votes for each whole share of Class B common stock into which the shares of Preferred Stock held by such holder are convertible at the date of record.

  Qualified IPO

            The term Qualified IPO was amended in the Company's Third Amended and Restated Certificate of Incorporation to mean a public offering resulting in net proceeds to the Company and selling stockholders of at least $75.0 million in the aggregate, at an offering price of at least $0.83 per share of Class A common stock.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Stock-based Compensation

Equity Incentive Plans

          At December 31, 2016, the Company had one stock-based compensation plan, which merged the Company's two prior stock-based compensation plans: the 2006 Equity Incentive Plan, or the 2006 Plan, and the Amended and Restated 2015 Equity Incentive Plan, or the 2015 Plan.

          The 2006 Plan provided for the issuance of non-qualified stock options and restricted stock units to the Company's employees, officers, directors, consultants, and advisors, up to an aggregate of 3,444,668 shares of the Company's Class B common stock. In conjunction with the effectiveness of the 2015 Plan, the Board voted that no further stock options or other equity-based awards may be granted under the 2006 Plan.

          In 2015, the Board adopted the 2015 Plan, which became effective on June 26, 2015. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, but not all awards are required to be incentive options. The 2015 Plan was amended and restated effective August 6, 2015 to permit the granting of RSUs under the 2015 Plan, remove Class B common stock from the pool of shares available for issuance under the 2015 Plan and make certain other desired changes. The 2015 Plan was further amended and restated at October 15, 2015 to add a ten-year term and to make certain other desired changes.

          The 2015 Plan provides for the granting of incentive stock options, or ISOs, non-qualified stock options, restricted stock, and RSUs to employees and non-employees to purchase up to 603,436 shares of common stock. The exercise price of the ISOs cannot be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of employees holding 10% or more of the voting stock of the Company. Options generally vest over a four-year period, and expire ten years from the original date of grant.

          The 2015 Plan was further amended and restated effective August 22, 2016 to merge the 2006 Plan into the 2015 Plan, to increase the number of shares of Class A common stock that may be issued under the 2015 Plan, and to lengthen the term of the 2015 Plan to expire on the tenth anniversary of the 2015 Plan. Pursuant to the further amendment and restatement of the 2015 Plan, prior to giving effect to the recapitalization that occurred on June 21, 2017, there were (i) 618,691 shares of Class A common stock, plus (ii) 802,562 shares of Class B common stock authorized under the 2015 Plan, as amended and restated; provided, however, that (1) the number of shares of Class A common stock may be increased, on a share for share basis, by the number of shares of Class B common stock that are (a) subject to outstanding options granted under the 2006 Plan that expire, terminate, or are cancelled for any reason without having been exercised, (b) surrendered in payment of the exercise price of outstanding options granted under the 2006 Plan or (c) withheld in satisfaction of tax withholding upon exercise of outstanding options granted under the 2006 Plan, and the number of shares of Class B common stock reserved under the amended and restated 2015 Plan will be decreased, on a corresponding share for share basis, (2) no new awards of Class B common stock will be granted under the amended and restated 2015 Plan, and (3) except with respect to outstanding options granted under the 2006 Plan that are exercised on or after the date hereof, no Class B common stock will be issued under the 2015 Plan.

          At December 31, 2016 and June 30, 2017, 1,158,048 shares and 657,912 shares, respectively, were available for issuance under the 2015 Plan.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Stock-based Compensation (Continued)

          In connection with the recapitalization that occurred on June 21, 2017, the 2015 Plan was further amended and restated to account for each outstanding common stock option being adjusted such that each share of common stock underlying such option became two shares of Class A common stock and four shares of Class B common stock underlying such option, and each outstanding RSU being adjusted such that each share of common stock issuable upon settlement of such RSU became two shares of Class A common stock and four shares of Class B common stock issuable upon settlement of such RSU. Pursuant to the 2015 Plan as further amended in connection with the recapitalization, there were (i) 3,181,740 shares of Class A common stock and (ii) 5,161,644 shares of Class B common stock authorized under the 2015 Plan.

          The following is a summary of the stock option activity for all stock-based compensation plans during the year ended December 31, 2016 and the six months ended June 30, 2017:

	Common Stock	Weighted-Average Exercise Price for Equity	Weighted-Average Contractual Life (In Years)	Aggregate Intrinsic Value(2)
Outstanding, December 31, 2015	5,626,710	$0.99	7.6	$15,051
Granted	689,400	6.77
Exercised	(123,672)	0.77
Forfeited and cancelled	(493,626)	1.76

Outstanding, December 31, 2016	5,698,812	$1.63	6.9	23,893
Granted (unaudited)	—	—
Exercised (unaudited)	(175,452)	0.95
Forfeited and cancelled (unaudited)	(312,192)	1.70

Outstanding, June 30, 2017 (unaudited)	5,211,168	$1.65	6.5	51,240

Options exercisable at December 31, 2016	3,424,704	$0.56	6.0	17,360

Options vested, or expected to vest at December 31, 2016(1)	5,412,474	$1.62	7.1	22,732

Options exercisable at June 30, 2017 (unaudited)	3,679,068	$0.90	5.9	38,923

(1)
This represents the number of vested options at December 31, 2016, plus the number of unvested options expected to vest at December 31, 2016, based on the unvested options outstanding at December 31, 2016, adjusted for the estimated forfeiture rate.

(2)
The aggregate intrinsic value was calculated based on the positive difference, if any, between the estimated fair value of our common stock on December 31, 2015 and 2016 and June 30, 2017, respectively, or the date of exercise, as appropriate, and the exercise price of the underlying options.

          The Company has entered into RSU agreements with certain of its employees pursuant to the 2015 Plan. The RSUs are subject to both a service-based vesting condition and a performance-based vesting condition based on a liquidity event, defined as either a change in control or an IPO.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Stock-based Compensation (Continued)

Upon achievement of both the service-based vesting condition and the performance-based vesting condition achieved upon a liquidity event, the holder will receive two shares of the Company's Class A common stock and four shares of the Company's Class B common stock for each unit vested. Although the performance based vesting condition will be satisfied upon a liquidity event, under the terms of the awards, the settlement of such RSUs and the issuance of common stock with respect to such RSUs, will occur six months after the completion such event.

          The following is a summary of the RSU activity during the year ended December 31, 2016, and the six months ended June 30, 2017:

	Number of shares	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding, December 31, 2015	553,986	$2.05	$1,768
Granted	1,038,408	3.89	4,035
Cancelled	(12,300)	2.83	58

Outstanding, December 31, 2016	1,580,094	$3.25	8,754
Granted (unaudited)	848,634	6.26	5,309
Cancelled (unaudited)	(58,926)	4.44	261

Outstanding, June 30, 2017 (unaudited)	2,369,802	$4.29	27,205

          For the years ended December 31, 2015 and 2016, and the six months ended June 30, 2016 and 2017, total stock-based compensation expense was $1,040, $322, $148 and $150, respectively. Total stock-based compensation expense was allocated as follows:

	Year Ended December 31,		Six Months Ended June 30, (unaudited)
	2015	2016	2016	2017
Cost of revenue	$4	$18	$8	$10
Sales and marketing expense	67	163	76	73
Product, technology, and development expense	883	104	48	48
General and administrative expense	86	37	16	19

	$1,040	$322	$148	$150

          As of December 31, 2016 and June 30, 2017, there was approximately $828 and $627, respectively, of unrecognized stock-based compensation expense, related to unvested stock-based awards subject to service-based vesting conditions, which is expected to be recognized over a weighted-average period of 2.9 and 2.3 years, respectively.

          As of December 31, 2016 and June 30, 2017, there was approximately $5,129 and $10,165, respectively, of unrecognized stock-based compensation, related to unvested stock-based awards, subject to both a service-based vesting condition and a performance-based vesting condition

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Stock-based Compensation (Continued)

achieved upon a liquidity event. The weighted-average recognition period is not determinable until the time a liquidity event is considered probable of occurring.

Common Stock Reserved for Future Issuance

          At December 31, 2016, the Company had reserved the following shares of voting common stock for future issuance:

Common stock options outstanding	5,698,812
Restricted stock units outstanding	1,580,094
Shares available for issuance under the 2015 Plan	1,158,048
Preferred Stock outstanding	60,564,678

Total shares of authorized common stock reserved for future issuance	69,001,632

7. Income Taxes

          The domestic and foreign components of (loss) income before income taxes are as follows:

	Year Ended December 31,
	2015	2016
United States	$(2,540)	$8,919
Foreign	—	26

(Loss) income before income taxes	$(2,540)	$8,945

          The (benefit from) provision for income taxes contained the following components:

	Year Ended December 31,
	2015	2016
Current provision:
Federal	$(276)	$1,440
State	21	223
Foreign	—	3

	(255)	1,666

Deferred (benefit) provision:
Federal	(544)	880
State	(105)	(98)
Foreign	—	—

	(649)	782

Income tax (benefit) provision	$(904)	$2,448

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Income Taxes (Continued)

          The Company's effective tax rate for the year ended December 31, 2015 is greater than the U.S. federal statutory rate primarily due to state income taxes. The Company's effective tax rate for the year ended December 31, 2016 is lower than the U.S. federal statutory rate primarily due to research and development income tax credits, which was partially offset by state income taxes.

	Year Ended December 31,
	2015	2016
U.S. federal taxes at statutory rate	34.0%	35.0%
State taxes, net of federal benefit	3.6	4.5
Nondeductible expenses	(1.4)	2.0
Foreign rate differential	—	(0.1)
Credits	—	(15.0)
Other	(0.6)	1.0

Total	35.6%	27.4%

          The approximate income tax effect of each type of temporary difference and carryforward as of December 31, 2015 and 2016 is as follows:

	As of December 31,
	2015	2016
Deferred tax assets:
Net operating loss carryforwards	$37	$—
Credit carryforwards	—	141
Stock-based compensation	75	67
Landlord allowance on leasehold improvements	1,011	1,468
Deferred rent	685	968
Accruals and reserves	206	612

	2,014	3,256

Deferred tax liability:
Fixed assets	(1,524)	(3,548)

	(1,524)	(3,548)

Net deferred tax assets (liabilities)	$490	$(292)

          The Company uses the asset and liability method to account for income taxes in accordance with ASC 740, Income Taxes. Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at each reporting period. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the period in which these differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Income Taxes (Continued)

          The Company has not provided a valuation allowance against its net deferred tax assets at December 31, 2015 and 2016. Based upon the level of historical U.S. earnings and future projections over the period in which the net deferred tax assets are deductible, at this time, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

          As of December 31, 2016, the Company has federal and state tax credit carryforwards of approximately $68 and $112, respectively, available to reduce future tax liabilities that expire at various dates through 2036. Utilization of the tax credit carryforwards may be subject to an annual limitation due to ownership change limitations that have occurred previously or that could occur in the future, as provided by Section 382 of the Code, or Section 382, as well as similar state provisions. Ownership changes may limit the amount of tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions that increase the ownership of five percent stockholders in the stock of a corporation by more than 50 percent in the aggregate over a three-year period.

          The Company previously adopted the provision for uncertain tax positions under ASC 740, Income Taxes. The adoption did not have an impact on the Company's retained earnings balance. At December 31, 2015 and 2016, the Company had no recorded liabilities for uncertain tax positions and had no accrued interest or penalties related to uncertain tax positions.

          The Company permanently reinvests the earnings, if any, of its foreign subsidiaries and, therefore, does not provide for U.S. income taxes that could result from the distribution of those earnings to the U.S. parent. As of December 31, 2016, the amount of unrecognized deferred U.S. taxes on these earnings would be de minimis.

          The Company and its subsidiaries are subject to various U.S. federal, state, and foreign income taxes. The Company is currently open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions for the tax years ended 2013 through 2016. Currently, there are no income tax audits in process.

8. Segment and Geographic Information

          The Company has two reportable segments, United States and International. Segment information is presented in the same manner as the Company's chief operating decision maker, or CODM, reviews the Company's operating results in assessing performance and allocating resources. The CODM reviews revenue and operating income (loss) for each reportable segment as a proxy for the operating performance of the Company's United States and International operations. The Company's chief executive officer is the CODM on behalf of both reportable segments.

          The United States segment derives revenues from marketplace subscriptions, advertising services, and other revenues from customers within the United States. The International segment derives revenues from marketplace subscriptions, advertising services, and other revenues from customers outside of the United States. A majority of our operational overhead expenses, including technology and personnel costs, and other general and administrative costs associated with running our business, are incurred in the United States and not allocated to the international segment. Assets and costs discretely incurred by reportable segments, including depreciation and

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Segment and Geographic Information (Continued)

amortization, are included in the calculation of reportable segment (loss) income from operations. Segment operating income (loss) does not reflect the transfer pricing adjustments related to the Company's foreign subsidiaries, which are recorded for statutory reporting purposes. Asset information is assessed and reviewed on a global basis.

          Information regarding the Company's operations by segment and geographical area is presented below:

	Year Ended December 31,		Six Months Ended June 30,
	2015	2016	2016	2017
			(unaudited)
Segment revenue:
United States	$98,566	$195,824	$83,760	$139,560
International	22	2,317	481	3,715

Total revenue	$98,588	$198,141	$84,241	$143,275

	Year Ended December 31,		Six Months Ended June 30,
	2015	2016	2016	2017
			(unaudited)
Segment (loss) income from operations:
United States	$637	$27,461	$8,467	$24,280
International	(3,165)	(18,890)	(7,759)	(11,901)

Total (loss) income from operations	$(2,528)	$8,571	$708	$12,379

          As of December 31, 2015 and 2016, and June 30, 2017, property and equipment held outside the United States was not material.

9. Components of Other (Expense) Income, Net

          The components of other (expense) income, net, are as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2015	2016	2016	2017
			(unaudited)
Interest income	$—	$416	$170	$357
Interest expense	(12)	(26)	(13)	(12)
Foreign exchange losses	—	(16)	(4)	(128)

Other (expense) income, net	$(12)	$374	$153	$217

CarGurus, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Employee benefit plans

          The Company maintains a defined contribution savings plan covering all eligible U.S. employees under Section 401(k) of the Code. Company contributions to the plan may be made at the discretion of the executive team. During the years ended December 31, 2015 and 2016, the Company did not make any employer contributions to the plan.

11. Subsequent Events

          The Company has completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2016 through June 21, 2017, the date these financial statements were submitted to the SEC, and after the unaudited balance sheet date of June 30, 2017 through August 24, 2017, the date these financial statements were submitted to the SEC, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2016 and June 30, 2017, and events which occurred subsequently but were not recognized in the financial statements. The Company has concluded that no subsequent events have occurred that require disclosure, except as disclosed within these consolidated financial statements.

MONTHLY UNIQUE USERS[1]

Our focus on bringing transparency to the auto search process has driven tremendous user and traffic growth in a short period of time.

26M
Today
U.S.
International
2M
Dec 2011
2M
4M
6M
11M
16M
23M
Dec 2011
Dec 2012
Dec 2013
Dec 2014
Dec 2015
Dec 2016
Jun 2017

Source: Google Analytics as of June 2017

PAYING DEALERS[2]

000s

U.S.
International
6
8
10
0.1
12
0.1
15
0.3
17
0.6
19
1.0
21
1.3
23
1.7
25
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Q4 2016
Q1 2017
Q2 2017

Note: Number of paying dealers at end of period

REVENUE

$99M
$198M
$84M
$143M
2015
2016
H1 2016
H1 2017

NET (LOSS) INCOME

% Margin

($2M)
$6M
$1M
$9M
2015
(2%)
2016
3%
H1 2016
1%
H1 2017
6%

WEST VIRGINIA 57
B45 9XF
GREATEST SHOW ON EARTH
VIRGINIA
1BG Z71
GREAT FACES. GREAT PLACES.
LAND OF LINCOLN
8478 VH
JUN ILLINOIS 89
Louisiana
SOD 185
Sportsman's Paradise
SK L 53
OUTH CAROLINA
8645
TRUCK 69
D 1095 N
71 OHIO
NEW YORK
HJ-2094
EMPIRE STATE
TREASURE STATE
2-37601A
MONTANA - 10
THE FIRST STATE
30678
DELAWARE
West Virginia
NJX 705
Arkansas
ZA 697
The Natural State
ALASKA
DYR 778
COMMERCIAL 97
Y-1050
73-IND
16129A
TRAIL 3
MARYLAND
DX 626
CURRY
GLG 196
New Mexico
MISSOURI 76
VIRGINIA 1972

CarGurus®

Through and including November 5th, 2017 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.